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IMPORTANT

If you are in any doubt as to any aspect of this circular or as to the action to be taken, you should consult your stockbroker or other registered dealer in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in China Telecom Corporation Limited, you should at once hand this circular together with the accompanying form of proxy to the purchaser or other transferee or to the bank, stockbroker or other agent through whom the sale was effected for transmission to the purchaser or transferee.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

This circular is solely for the purpose of providing shareholders with certain information in connection with an extraordinary general meeting of the Company and is not an offer to sell or a solicitation of an offer to buy any securities. Any sale of the Company’s securities in the United States will be made only by means of a prospectus relating to such securities.

China Telecom Corporation Limited

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

MAJOR AND CONNECTED TRANSACTIONS

Financial Advisers to
China Telecom Corporation Limited

A letter from the Independent Board Committee of China Telecom Corporation Limited is set out on pages 37 to 38 of this circular. A letter from JPMorgan containing its advice to the Independent Board Committee is set out on pages 39 to 59 of this circular.

A notice dated April 13, 2004 convening an extraordinary general meeting of the Company to be held at Beijing Nan Yue Yuan Hotel, 186 Zheng Wang Fen, Feng Tai District, Beijing, PRC on Wednesday, June 9, 2004 at 10:00 a.m. is set out on pages 181 to 184 of this circular. Whether or not you are able to attend the meeting, you are requested to complete the enclosed form of proxy in accordance with the instructions printed thereon as soon as practicable and in any event by not later than 24 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or at any adjourned meeting should you so wish.

April 13, 2004

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DEFINITIONS

     In this circular, unless the context otherwise requires, the following expressions have the meanings:

“Acquisition”	the proposed acquisition by the Company of the entire equity interests in each of the Target Companies pursuant to the Acquisition
Agreement, as further described in this circular

“Acquisition Agreement”	the conditional sale and purchase agreement dated April 13, 2004 between the Company and China Telecommunications Corporation relating to the Acquisition

“ADSs”	American depositary shares

“Anhui Telecom”	Anhui Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“Associate”	has the meaning given to it by the Hong Kong Listing Rules

“ATM”	Asynchronous Transfer Mode

“Board”	the board of directors of the Company

“Business Day”	a day (excluding Saturdays) on which banks are generally open in Hong
Kong, New York and the PRC for the transaction of normal banking business

“Chesterton”	Chesterton Petty Limited, a chartered surveyor and independent property valuer to the Company

“China” or “PRC”	the People’s Republic of China (excluding, for the purposes of this circular, Hong Kong, Macau and Taiwan)

“China Mobile”	China Mobile Communications Corporation, a company established under the laws of the PRC

“China Netcom Group”	China Network Communications Group Corporation, a company
established under the laws of the PRC

“China Railcom”	China Railway Communication Co., Ltd., a company established under the laws of the PRC

“China Unicom”	China United Telecommunications Corporation, a company established under the laws of the PRC

“China Telecommunications
Corporation” or “Parent”	enterprise established under the laws of the PRC on May 17,
2000 and the controlling shareholder of the Company

“Chongqing Telecom”	Chongqing Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

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“CICC”	China International Capital Corporation (Hong Kong) Limited, which is licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the Securities and Futures Ordinance, being a financial adviser to the
Company in respect of the Acquisition and the Prospective Connected
Transactions

“Combined Group”	the Listed Group and the Target Group

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Company” or “we”
limited company incorporated in the PRC with limited liability on September 10,
2002, whose H Shares are listed on the Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“DDN”	Digital Data Network

“Directors”	as at the date of this circular, the directors of the Company are Zhou Deqiang as the chairman and chief executive officer, Chang Xiaobing as the president and chief operating officer, Wu Andi as the executive vice president and chief financial officer, Zhang Jiping as the executive vice president, Huang Wenlin as the executive vice president, Li Ping as the executive vice president and company secretary, Wei Leiping as the executive vice president, Cheng Xiyuan and Feng
Xiong as the executive directors, Zhang Youcai, Vincent Lo Hong Sui and Shi
Wanpeng as the independent non-executive directors

“Existing Connected	the connected transactions entered into between a member of the Listed Group
Transactions”	(other than the Target Group) and Parent Group in respect of trademark licence agreement, centralized services agreement, interconnection agreement, optic fibre leasing agreement, engineering agreements, property leasing agreements, IT service agreements, equipment procurement service agreements, community services agreements, ancillary telecommunications services agreements and special communications services agreements

“Existing Waiver”	the waiver from the strict compliance with the relevant requirements of the Hong
Kong Listing Rules granted by the Stock Exchange in its letter dated December 24,
2003 to the Company

“Extraordinary General	the extraordinary general meeting of the Company to be convened on Wednesday,
Meeting” or “EGM”	June 9, 2004, notice of which is set out at the end of this circular, or any adjournment thereof

“Financial Advisers”	CICC, Morgan Stanley and UBS being the financial advisers to the Company in respect of the Acquisition and the Prospective Connected Transactions

“Fujian Telecom”	Fujian Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

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“Gansu Telecom”	Gansu Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“GDP”	gross domestic product

“Guangdong Telecom”	Guangdong Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“Guangxi Telecom”	Guangxi Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“Guizhou Telecom”	Guizhou Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“H Share(s)”	overseas listed foreign invested shares in the Company’s issued share capital with a par value of RMB 1.00 per share which are listed on the Stock Exchange

“Hainan Telecom”	Hainan Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“Hong Kong Underwriters”	the underwriters listed in the Section headed “Underwriting” under “Hong Kong
Underwriters” of the Company’s Prospectus

“Hubei Telecom”	Hubei Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“Hunan Telecom”	Hunan Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“IFRS”	International Financial Reporting Standards promulgated by the International
Accounting Standards Board

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“Independent Board	the committee of Directors, consisting of Zhang Youcai, Vincent Lo Hong Sui and
Committee”	Shi Wanpeng, who are independent non-executive Directors, formed to advise the
Independent Shareholders in respect of the terms of the Acquisition and the terms of certain Prospective Connected Transactions

“Independent Financial	JPMorgan
Adviser”

“Independent	Shareholders other than China Telecommunications Corporation and its Associates
Shareholders”

“Jiangsu Telecom”	Jiangsu Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“Jiangxi Telecom”	Jiangxi Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“JPMorgan”	J.P. Morgan Securities (Asia Pacific) Limited, which is licensed by the Securities and
Futures Commission for Types 1, 4, 6 and 7 regulated activities under the Securities and Futures Ordinance, being the Independent Financial Adviser to the Independent
Board Committee in respect of the Acquisition and certain Prospective Connected
Transactions

“Latest Practicable Date”	April 8, 2004, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

“Listed Group” or “we”	the Company together with Shanghai Telecom, Guangdong Telecom, Jiangsu
Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom,
Guangxi Telecom, Chongqing Telecom and Sichuan Telecom and their subsidiaries from time to time. For the avoidance of doubt, references in this circular to the Listed
Group exclude the Target Group

“Listed Service Areas”	Shanghai municipality, Guangdong province, Jiangsu province, Zhejiang province,
Anhui province, Fujian province, Jiangxi province, Guangxi Zhuang autonomous region, Chongqing municipality and Sichuan province

“Listing Agreement”	the listing agreement entered into between the Company and the Stock Exchange in
November 2002

“MII”	the Ministry of Information Industry of the PRC

“MOFCOM”

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“Morgan Stanley”	Morgan Stanley Dean Witter Asia Limited, which is licensed by the Securities and
Futures Commission for Types 1, 4, 6 and 7 regulated activities under the Securities and Futures Ordinance, being a financial adviser to the Company in respect of the
Acquisition and the Prospective Connected Transactions

“NDRC”	National Development and Reform Commission of the PRC (previously known as the State Development and Planning Commission)

“New Issue”	the authorization to the Directors by an extraordinary general meeting and two class meetings to be convened pursuant to notices of extraordinary general meeting and class meetings dated March 17, 2004, to issue a maximum number of 8,317,560,515 new H Shares within a six-month period from the date of the extraordinary general meeting and the class meetings, which comprises (i) up to 7,561,418,650 new H
Shares representing approximately 10% of the current issued share capital of the
Company (the “Primary Shares”), and (ii) up to 756,141,865 new H Shares
(representing 10% of the Primary Shares to be issued and allotted) upon conversion of up to 756,141,865 existing domestic shares held by PRC state shareholders (the
“Secondary Shares”) to comply with the Provisional Measures on the Administration of the Reduction of the State Owned Shares for Raising Social Security Funds,
provided that the number of Secondary Shares actually issued and allotted shall be
10% of the Primary Shares actually offered and sold by the Company at any time and from time to time pursuant to such New Issue

“Ningxia Telecom”	Ningxia Telecom Company Limited, a company established with limited liability under the laws of the PRC and currently a wholly-owned subsidiary of the Parent which, upon successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company

“Parent Group”	China Telecommunications Corporation and its subsidiaries. Unless otherwise expressly stated or the context otherwise requires, references to “Parent Group”
exclude the Listed Group and the Target Group

“Primary Shares”	a maximum of 7,561,418,650 new H Shares to be issued and allotted pursuant to the
New Issue

“Prospective Connected	the connected transactions between the Combined Group and the Parent Group
Transactions”	described in section headed “Prospective Connected Transactions — Ongoing
Connected Transactions Between the Company and China Telecommunications
Corporation” (9.1) and the section headed “Prospective Connected Transactions —
Ongoing Connected Transactions Between Subsidiaries of the Company and
Subsidiaries of China Telecommunications Corporation” (9.2) of the “Letter from the Chairman”

“Prospectus”	the prospectus dated November 6, 2002 issued by the Company in connection with its initial public offering

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“PTA”	Posts and Telecommunications Administration

“Qinghai Telecom”	Qinghai Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“Reorganization”	the successive steps whereby China Telecommunications Corporation transferred the telecommunications operations in the Target Service Areas and related assets and liabilities to the Target Companies, as further described in the Section headed
“the Reorganization” of this circular

“RMB”	Renminbi, the lawful currency of the PRC

“Shanghai Telecom”	Shanghai Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“Shaanxi Telecom”	Shaanxi Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-
owned subsidiary of the Company

“Shareholders”	shareholders of the Company

“Secondary Shares”	a maximum of 756,141,865 new H Shares (representing 10% of the Primary Shares)
upon conversion of up to 756,141,865 existing domestic shares held by PRC state shareholders

“Sichuan Telecom”	Sichuan Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the Company

“Sponsors”	China International Capital Corporation Limited, Merrill Lynch Far East Limited
and Morgan Stanley Dean Witter Asia Limited (in alphabetical order)

“State Council”

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Target Companies”	Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan
Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom
and Xinjiang Telecom

“Target Group”	the Target Companies and their subsidiaries, from time to time

“Target Service Areas”	Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region

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“Telecommunications
Regulations”	which became effective as of September 25, 2000

“UBS”	UBS AG., deemed to be licensed by the Securities and Futures Commission for Types 1, 4, 6 and 9 regulated activities under the Securities and Futures
Ordinance, being a financial adviser to the Company in respect of the
Acquisition and the Prospective Connected Transactions

“U.S. dollars” or “US$”	United States dollars, the lawful currency of the United States of America

“VoIP”	Voice over Internet Protocol

“Xinjiang Telecom”	Xinjiang Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company

“Yunnan Telecom”	Yunnan Telecom Company Limited, a company established with limited liability under the laws of the PRC, and currently a wholly-owned subsidiary of the Parent which, upon the successful completion of the Acquisition, will become a wholly-owned subsidiary of the Company

“Zhejiang Telecom”	Zhejiang Telecom Company Limited, a company established with limited liability under the laws of the PRC and a wholly-owned subsidiary of the
Company

     For your convenience, this circular contains translations between U.S. dollars and RMB amounts at US$1 = RMB8.2769 and between U.S. dollars and HK$ amounts at US$1 = HK$7.7959, the prevailing rates on the Latest Practicable Date. The translations are not representations that the RMB or the HK$ amounts could actually be converted into U.S. dollars at such rates, or at all.

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LETTER FROM THE CHAIRMAN

China Telecom Corporation Limited
(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

Executive Directors:	Registered office:
Zhou Deqiang	31 Jinrong Street, Xicheng District
Chang Xiaobing	Beijing 100032, PRC
Wu Andi
Zhang Jiping	Place of business in Hong Kong:
Huang Wenlin	38th Floor
Li Ping	Dah Sing Financial Centre
Wei Leping	108 Gloucester Road
Cheng Xiyuan	Wanchai, Hong Kong
Feng Xiong

Independent Non-executive Directors
Zhang Youcai
Vincent Lo Hong Sui
Shi Wanpeng

April 13, 2004

To the shareholders

Dear Sir or Madam,

     MAJOR AND CONNECTED TRANSACTIONS

ACQUISITION OF TELECOMMUNICATIONS BUSINESSES
FROM CHINA TELECOMMUNICATIONS CORPORATION

1.	INTRODUCTION

On April 13, 2004, the Board announced that the Company had entered into the Acquisition Agreement, pursuant to which the Company agreed to acquire and China Telecommunications Corporation, the Company’s controlling shareholder and promoter, agreed to sell the entire equity interests in each of the Target Companies, subject to certain conditions.

The purpose of this letter is to provide you with further information relating to the Acquisition and the Prospective Connected Transactions arising as a result of the completion of the Acquisition and to seek your approval of the ordinary and special resolutions set out in the notice of the Extraordinary General Meeting on pages 181 to 184 of this circular. The recommendation of the Independent Board Committee to the Independent Shareholders is set out on pages 37 to 38 of this circular.

(A)	Consideration for the Acquisition

The Acquisition was negotiated and entered into on an arm’s length basis and on normal commercial terms.

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The total purchase price for the Acquisition payable by the Company for the entire equity interests in the Target Companies is RMB27,800 million (equivalent to approximately US$3,359 million), and consists of the payment of an initial cash consideration of RMB8,340 million (equivalent to approximately US$1,008 million) on the completion date of the Acquisition and the payment of a deferred consideration of RMB19,460 million (equivalent to approximately US$2,351 million). The Company intends to use all the net proceeds raised from the sale of the Primary Shares in the New Issue to finance the Acquisition. After full settlement of the initial cash consideration, any remaining proceeds raised will be used to prepay the deferred consideration. The net indebtedness of the Target Group as of December 31, 2003 amounted to approximately RMB40,044 million (equivalent to approximately US$4,838 million). The Board is of the view that the terms of the Acquisition are fair and reasonable, and that the Acquisition is in the best interest of the Company and its Shareholders.

(B)	Connected and Major Transactions

As of the Latest Practicable Date, China Telecommunications Corporation owned and was entitled to exercise control of 77.78% of the voting rights in respect of the issued share capital of the Company. The Acquisition itself, or aggregated with the acquisition of telecommunications businesses and assets completed on December 31, 2003, exceeds 25% but below 100% of the relevant applicable percentage ratios under Rule 14.07 of the Hong Kong Listing Rules. Accordingly, under the Hong Kong Listing Rules, the Acquisition constitutes both a connected transaction and a major transaction for the Company.

(C)	Prospective Connected Transactions

A number of transactions were entered into between (a) The Combined Group on the one hand; and (b) China Telecommunications Corporation and/or its subsidiaries/Associates (other than the Combined Group) on the other. The transactions with respect to the Target Group will constitute continuing connected transactions for the Company under the Hong Kong Listing Rules upon completion of the Acquisition. Further details of such transactions are set out from pages 18 to 34 of this circular.

(D)	Independent Shareholders’ Approval and Independent Financial Adviser

An Independent Board Committee has been established to advise the Independent Shareholders in respect of the terms of the Acquisition and the terms of certain Prospective Connected Transactions. JPMorgan has been retained as the Independent Financial Adviser to the Independent Board Committee and Independent Shareholders and a copy of its letter of advice is set out on pages 39 to 59 of this circular.

The terms of the Acquisition and the terms of certain Prospective Connected Transactions require the approval of the Independent Shareholders at the Extraordinary General Meeting at which China Telecommunications Corporation and its Associates will abstain from voting. Any vote of the Independent Shareholders at the EGM shall be taken by poll.

(E)	Financial Advisers

CICC, Morgan Stanley and UBS are the financial advisers to the Company in respect of the Acquisition and the Prospective Connected Transactions.

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2.	THE ACQUISITION

The Company has agreed, subject to certain conditions, to acquire from the Parent the entire equity interests in the Target Companies for a purchase price of RMB27,800 million (equivalent to approximately US$3,359 million). The net indebtedness of the Target Group as of December 31, 2003 amounted to approximately RMB40,044 million (equivalent to approximately US$4,838 million). Upon completion of the Acquisition, each of the Target Companies will become a wholly-owned subsidiary of the Company.

The Target Companies

Each of the Target Companies is a leading provider of wireline telecommunications services including wireline telephone, Internet and managed data and leased line services in the relevant Target Service Areas. The Target Service Areas are Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region in the PRC. As of December 31, 2003, the Target Group had a total of approximately 42.9 million access lines in service for its local telephone service. The Target Group had a 95.5% market share in the Target Service Areas in terms of the number of access lines in service as of December 31, 2003. Further information of the Target Companies is set out in Appendix I.

3.	THE CONSIDERATION

The Acquisition was negotiated and entered into on an arm’s length basis and on normal commercial terms. The purchase price of the Acquisition is RMB27,800 million (equivalent to approximately US$3,359 million), and will consist of payment of an initial cash consideration and a deferred consideration. The Company intends to use all the net proceeds raised from the sale of the Primary Shares in the New Issue to finance the Acquisition.

The purchase price of the Acquisition was determined based on various factors, including the quality of the assets being acquired, their growth prospects, earnings potential, competitive advantages in their respective markets, the prospective profit contributions by the Target Group to the Combined Group and other relevant valuation benchmarks. The purchase price for the Acquisition represents a multiple of approximately 5.8 times the Target Group’s forecast combined 2004 profit after taxation and minority interests but before extraordinary items (the “net profit”) which is unlikely to be less than RMB4,761 million (equivalent to approximately US$575 million) and includes an estimated upfront connection fee of approximately RMB1,641 million. Such forecast has been based on the principal assumptions set out in Appendix VI of this circular.

The initial cash consideration of RMB8,340 million (equivalent to approximately US$1,008 million) will be satisfied on the completion date of the Acquisition by the payment in RMB, or any other currencies which will be agreed between China Telecommunications Corporation and the Company, subject to the approvals of the relevant PRC governmental and regulatory authorities. Any payment made in currencies other than RMB will be based on the exchange rates between RMB and such currencies as published by the People’s Bank of China and prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement.

The deferred consideration of RMB19,460 million (equivalent to approximately US$2,351 million) is payable on the date which is the tenth anniversary of the completion of the Acquisition. The Company may, from time to time, prepay all or part of the deferred consideration, at any time after completion of the Acquisition until the tenth anniversary of the completion of the Acquisition, without penalty. From the date of completion of the Acquisition, the Company will pay interest to the Parent at half-yearly intervals on the

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actual amount of deferred consideration remaining outstanding. Interest will accrue daily and, for the first five years after the completion of the Acquisition, will be payable at the rate of 5.184% per year, being 10% discount to the RMB lending rate of 5.76% per year of commercial banks in the PRC in respect of loans with tenure of more than five years as published by the People’s Bank of China and prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement. Thereafter, the interest rate will be adjusted on the fifth anniversary of the completion of the Acquisition to the then RMB lending rate of a commercial bank loan of similar amount and tenure with the same discount.

The payment of the deferred consideration and the interest payments can be made in RMB, or any other currencies which may in the future be agreed between China Telecommunications Corporation and the Company, subject to the approvals of the relevant PRC governmental and regulatory authorities. Any payment made in currencies other than RMB will be based on the exchange rates between RMB and such currencies prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement.

For illustrative purpose only, assuming a maximum of 7,561,418,650 Primary Shares will be issued pursuant to the New Issue and using the closing price of HK$2.825 per H Share on the Latest Practicable Date as the issue price of each of the new H Shares, and after deducting estimated issuing costs, the offer of the Primary Shares will raise net proceeds of approximately RMB22.2 billion (equivalent to approximately US$2.7 billion). RMB8,340 million (equivalent to approximately US$1,008 million) out of the total net proceeds raised will be used to settle the initial cash consideration and the remaining approximately RMB13.9 billion (equivalent to approximately US$1.7 billion) will be used to prepay the deferred consideration. As a result, approximately RMB5.6 billion (equivalent to approximately US$0.7 billion) will remain outstanding as the deferred consideration. The Company intends to finance such deferred consideration and interest accrued by using its internal and external sources of funding.

The Board is of the view that the purchase price payable by the Company for the entire equity interests in the Target Companies and the other terms of the Acquisition, including the method of financing, are fair and reasonable. The Board is also of the opinion that the terms of the deferred consideration are more attractive to the Company than the usual terms of a commercial bank loan of a similar amount and tenure. The Board is of the view that the Acquisition is in the best interest of the Company and its Shareholders.

4.	CONDITIONS TO COMPLETION OF THE ACQUISITION

Completion of the Acquisition is conditional upon the fulfilment (to the reasonable satisfaction of the Board) of the following conditions, among others, on December 31, 2004 or such other date as the Company and China Telecommunications Corporation may agree:

(i)	the passing of ordinary resolutions by Independent Shareholders approving the terms of the Acquisition and the terms of certain Prospective Connected Transactions;

(ii)	the obtaining of all necessary approvals from the relevant governmental and regulatory authorities, including the completion of the business registration by each of the Target Companies pursuant to the Reorganization;

(iii)	the passing of special resolutions pursuant to notices of extraordinary general meeting and class meetings dated March 17, 2004, to approve the New Issue by (i) holders of H Shares at a class meeting, (ii) holders of domestic shares (other than the Parent and its Associates who will abstain from voting) at another class meeting, and (iii) the Shareholders (other than the Parent and its Associates who will abstain from voting) at an extraordinary general meeting; and

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(iv)	there having been no material adverse change to the financial conditions, business operations or prospects of the Target Companies.

If any of the above-mentioned conditions is or are not satisfied (or in the case of (iv) above, not waived by the Company) by December 31, 2004, or such other date as the Company and China Telecommunications Corporation may agree, the Acquisition Agreement will lapse.

5.	REASONS FOR AND BENEFITS OF THE ACQUISITION

The Board believes that the Acquisition represents a new and important opportunity for the Company to strengthen its market position, enhance its competitiveness, promote business development and improve financial performance, so as to benefit further from the sustained growth of the telecommunications industry in the PRC.

	(A)	Enhancement of market position and competitiveness

The Acquisition will expand the geographic coverage of the Company’s telecommunications operations. This expansion will further enhance the market position and competitiveness of the Company by improving its ability to provide long distance, managed data and other telecommunications services that require extensive geographic coverage. The Acquisition is also expected to increase the Company’s subscriber base, revenue and net profit. The Board believes that the enhanced financial position resulting from such growth in subscriber base, revenue and net profit will enable it to better address the competitive pressure and capture growth opportunities.

The table below sets out selected operating and financial data of the Target Group, the Listed Group and the Combined Group on a pro forma basis as of or for the year ended December 31, 2003(1):

	Listed Group	Target Group	Pro Forma Combined Group

Access lines in service(2) (in thousands)	118,091	42,897	160,988
Broadband subscribers(2) (in thousands)	5,630	1,601	7,231
Operating revenues (in RMB millions)	118,451	33,102	151,308	(3)
Operating profit (in RMB millions)	32,448	404	36,358	(3)

(1)	As a result of both the Target Group and the Company being under common control prior to the Acquisition, the acquisition of the Target Group will be considered as a “combination of entities under common control”. Under a combination of entities under common control, the assets and liabilities of the Target Group to be acquired by the Company will be accounted for at historical amounts in a manner similar to a pooling-of-interests (“as-if-pooling-of-interests accounting”). In as-if-pooling-of-interests accounting, the consolidated financial statements of the Company for periods prior to the combination will be restated to include the assets and liabilities and results of operations of the Target Group for those periods on a combined basis. The purchase price in respect of the acquisition of the Target Group will be treated as an equity transaction at the completion date of the Acquisition.

(2)	As of December 31, 2003.

(3)	For further details of the Combined Group’s pro forma financial information, please refer to Appendix V — Financial Information of the Combined Group.

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(B)	Improvement of growth prospects

The Board believes that the Acquisition will improve the growth potential for its telecommunications business. The total population in the Company’s Listed Service Areas was 528.2 million at the end of 2003 (representing approximately 40.9% of the total population in China at the end of 2003), while the total population in the service areas of the Combined Group, on a pro forma basis, would be 838.8 million at the end of 2003 (representing approximately 64.9% of the total population in China at the end of 2003). In addition, the Target Service Areas, with sustained GDP growth and telephone penetration rate of 14.5%, which is lower than the average telephone penetration rate in China, present significant growth potential for telecommunications services.

	Listed Group	Target Group	Pro Forma Combined Group

Total population(1)(2) (in millions)	528.2	310.6	838.8
Penetration rate(3)	22.8%	14.5%	19.7%
Access lines in service growth(4)	22.0%	18.3%	21.0%
Broadband subscriber growth(4)	200.4%	198.2%	199.9%

(1)	As of end of 2003.

(2)	Source:	Data in respect of the total population in the Company’s Listed Service Areas and the Target Service Areas is estimated by the Company assuming that the growth rate of the population in the Company’s Listed Service Areas and the Target Service Areas in 2003 was the same as that in 2002.

(3)	Determined by dividing the number of wireline access lines in service by the total population in the respective service areas.

(4)	For the year 2003.

(C)	Realization of operating synergy and improvement in operating efficiency

The Board believes that the Acquisition represents an important opportunity to create shareholders’ value through transferring the Company’s management practices to the Target Group. Significant improvement in operating efficiency and cost savings were achieved at Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom, which were acquired by the Company in 2003 and which implemented the management practices of the Company. The Company intends to implement within the Target Group the business process re-engineering initiatives it has successfully implemented in the Listed Group. Cost savings can also be achieved through centralized investment planning, procurement and financial management. Establishment of a more effective corporate governance system is another focus of the post-Acquisition management reform efforts. In addition, the Acquisition is expected to result in cost savings through reduction of interconnection settlement between the Combined Group and the Parent Group.

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6.	THE REORGANIZATION

In preparation for the Acquisition, Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom were all incorporated in March 2004, each as a wholly-owned subsidiary of China Telecommunications Corporation. China Telecommunications Corporation’s telecommunications operations in the Target Service Areas, together with related assets and liabilities were transferred to these Target Companies, subject to the completion of the change of business registration pursuant to the Reorganization. The assets, liabilities and operations of the Target Group have been segregated and separately managed since December 31, 2003. As part of the Reorganization, the Parent has undertaken to indemnify the Target Companies for any loss or damages suffered by the Target Companies as a result of, or related to, the Reorganization and/or in connection with events preceding the Reorganization.

Set out below are the corporate structures of the Company and its principal subsidiaries prior to and immediately following the Acquisition.

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Corporate structure immediately before the Acquisition(1)

(1)	On December 31, 2003, the Company completed its restructuring of China Telecom Group Yellow Pages Information Company Ltd. which is not shown in the above diagram. Such restructuring involved the acquisition of a yellow pages directory company from the Parent on normal commercial terms and on an arm’s length basis, which constituted a connected transaction under the Hong Kong Listing Rules which were in force immediately prior to March 31, 2004. The aggregate consideration of such transaction was below the de minimis provision under Rule 14.25(5) of the then Hong Kong Listing Rules, and therefore the transaction was exempt from the reporting, announcement and independent shareholders’ approval requirements.

(2)	As part of the reform plan of rural telecommunications services launched by the PRC government, China Telecommunications Corporation has agreed to transfer 977,004,913 shares of the Company (representing 1.29% of the Company’s outstanding shares as at the Latest Practicable Date) to Fujian Electronic Information (Group) Co., Ltd. upon satisfaction of a number of conditions precedent. Such transfer will not be made prior to September 10, 2005.

(3)	The percentages may not add up to 100% due to rounding discrepancies.

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Corporate structure immediately following completion of the Acquisition

(1)	Assuming 8,317,560,515 new H shares will be issued and allotted pursuant to the New Issue.

(2)	Denotes the Target Companies to be acquired pursuant to the Acquisition.

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Further information of the Target Companies is set out in Appendix I.

Summary of financial data

     The following table sets out certain historical financial data relating to the Target Group extracted from the audited financial information of the Target Group as set out in Appendix III to this circular:

Income Statement Data

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Operating revenues	29,584	31,342	33,102
Depreciation and amortization	(11,602)	(12,805)	(13,676)
Network operations and support	(14,469)	(13,987)	(12,235)
Selling, general and administrative	(4,928)	(5,124)	(6,507)
Other operating expenses	(487)	(315)	(280)

Operating (loss)/profit	(1,902)	(889)	404
Deficit on revaluation of property, plant
and equipment(1)	—	—	(14,832)
Net finance costs	(1,352)	(1,927)	(1,792)
Investment loss	(40)	(13)	(49)
Share of profit from associates	—	1	1
Taxation	1,660	1,274	5,464

Net loss	(1,634)	(1,554)	(10,804)

Balance Sheet Data

	As of December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Cash and cash equivalents	7,577	4,058	2,602
Property, plant and equipment, net(1)	90,993	90,480	74,685
Total assets(1)	124,346	120,090	98,337
Owner’s equity(1)	34,316	34,177	19,522

Other Financial Data

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Net cash from operating activities	10,435	10,199	11,508
Net cash used in investing activities	(19,229)	(15,518)	(16,313)
Net cash from financing activities	9,570	1,800	3,349

(1)	Includes the effect of the revaluation of property, plant and equipment as of December 31, 2003. See Section V Note 3 to the audited financial information of the Target Group included in Appendix III to this circular.

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7.	PROSPECTIVE FINANCIAL INFORMATION

The Target Group has prepared certain prospective financial information for the year ending December 31, 2004 in compliance with Rule 14A.56(8) and Rule 14.62 of the Hong Kong Listing Rules. For further details, please see Appendix VI. Neither the Target Group nor the Company intends to update this information during the year or to update such information in future years, although the Directors are aware of the requirements of Rule 13.09 notes 9 and 10 of the Hong Kong Listing Rules. This information is necessarily based upon a number of assumptions (see Appendix VI) that, while presented with numerical specificity and considered reasonable by the Target Group, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company or the Target Group, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that these results will be realized. The prospective financial information presented below may vary from actual results, and these variations may be material.

The Company and the Target Group believe that, on the bases and the assumptions discussed in Appendix VI and in the absence of unforeseen circumstances, the Target Group’s forecast combined profit after taxation and minority interests but before extraordinary items for the year ending December 31, 2004 under IFRS is unlikely to be less than RMB4,761 million (equivalent to approximately US$575 million) which includes an estimated upfront connection fee of approximately RMB1,641 million. Such forecast has been based on the principal assumptions set out in Appendix VI to this circular. The texts of the letters from KPMG and Financial Advisers in respect of the profit forecast are set out in Appendix VI to this circular.

8.	RELATIONSHIP WITH CHINA TELECOMMUNICATIONS CORPORATION

As of the Latest Practicable Date, China Telecommunications Corporation directly owned 77.78% of the Company’s issued share capital. China Telecommunications Corporation is a leading provider of wireline telecommunications services including wireline telephone, Internet and managed data and leased line services outside the Listed Service Areas, but including the Target Service Areas within China prior to the completion of the Acquisition. In connection with the initial public offering of the Company in November 2002, China Telecommunications Corporation has, by a letter of undertakings that is legally binding indefinitely, undertaken that it will support the Company’s existing operations and future development, including that the Company will be treated equally with any other operators of wireline telephone, Internet and managed data, leased line or other related telecommunications services that are controlled by China Telecommunications Corporation and the Company will have the option to provide additional telecommunications services in the service regions that fall within China Telecommunications Corporation’s scope of business.

9.	PROSPECTIVE CONNECTED TRANSACTIONS

Certain transactions entered into between the Combined Group and the Parent Group will constitute Prospective Connected Transactions. Specific agreements to be entered into in respect of each of the Prospective Connected Transactions are described in this section.

The Prospective Connected Transactions set out in this section which relate to the operations of the Target Group are identical in nature and in substance to the corresponding Existing Connected Transactions. The pricing standards and principal terms of the Prospective Connected Transactions are also identical to those of the Existing Connected Transactions.

The Listed Group and the Target Group have included certain historical amounts as set out in this circular in respect of the Prospective Connected Transactions that occurred for the year ended December 31, 2003. These historical amounts are based on the Listed Group’s and the Target Group’s respective audited

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financial statements. The Target Group’s audited financial statements for periods prior to December 31, 2003 were prepared to include the operating results related to certain assets that were retained by the Parent Group in connection with the Reorganization and reflect transactions under old pricing mechanisms that were in place before the Reorganization. Accordingly, the historical amounts in respect of the Target Group for the year ended December 31, 2003 should not be read as an indication of future transaction amounts. New arrangements in relation to the Prospective Connected Transactions, including new pricing mechanisms, as set out in the relevant connected transaction framework agreements took effect from January 1, 2004.

9.1	Ongoing Connected Transactions Between the Company and China Telecommunications Corporation

The Company entered into various agreements with China Telecommunications Corporation relating to the mutual provision of ongoing telecommunications and other services.

Since the commercial terms and conditions of certain Prospective Connected Transactions are identical to the commercial terms and conditions of the corresponding Existing Connected Transactions, we will not be setting out in this circular the commercial background, reasons and terms for such transactions which were set out in the Company’s Prospectus.

The mutual provision of ongoing telecommunications and other services between the Company and China Telecommunications Corporation constitute continuing connected transactions within the meaning of the Hong Kong Listing Rules. Such agreements include the following:

	(A)	Supplemental Trademark Licence Agreement

On September 10, 2002, the Company and China Telecommunications Corporation entered into a trademark licence agreement to grant to the Company the right to use certain trademarks owned by the Parent on a royalty-free basis, further amended by a supplemental agreement dated October 26, 2003.

On April 13, 2004, the Company and China Telecommunications Corporation entered into a supplemental trademark licence agreement (the “Supplemental Trademark Licence Agreement”) to extend the scope of the licensees to include the Target Companies and to amend the list of trademarks as set out in the trademark licence agreement. Following the terms of the original agreement, the Parent grants to the Combined Group the right to use such trademarks on a royalty-free basis. The Supplemental Trademark Licence Agreement further extends the term of the licence from December 31, 2005 to December 31, 2006, after which the license will be automatically renewed for further periods of three years unless the Company provides three months’ written notification to China Telecommunications Corporation of its intention not to renew the agreement at the expiration of its current term.

	(B)	Supplemental Agreement Relating to Centralized Services, Interconnection, Optic Fibers Leasing and Non-competition Agreement

The Company and China Telecommunications Corporation entered into a supplemental agreement in relation to centralized services, interconnection, optic fibers leasing and non-competition agreements on April 13, 2004 (the “Supplemental Connected Transactions Agreement”) to amend the term of each of the original centralized services agreement, interconnection agreement, optic fibers leasing agreement and non-competition agreement, all entered into by the same parties on September 10, 2002, further amended by a supplemental

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agreement dated October 26, 2003. The optic fibers leasing agreement and the non-competition agreement are continuing connected transactions on normal commercial terms, of which their respective aggregate annual value is de minimis under Rule 14A.33(3) of the Hong Kong Listing Rules and therefore each of the optic fibers leasing agreement and the non-competition agreement is exempt from the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.

Centralized Services

The Supplemental Connected Transactions Agreement amends the term of the centralized services agreement to one year ending on December 31, 2004. Such agreement will be renewed for further periods of one year unless the Company provides three months’ written notification to the Parent of its intention not to renew the agreement. Apart from the amendments described above, the other commercial terms and conditions set out in the original centralized services agreement remain unchanged.

The aggregate costs incurred by the Company and China Telecommunications Corporation for the provision of management services relating to the operation of the business support centre and the network management centre, the costs of headquarters and certain network support premises and related facilities (including labor costs, depreciation of equipment and premises, daily expenses, costs relating to maintenance and research) and certain large enterprise customers of the headquarters of China Telecommunications Corporation, will be apportioned pro rata between the Company and China Telecommunications Corporation according to the revenues generated by each party. In relation to the use of the international telecommunications facilities, the Company and China Telecommunications Corporation have agreed to apportion the costs associated with operating such assets pro rata according to the aggregate volume of the inbound international calls terminated by, and outbound international calls originating from, the Company and the Parent Group, respectively.

For illustrative purpose only, for the year ended December 31, 2003, the Target Group’s allocated costs of corporate services similar to centralized services in nature was RMB207 million.

For the year ended December 31, 2003, Shanghai Telecom, Guangdong Telecom, Zhejiang Telecom and Jiangsu Telecom’s costs in respect of the centralized services set out above was RMB369 million.

Interconnection

The Supplemental Connected Transactions Agreement amends the term of the original interconnection agreement from December 31, 2005 to December 31, 2006. The interconnection agreement will be renewed for further periods of three years unless the Company provides three months’ written notification to the Parent of its intention not to renew the agreement. The original interconnection agreement doesbsp not provide for early termination or non-renewal by the Parent. Furthermore, under Article 17 of the Telecommunications Regulations, a telecommunications operator cannot refuse to enter into interconnection arrangements with another operator if requested. Apart from the amendment described above, the other commercial terms and conditions of the original interconnection agreement remain unchanged.

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Pursuant to the interconnection agreement, the telephone operator terminating a telephone call made to its local access network shall be entitled to receive from the operator from which the telephone call originated a fee prescribed by the MII from time to time, which is currently RMB0.06 per minute. The formula for settlement is based on the net volume of telephone calls originating from the Combined Group to the Parent Group or originating from the Parent Group to the Combined Group multiplied by the MII prescribed settlement fee.

Prior to the completion of the Acquisition, no such interconnection settlement arrangement was in effect between the Parent Group and the Target Group, or between the Listed Group and the Target Group. After the completion of the Acquisition, such interconnection arrangement will be in effect between the Parent Group and the Combined Group.

For the year ended December 31, 2003, the net settlement payment made by the Listed Group to the Parent pursuant to the original interconnection agreement was RMB432 million.

(C)	Comprehensive Services Framework Agreement

On April 13, 2004, the Company and China Telecommunications Corporation entered into a comprehensive services framework agreement to govern the terms and conditions of the transactions between them on two levels, namely (i) between the Combined Group and certain Associates held by the Parent as long-term investments and (ii) between the Combined Group and Provincial Subsisting Companies (as defined below) of other provinces (the “Comprehensive Services Framework Agreement”). These transactions include the procurement of telecommunications equipment such as optic fibers, network designs, software upgrade, system integration, manufacture of calling cards and so on (the “Comprehensive Services”). Such agreement will expire on December 31, 2004 but will be renewed for further periods of one year unless terminated by either party with at least three months’ written notification to the other party.

The Comprehensive Services Framework Agreement stipulates that the above Comprehensive Services be provided at:

	(1)	the government-prescribed prices;

	(2)	where there are no government-prescribed prices but where there are government-guided prices, the government-guided prices apply;

	(3)	where there are neither government-prescribed prices nor government-guided prices, the market prices apply. The market price is defined as the price at which the same type of services are provided by independent third parties in the ordinary course of business; or

	(4)	where none of the above is applicable, the prices are to be agreed between the relevant parties for the provision of the above services, which shall be the reasonable costs incurred in providing the same plus a reasonable profit margin (for this purpose, “reasonable costs” means such costs as confirmed by both parties after negotiations).

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The Combined Group believes that the services provided by the Associates of the Parent and/or Provincial Subsisting Companies (as defined below) of other provinces under the Comprehensive Services Framework Agreement will be on normal commercial terms which are no less favorable than those provided by independent third parties.

In the past, the provision of the comprehensive services by the Associates of the Parent and/or the Provincial Subsisting Companies (as defined below) of other provinces to the Listed Group fell within the de minimis provision of the Hong Kong Listing Rules and therefore was not subject to disclosure.

9.2		Ongoing Connected Transactions Between Subsidiaries of the Company and Subsidiaries of China Telecommunications Corporation

After the Reorganization, certain ancillary, and mostly non-telecommunications related businesses and assets of the Parent Group within the Target Service Areas, continue to be operated or held by certain subsidiaries of the Parent (the “Provincial Subsisting Companies”). Any transactions between the Target Companies and the corresponding Provincial Subsisting Companies would constitute continuing connected transactions under the Hong Kong Listing Rules upon completion of the Acquisition.

Since the commercial terms and conditions of certain Prospective Connected Transactions are identical to the commercial terms and conditions of the corresponding Existing Connected Transactions, we will not be setting out in this circular the commercial background, reasons and terms for such transactions which were set out in the Company’s Prospectus.

	(A)	Engineering Agreements

The Combined Group and the corresponding Provincial Subsisting Companies have entered into engineering framework agreements (the “Engineering Framework Agreements”) to govern the arrangements with respect to certain engineering related services. Each Engineering Framework Agreement will expire on December 31, 2006, but will be renewed for further periods of three years unless any member of the Combined Group provides three months’ written notification to the relevant Provincial Subsisting Company of its intention not to renew the agreement.

The charges payable for engineering related services rendered under the Engineering Framework Agreements shall be determined by reference to market rates as reflected by prices obtained through a tender process. The Combined Group does not accord any priority to any of the corresponding Provincial Subsisting Companies to provide such services, and the tender may be awarded to an independent third party. However, if the terms of an offer from a corresponding Provincial Subsisting Company are at least as favorable as those offered by another tenderer, the relevant member of the Combined Group may award the tender to the relevant Provincial Subsisting Company.

For the year ended December 31, 2003, the Target Group’s expenditure for engineering services made available by the corresponding Provincial Subsisting Companies to the Target Group was RMB2,453 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of engineering related services similar to those proposed in the Engineering Framework Agreements which form part of the Existing Connected Transactions.

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For the year ended December 31, 2003, the Listed Group’s expenditure for corresponding engineering services pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB5,280 million.

(B)	Property Leasing Agreements

Mutual leasing of properties

     Pursuant to various property leasing framework agreements between the Combined Group and the corresponding Provincial Subsisting Companies (the “Property Leasing Framework Agreements”), the Target Group has leased from the corresponding Provincial Subsisting Companies a total of 1,344 properties covering an aggregate gross floor area of approximately 890,637 square metres for use as its business premises, offices, equipment storage facilities and sites for network equipment. These properties are located within the Target Service Areas. Pursuant to the Property Leasing Framework Agreements and as part of the Reorganization, the Target Companies have also leased certain properties covering an aggregate gross floor area of approximately 36,777 square metres to the corresponding Provincial Subsisting Companies.

     Each Property Leasing Framework Agreement will expire on December 31, 2004, but will be renewed for further periods of one year unless any member of the Combined Group provides three months’ written notification to the relevant Provincial Subsisting Company of its intention not to renew the agreement.

     The rental charge in respect of each property is based on market rates, with reference to amounts stipulated by local price bureaus, taking into consideration the specific needs of the telecommunications industry when leasing properties. Rental charges are payable monthly in arrears and subject to review every year.

     Pursuant to the Reorganization, the properties occupied by the Target Group with defective titles were retained by the corresponding Provincial Subsisting Companies, and such properties are now leased by the Target Group from the corresponding Provincial Subsisting Companies. Therefore, the scope of properties leased by the Target Group has been broadened, and no comparable historical figures are available.

     Chesterton, an independent appraiser appointed by the Company for the purpose of the Acquisition, has reviewed the Property Leasing Framework Agreements and has confirmed that the rental charges payable under the Property Leasing Framework Agreements are fair and reasonable and are in the interest of the Target Group, and do not exceed the then-current market rates in respect of both properties leased to and from the Target Group.

     Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of mutual leasing of properties, which form part of the Existing Connected Transactions. The terms of these arrangements are identical with the terms of the proposed Property Leasing Framework Agreements. For the year ended December 31, 2003, the Listed Group’s expenditure on property lease pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom,

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Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB290 million. For the same period, the Provincial Subsisting Companies’ expenditure on property lease pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB16 million.

Sub-Leasing of Third Party Properties

The corresponding Provincial Subsisting Companies have sub-let to the Combined Group certain properties owned by and leased from independent third parties for use as offices, retail outlets, spare parts storage facilities and sites for network equipment (the “Third Party Properties”). In order to formalize the terms and conditions of such arrangement, the Combined Group and the corresponding Provincial Subsisting Companies have entered into sub-leasing agreements (the “Third Party Properties Sub-leasing Agreements”) which will expire on December 31, 2004, but will be renewed for further periods of one year unless a relevant member of the Combined Group provides three months’ written notification to the relevant Provincial Subsisting Company of its intention not to renew its agreement.

The amounts payable by the Combined Group to the corresponding Provincial Subsisting Companies under the Third Party Properties Sub-leasing Agreements are the same as the amounts payable by the corresponding Provincial Subsisting Companies to the relevant third parties. The rental charges for the Third Party Properties are based on market rates negotiated between the corresponding Provincial Subsisting Companies and the relevant third parties on an arm’s length basis.

Prior to the Reorganization, no such sub-leasing arrangement was in effect between the corresponding Provincial Subsisting Companies and the Target Group.

Chesterton, an independent appraiser appointed by the Company for the purpose of the Acquisition, has confirmed that the rental charges payable for each of the Third Party Properties under the Third Party Properties Sub-leasing Agreements are fair and reasonable and are in the interest of the Target Group, and do not exceed the then-current market rates.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of sub-leasing of third party properties, which form part of the Existing Connected Transactions. The terms of these arrangements are identical with the terms of the proposed Third Party Properties Sub-leasing Agreements. For the year ended December 31, 2003, the Listed Group’s expenditure on properties sub-leasing pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB247 million.

(C)	IT Services Agreements

The Combined Group has entered into framework agreements with the corresponding Provincial Subsisting Company in each of the Listed Service Areas and Target Service Areas pursuant to which the corresponding Provincial Subsisting Company has agreed to provide to the

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relevant member of the Combined Group with certain information technology services such as office automation and software adjustment (the “IT Services Framework Agreements”). The agreements will expire on December 31, 2004, but will be renewed for further periods of one year unless any member of the Combined Group provides three months’ written notification to the relevant Provincial Subsisting Company of its intention not to renew its agreement.

The corresponding Provincial Subsisting Companies have the right to participate in the bidding for the right to provide the Combined Group with IT services. The charges payable for such IT services under the IT Services Framework Agreements shall be determined by reference to market rates as reflected by prices obtained through the tender process. The Combined Group does not accord any priority to the corresponding Provincial Subsisting Companies to provide such services, and the tender may be awarded to an independent third party. However, if the terms of an offer from a corresponding Provincial Subsisting Company are at least as favorable as those offered by another tenderer, the relevant member of the Combined Group may award the tender to the relevant Provincial Subsisting Company.

For the year ended December 31, 2003, the Target Group’s expenditure on the IT services provided by the corresponding Provincial Subsisting Companies to the Target Group was RMB136 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of IT services similar to those proposed in the IT Services Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group’s expenditure on the IT services provided pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB130 million.

(D)	Equipment Procurement Services Agreements

Pursuant to the equipment procurement framework agreements entered into between the Combined Group and the corresponding Provincial Subsisting Company in each of the Listed Service Areas and Target Service Areas (the “Equipment Procurement Framework Agreements”), each of the corresponding Provincial Subsisting Companies has agreed to provide comprehensive procurement services, including the management of tenders, verification of technical specifications and installation services.

Pursuant to the Equipment Procurement Framework Agreements between the Combined Group and the corresponding Provincial Subsisting Companies, the Combined Group may request that the corresponding Provincial Subsisting Companies act as their agents in procuring foreign and domestic telecommunications equipment and other domestic non-telecommunications materials. Each Equipment Procurement Framework Agreement will expire on December 31, 2004, but will be renewed for further periods of one year unless any member of the Combined Group provides three months’ written notification to the relevant Provincial Subsisting Company of its intention not to renew the agreement. The Combined Group may give priority to the corresponding Provincial Subsisting Companies if the terms and conditions of the services provided by them are at least as favorable as those offered by independent third parties.

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Commission charges for these services are calculated at the maximum rate of:

(1) 1% of the contract value, in the case of imported telecommunications equipment; or

(2) up to a maximum of 3% of the contract value, in the case of domestic telecommunications equipment and other domestic non-telecommunications materials.

The Combined Group believes that the above charges are the same as market rates or those rates which it would be required to pay had it appointed an independent third party to provide the same procurement services.

Prior to the Reorganization, certain of the Target Group’s equipment was first purchased from suppliers by the Parent Group and then resold to the Target Group. Under those circumstances, the Parent Group acted primarily as a principal rather than as an agent earning commissions and therefore no historical figures of a comparable nature are available.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of equipment procurement services similar to those proposed in the Equipment Procurement Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group’s expenditure for corresponding equipment procurement pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB213 million.

(E)	Community Services Agreements

The Parent Group, through the corresponding Provincial Subsisting Companies, provides certain cultural, educational, property management, vehicles services, health and medical services, hotel and conference services, community and sanitary services to the Combined Group. The arrangements are set out in the community services framework agreements between the Combined Group and the corresponding Provincial Subsisting Companies in each of the Listed Service Areas and Target Service Areas (the “Community Services Framework Agreements”) which will expire on December 31, 2006, but will be renewed for further periods of three years unless terminated by either party with at least three months’ written notification to the other party. However, if the Combined Group cannot, without incurring significant cost and expense, obtain these services from a third party after such termination, the corresponding Provincial Subsisting Companies cannot terminate the provision of such services.

The Community Services Framework Agreements stipulate that the above community services be provided at:

(1) the government-prescribed prices;

(2) where there are no government-prescribed prices but where there are government-guided prices, the government-guided prices apply;

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(3) where there are neither government-prescribed prices nor government-guided prices, the market prices apply. The market price is defined as the price at which the same type of services are provided by independent third parties in the ordinary course of business; or

(4) where none of the above is applicable, the prices are to be agreed between the relevant parties for the provision of the above services, which shall be the reasonable costs incurred in providing the same plus a reasonable profit margin (for this purpose, “reasonable costs” means such costs as confirmed by both parties after negotiations).

The Combined Group believes that the services provided by the corresponding Provincial Subsisting Companies under the Community Services Framework Agreements will be on normal commercial terms which are no less favorable than those provided by independent third parties.

For the year ended December 31, 2003, the Target Group’s expenditure on community services provided by the corresponding Provincial Subsisting Companies to the Target Group was RMB713 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of community services similar to those proposed in the Community Services Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group’s expenditure on corresponding community services pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB1,850 million.

(F)	Ancillary Telecommunications Services Agreements

Following the Reorganization, the corresponding Provincial Subsisting Companies have agreed to provide certain repair and maintenance services to the Combined Group, such as the repair of certain telecommunications equipment, the maintenance of fire prevention equipment and telephone booths and other customers’ services (the “Ancillary Telecommunications Services”) on a non-exclusive basis.

Under the framework agreements between the Combined Group and the corresponding Provincial Subsisting Company in each of the service areas for the provision of Ancillary Telecommunications Services (the “Ancillary Telecommunications Services Framework Agreements”), the corresponding Provincial Subsisting Companies have agreed to provide Ancillary Telecommunications Services to the Combined Group. Such agreements will expire on December 31, 2006, but will be renewed for further periods of three years unless either party notifies the other at least three months prior to the expiration of the term in writing of its intention to terminate the relevant agreement. However, if the Combined Group cannot, without incurring significant cost and expense, obtains these services from a third party, the corresponding Provincial Subsisting Companies cannot terminate the provision of such services.

The Ancillary Telecommunications Services under the Ancillary Telecommunications Services Framework Agreements are provided in accordance with the same pricing policy as that of the Community Services Framework Agreements.

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For the year ended December 31, 2003, the Target Group’s expenditure on Ancillary Telecommunications Services provided by the corresponding Provincial Subsisting Companies to the Target Group was RMB325 million.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of ancillary telecommunications services similar to those proposed in the Ancillary Telecommunications Services Framework Agreements which form part of the Existing Connected Transactions. For the year ended December 31, 2003, the Listed Group’s expenditure on corresponding Ancillary Telecommunications Services pursuant to the Existing Connected Transaction between the relevant Provincial Subsisting Companies and each of Shanghai Telecom, Guangdong Telecom, Jiangsu Telecom, Zhejiang Telecom, Anhui Telecom, Fujian Telecom, Jiangxi Telecom, Guangxi Telecom, Chongqing Telecom and Sichuan Telecom was RMB986 million.

10.	COMPLIANCE WITH THE HONG KONG LISTING RULES

Following completion of the Acquisition, the Combined Group will continue to enter into transactions described in section 9 above. Such transactions would constitute connected transactions for the Company under the Hong Kong Listing Rules for so long as members of the Parent Group remain as connected persons within the meaning of the Hong Kong Listing Rules.

The Independent Board Committee is of the opinion that the terms of the Prospective Connected Transactions described in section 9 of this circular have been entered into, and will be carried out, in the ordinary and usual course of business of the Combined Group and on normal commercial terms which are fair and reasonable so far as the interests of the Independent Shareholders of the Company are concerned.

	10.1	Continuing connected transactions exempt from the Independent Shareholders’ approval requirements

Pursuant to the Hong Kong Listing Rules, each of the percentage ratios (other than the profits ratio) of the Supplemental Connected Transactions Agreement (excluding the Interconnection) (9.1(B)), the Comprehensive Services Framework Agreement (9.1(C)), Property Leasing Agreements (9.2(B)), IT Services Agreements (9.2(C)), Equipment Procurement Services Agreements (9.2(D)) described in section 9 above is on an annual basis less than 2.5% and therefore falls under Rule 14A.34 and is only subject to the reporting and announcement requirements set out in Rules 14A.45 to 14A.47 and is exempt from the Independent Shareholders’ approval requirements. The Company undertakes to comply with the rules in relation to annual review of continuing connected transactions set out in Rule 14A.37 to Rule 14A.41 of the Hong Kong Listing Rules. The Company specifically undertakes upon any variation or renewal of the above relevant agreements, the Company will comply in full with all applicable requirements set out in Chapter 14A of the Hong Kong Listing Rules.

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     Set out below are the aggregate annual values for the year ending December 31, 2004 and basis of determining such aggregate annual values of the following categories of connected transactions for the Combined Group:

Transactions	Annual values

Centralized services agreement (9.1(B))	RMB1,200 million
Comprehensive services agreements (9.1(C))	RMB1,600 million
Mutual property leasing agreements (9.2(B))	RMB500 million
Property sub-leasing agreements (9.2(B))	RMB200 million
IT Services agreements (9.2(C))	RMB300 million
Equipment procurement services agreements (9.2(D))	RMB450 million

The transactions	Historical amounts	Annual value	Basis of determination of the annual value

Centralized services	There is no comparable historical figure available. The disclosed figure of RMB576 million incurred in 2003 was only in respect of 14 provincial companies, namely, Shanghai Telecom, Guangdong Telecom, Zhejiang Telecom, Jiangsu Telecom and the Target Group.	RMB1,200 million	The costs of centralized services are apportioned pro rata between the Company and China Telecommunications Corporation according to the revenues generated by each party. Historically, the Company’s revenues is almost the same as the Parent and therefore the costs of centralized services were apportioned approximately in half. Following the completion of (i) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003 and (ii) the Acquisition, the Listed Group will consist of 20 provincial companies, out of a total of approximately 22 provincial companies, of which the revenues to be generated will be substantially larger than the Parent. Going forward, the Company will be responsible for almost 100% of the costs of the centralized services based on its proportional revenue. The increase is also due to the increase in the costs of human resources, research and development and advertising in response to the continued business growth and intensive market competition.

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The transactions	Historical amounts	Annual value	Basis of determination of the annual value

Comprehensive services	De minimis (i.e. below 0.03% of the net asset value of the Company as of December 31, 2003) for Shanghai Telecom, Guangdong Telecom, Zhejiang Telecom and Jiangsu Telecom under 14.24(5) of the Hong Kong Listing Rules in effect immediately prior to March 31, 2004.	RMB1,600 million	Historically, there were very few transactions in this nature mainly because the then Listed Group consisted of the four most technologically advanced provinces, namely, Shanghai, Guangdong, Zhejiang and Jiangsu. These transactions are expected to increase significantly due to the fact that the Listed Service Areas will be expanded from four provinces to 20 provinces in 2004 after (i) the acquisition of telecommunications businesses in six less-developed provincial companies and assets from the Parent completed in December 2003 and (ii) the completion of the Acquisition.

A joint venture company has been set up by China Telecommunications Corporation and another telecommunications operator in 2003 (a connected person of the Company within the meaning of the Hong Kong Listing Rules) and such joint venture company is expected to provide substantial system integration services and sourcing of equipment to the Combined Group in 2004.

Mutual property leasing	RMB306 million (incomeaggregated with expenses) for the Listed Group in 2003.	RMB500 million (income aggregated with expenses)	The increase in the aggregate annual valueis due to (i) sizable geographic area covered by the Target Group’s network in the Target Service Areas and (ii) further business expansion of the Listed Group.

For illustrative purpose only, the six provincial companies acquired in December 2003 have leased from their corresponding Provincial Subsisting Companies a total of 673 properties covering an aggregate gross floor area of approximately 176,468 sq.m., whilst the Target Group will lease from its corresponding Provincial Companies a total of 1,344 properties covering an aggregate gross floor area of approximately 890,637 sq.m..

Property sub-leasing	RMB247 million for the Listed Group in 2003.	RMB200 million	The Company expects the volume of such connected transaction will decrease as a result of a gradually increasing amount of leases to be entered into between the Listed Group and independent third parties directly.

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The transactions	Historical amounts	Annual value	Basis of determination of the annual value

IT services	RMB266 million for the Combined Group in 2003.	RMB300 million	In 2003, the Company formulated an IT Strategic Plan,setting up the goal for “unified network platform”, “unified data structure”, and “unified application and integration platform”, and the goal for the organizational structure to be “professionalised IT divisions”, “IT budgets” and “IT control processes”, thereby establishing a new generation of integrated IT system known as CTG-MBOSS. The Company expects further investments in this area to upgrade the IT system.

Equipment procurement services	RMB213 million for the Listed Group in 2003.	RMB450 million	The increase in the aggregate annual value is due to (i) theParent Group beginning to act as an agent rather than theprincipal and therefore earning commission for the provisionof equipment procurement services to the newly acquired sixprovincial companies and the Target Group and (ii) theupward revision of the commission for domestic equipmentprocurement to a maximum of 3% to reflect the market price.

10.2     Non-exempt continuing connected transactions

     Each of the interconnection agreement, engineering agreements, community services agreements and ancillary telecommunications services agreements described in sections 9.1(B), 9.2(A), 9.2(E) and 9.2(F) respectively are non-exempt continuing connected transactions under Rule 14A.35 of the Hong Kong Listing Rules. These transactions are required to be approved by the Independent Shareholders under Rule 14A.48 of the Hong Kong Listing Rules.

     In determining the proposed annual values of the following categories of the connected transactions for the Combined Group, the Board has considered the relative size of the total assets and operating revenues of the Target Group against the Listed Group, the budget of the Combined Group in terms of capital expenditures, general and administrative expenses and sales and maintenance expenses. The Board (including the independent non-executive directors) is of the view that the monetary limits are set so as to (i) not hinder the ability of the Combined Group to conduct its business in the ordinary and usual course and (ii) allow the Combined Group to benefit from future growth. The aggregate annual values of the following categories of connected transactions for the Combined Group shall not exceed the limits set out below:

Transactions		Proposed annual values

(1)	Engineering agreements	RMB8,327 million

(2)	Community services agreements	RMB3,410 million

(3)	Ancillary telecommunications services agreements	RMB2,640 million

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The transactions	Annual value under the Existing Waiver	Proposed annual value after the Acquisition	Notes

Engineering agreements	RMB7,020 million for each year ending December 31, 2004 and 2005.	RMB8,327 million for each year ending December 31, 2004, 2005 and 2006.	For the year ended December 31, 2003, the Listed Group’s expenditure of engineering services was RMB5,280 million. The increase from historical expenditure to the proposed aggregated annual value and of RMB2,047 million is due to (i) an increase in the business volume of the Combined Group as a result of (a) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003 and; (b) the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of approximately 32%; (ii) the varied geographic characteristics of the Target Service Areas require specialized expertise to carry out engineering work and there are very few third parties which can offer comparable services in terms of quality and fees; (iii) the Target Service Areas are generally less developed than the Listed Service Areas and therefore there is a greater need for engineering works in the Target Service Areas as the business there has greater scope of expansion; and (iv) further expansion of the telecommunications business of the Listed Group in 2006.

Community services agreements	RMB3,410 million for each year ending December 31, 2004 and 2005.	RMB3,410 million for each year ending December 31, 2004, 2005 and 2006.	For the year ended December 31, 2003, the Combined Group’s expenditure of community services was RMB2,563 million. The increase from the historical expenditure to the proposed aggregate and annual value is due to (i) an increase in the business volume of the Combined Group as a result of (a) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003 and; (b) the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of approximately 32%; and (ii) corresponding business expansion of the Listed Group. Taking into account the historical expenditure incurred for the year ended December 31, 2003, the proposed aggregate annual value will sufficiently cover the expenditure to be incurred by the Target Group.

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The transactions	Annual value under the Existing Waiver	Proposed annual value after the Acquisition	Notes

Ancillary telecommunications services agreements	RMB2,640 million for each year ending December 31, 2004 and 2005.	RMB2,640 million for each year ending December 31, 2004, 2005 and 2006.	For the year ended December 31, 2003, the Combined Group’s expenditure of ancillary telecommunications services was RMB1,311 million. The increase from the historical and expenditure to the proposed aggregate annual value is due to (i) an increase in the business volume of the Combined Group as a result of (a) the acquisition of telecommunications businesses and assets from the Parent completed in December 2003; and (b) the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of approximately 32%; (ii) the expected rapid expansion of the customer base of the telecommunications business of the Listed Group over the next few years; and (iii) due to the Reorganization of the Target Group, certain arrangements in relation to the provision of ancillary telecommunications services are expected to be put in place over a period of time and therefore the transaction volumes of such connected transactions are expected to increase significantly. Taking into account the historical expenditure incurred for the year ended December 31, 2003, the proposed aggregate annual value will sufficiently cover the expenditure to be incurred by the Target Group.

     The Company will comply with Rule 14A.36 of the Hong Kong Listing Rules. The Company undertakes to comply with the rules in relation to annual review of continuing connected transactions set out in Rule 14A.37 to Rule 14A.41 of the Hong Kong Listing Rules. The Company specifically undertakes upon any variation or renewal of the above relevant agreements, the Company will comply in full with all applicable requirements set out in Chapter 14A of the Hong Kong Listing Rules.

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10.3 Application for waiver — Interconnection agreement

10.3.1 Reasons for no cap for transactions contemplated under the Interconnection Agreement

The Company submits that the value of the transactions referred to under section 9.1(B), namely the settlement of interconnection charges arising from domestic long distance calls under the interconnection agreement, should not be subject to any annual limits for the following reasons:

	(A)	the Company’s revenue depends on growth in call revenue and in its customer base for its various services. Any growth in the domestic long distance service will necessarily result in increased transaction volumes under the interconnection agreement, which the Company will not be able to control as it depends entirely on customer usage. Any limits on these transactions will therefore potentially limit the Company’s ability to conduct or expand its business in the ordinary course; and

	(B)	the tariffs payable under the interconnection agreement are prescribed by the MII and are subject to change from time to time.

10.3.2 Conditions of Waiver

An application has been made to the Stock Exchange relating to the interconnection agreement as set out in section 9.1(B) that such agreement shall not be subject to a maximum aggregate annual value for the Combined Group for a fixed term of three years from January 1, 2004 to December 31, 2006 on the basis that the Company will comply with all other relevant requirements under Chapter 14A of the Hong Kong Listing Rules. The transactions contemplated under the interconnection agreement (including the fact that such transactions shall not be subject to a maximum aggregate annual value) are conditional on approval by Independent Shareholders at a general meeting and any vote taken at such meeting shall be taken by poll.

11.	EXTRAORDINARY GENERAL MEETING

A notice of the Extraordinary General Meeting to be held at Beijing Nan Yue Yuan Hotel, 186 Zheng Wang Fen, Fengtai District, Beijing, PRC, on Wednesday, June 9, 2004 at 10:00 a.m. is set out on pages 181 to 184 of this circular at which ordinary and special resolutions will be proposed to approve the Acquisition, certain Prospective Connected Transactions and amendments to the Company’s articles of association.

In accordance with the Hong Kong Listing Rules, China Telecommunications Corporation, the controlling shareholder of the Company, which is beneficially interested in 77.78% of the issued share capital of the Company as of the Latest Practicable Date, and its Associates will abstain from voting on the resolutions to approve the Acquisition and certain Prospective Connected Transactions at the Extraordinary General Meeting or any adjournment thereof. Any vote of the Independent Shareholders at the EGM shall be taken by poll.

A form of proxy for use at the Extraordinary General Meeting is enclosed. Whether or not Shareholders are able to attend the Extraordinary General Meeting, they are requested to complete and return the enclosed form of proxy to the Company’s registered office, 31 Jinrong Street, Xicheng District, Beijing 100032, PRC as soon as practicable and in any event by not later than 24 hours before the time appointed for holding the Extraordinary General Meeting. Completion and return of the form of proxy will not preclude Shareholders from attending and voting in person at the Extraordinary General Meeting should they so wish.

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12.	AMENDMENTS TO ARTICLES OF ASSOCIATION

Following the amendments to the Hong Kong Listing Rules which comes into effect on March 31, 2004, the Company proposes to pass special resolutions to amend its articles of association to comply with the newly amended rules as follows:

	(a)	by restating Article 6 as follows:

“In accordance with the provisions of the Company Law, the Special Regulations and the Mandatory Provisions for Articles of Association of Companies Listing Overseas (the “Mandatory Provisions”) and other PRC laws and administrative regulations, the Company convened its general meeting on June 9, 2004 to further amend the Articles of Association of the Company lastly amended in a general meeting of the Shareholders on June 20, 2003 and adopt these Articles of Association (the “Articles of Association” or “these Articles of Association”)”;

	(b)	by adding the following paragraph to the end of Article 65:

“Where any member, under the Listing Rules, is required to abstain from voting on any particular resolution or is restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.”; and

	(c)	by replacing the second paragraph of Article 95 with the following paragraph:

“The minimal length of the period during which written notice to the Company of the intention to propose a person for election as a director, and during which written notice to the Company by such person of his willingness to be elected may be given, will be at least 7 days. Such period will commence no earlier than the day after the despatch of the notice of the meeting appointed for such election and end no later than 7 days prior to the date of such meeting.”

Furthermore, subject to the passing of the ordinary resolutions by the Shareholders approving the Acquisition and certain Prospective Connected Transactions, the Company proposes to pass a special resolution to further amend the scope of the service areas set out in Article 13 from ten provinces (autonomous regions, municipalities directly under the central government) to twenty provinces (autonomous regions, municipalities directly under the central government) to reflect the acquisition of the entire equity interests in the Target Companies.

13.	RECOMMENDATION OF THE INDEPENDENT BOARD COMMITTEE

JPMorgan has been appointed as the independent financial adviser to advise the Company’s Independent Board Committee and the Independent Shareholders in respect of the terms of the Acquisition and the terms of certain Prospective Connected Transactions.

The Independent Board Committee, having taken into account the advice of JPMorgan, considers the terms of the Acquisition, including in particular the purchase price, the method of financing and the terms of the deferred consideration, and the terms of certain Prospective Connected Transactions, to be in the best interest of the Company and to be fair and reasonable so far as the Independent Shareholders are concerned. Accordingly, the Independent Board Committee recommends that the Independent Shareholders should vote in favor of the ordinary resolutions to approve the Acquisition, certain Prospective Connected Transactions, and the special resolutions to approve the amendments to be made to the articles of association of the

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Company at the Extraordinary General Meeting. The letter from JPMorgan containing its opinion and the principal factors and reasons taken into account in arriving at its opinion is set out on pages 39 to 59 of this circular.

14.	ADDITIONAL INFORMATION

Your attention is drawn to the letter from the Independent Board Committee to the Independent Shareholders set out on pages 37 to 38 of this circular, to the letter from JPMorgan, the independent financial adviser to the Company’s Independent Board Committee and Independent Shareholders in respect of the terms of the Acquisition and the terms of certain agreements relating to the Prospective Connected Transactions, and to the information set out in the appendices to this circular.

By Order of the Board
China Telecom Corporation Limited
Zhou Deqiang
Chairman and CEO

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China Telecom Corporation Limited
(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

Independent Board Committee
Zhang Youcai
Vincent Lo Hong Sui
Shi Wanpeng

April 13, 2004

To the Independent Shareholders

Dear Sir or Madam,

MAJOR AND CONNECTED TRANSACTIONS

     We refer to the circular (the “Circular”) dated April 13, 2004 issued by the Company to its Shareholders of which this letter forms part. Terms defined in the Circular shall have the same meanings when used in this letter, unless the context otherwise requires.

     On April 13, 2004, the Board announced that the Company had entered into the Acquisition Agreement, pursuant to which the Company agreed to acquire, and China Telecommunications Corporation agreed to sell, the entire equity interests in each of the Target Companies, subject to certain conditions.

     The Independent Board Committee was formed on March 25, 2004 to make a recommendation to the Independent Shareholders as to whether, in its view, the terms of the Acquisition and the terms of certain Prospective Connected Transactions (interconnection agreement, engineering agreements, community services agreements and ancillary telecommunications services agreements) are fair and reasonable and whether the Acquisition and those Prospective Connected Transactions are in the interest of the Company and its Shareholders. JPMorgan has been retained as independent financial adviser to advise the Independent Board Committee and Independent Shareholders on the fairness and reasonableness of the terms of the Acquisition and the terms of the Prospective Connected Transactions from a financial perspective.

     The terms and the reasons for the Acquisition are summarized in the Letter from the Chairman set out on pages 8 to 36 of the Circular. The agreements relating to the Prospective Connected Transactions are also summarized in the Letter from the Chairman.

     As your Independent Board Committee, we have discussed with the management of the Company the reasons for the Acquisition and the Prospective Connected Transactions and the basis upon which their terms have been determined. We have also considered the key factors taken into account by JPMorgan in arriving at its opinion regarding the terms of the Acquisition and the terms of the agreements relating to certain Prospective Connected Transactions as set out in the letter from JPMorgan on pages 39 to 59 of the Circular, which we urge you to read carefully.

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     The Independent Board Committee, after taking into account, amongst other things, the views of JPMorgan, the independent financial adviser to the Independent Board Committee and the Independent Shareholders, considers that the terms of the Acquisition, including in particular the purchase price, the method of financing and the terms of the deferred consideration, and the terms of the agreements relating to certain Prospective Connected Transactions, to be in the best interest of the Company and to be fair and reasonable so far as the Independent Shareholders are concerned. The Independent Board Committee also considers certain Prospective Connected Transactions (interconnection agreement, engineering agreements, community services agreements and ancillary telecommunications services agreements) to be in the ordinary course of business, on normal commercial terms and the respective maximum aggregate annual values for the engineering agreements, community services agreements and ancillary telecommunications services agreements and the absence of an aggregate annual value for the interconnection agreement, to be fair and reasonable. Accordingly, the Independent Board Committee recommends the Independent Shareholders to vote in favor of ordinary resolutions numbered 1 to 2 and the special resolution numbered 3 set out in the notice of the Extraordinary General Meeting at the end of the Circular.

Yours faithfully
Zhang Youcai
Vincent Lo Hong Sui
Shi Wanpeng
Independent Board Committee

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LETTER FROM JPMORGAN

J.P. Morgan Securities (Asia Pacific) Limited Chater House, 28/F 8 Connaught Road Central Hong Kong April 13, 2004

To the Independent Board Committee and Independent Shareholders of
China Telecom Corporation Limited (the “Company”)

Dear Sirs,

MAJOR AND CONNECTED TRANSACTIONS

Acquisition of Telecommunications Businesses from
China Telecommunications Corporation

INTRODUCTION

     We refer to the Acquisition Agreement and the Prospective Connected Transactions, details of which are set out in the Company’s circular dated April 13, 2004 (the “Circular”) which contains this letter. Terms defined in the Circular shall have the same meanings herein, unless the context otherwise requires.

     The Acquisition constitutes both a major and a connected transaction for the Company under the Hong Kong Listing Rules and, pursuant to the provisions thereof, is subject to, among other things, approval by the Independent Shareholders at the Extraordinary General Meeting.

     The Combined Group on the one hand, and the Parent and/or its subsidiaries/Associates (other than the Combined Group) on the other, have entered into a number of Prospective Connected Transactions in relation to the operations of the Combined Group, which constitute connected transactions for the Company under the Hong Kong Listing Rules. Certain of these Prospective Connected Transactions, namely the interconnection agreement, the engineering agreements, the community services agreements and the ancillary telecommunications services agreements described in sections 9.1(B), 9.2(A), 9.2(E) and 9.2(F) of the “Letter from the Chairman” (the “Relevant Prospective Connected Transactions”) constitute non-exempt continuing connected transactions under the Hong Kong Listing Rules and are subject to approval by the Independent Shareholders at the Extraordinary General Meeting.

     We have been appointed to act as the Independent Financial Advisor to advise the Independent Board Committee and Independent Shareholders in respect of the terms of the Acquisition and the terms of the Relevant Prospective Connected Transactions. This letter has been prepared and delivered for the purpose of assisting the Independent Board Committee in its duty to evaluate the abovementioned aspects and for no other reasons or purposes.

     In formulating our opinion, we have reviewed, among other things, the Circular, the Prospectus, the discloseable and connected transaction circular issued by the Company dated October 27, 2003 (the “2003 Circular”), the Acquisition Agreement, the interconnection agreement, the engineering agreements, the community services agreements, the ancillary telecommunications services agreements, as well as the information and financial projections prepared by the Company and the Target Companies relating to the Target Companies. In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished

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to us by, or on behalf of, the management of the Company or the Target Companies or otherwise reviewed by us (which information includes, without limitation, the information cited herein), and we have not assumed any responsibility or liability therefor, nor have we conducted independent legal due diligence or due diligence investigation of the business, assets, liabilities, properties, operations, condition (financial and otherwise), results of operations, contingent liabilities, material agreements and prospects of the Target Companies and each of their subsidiaries. The Board has stated in its Responsibility Statement set out in Appendix VIII of the Circular that no material facts have been omitted and the Board is not aware of any facts or circumstances which would render the information provided and the representations made to us untrue, inaccurate or misleading in any material respect. We have further relied on the views of the Board as stated in the “Letter from the Chairman” that: (i) the Acquisition is negotiated and entered into on an arm’s length basis and on normal commercial terms, (ii) the terms, including the purchase price and methods of financing, are fair and reasonable, and (iii) the Acquisition is in the best interest of the Company and its Shareholders. The Directors have collectively and individually accepted full responsibility for the accuracy of the information and views contained in the Circular and have confirmed, having made all reasonable enquiries that, to the best of their knowledge and belief, there are no other facts the omission of which would make any statement in the Circular misleading.

We have also assumed that each of the Acquisition Agreement and the agreements relating to the Relevant Prospective Connected Transactions is enforceable against each of the parties thereto in accordance with its terms and that each of the parties will perform, and will be able to perform, its obligations thereunder, and as otherwise described in the Circular, in full when due. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Acquisition and the entering into of the Relevant Prospective Connected Transactions will be obtained without any adverse effect on the Company or on the contemplated benefits of the Acquisition and the transactions contemplated under the Relevant Prospective Connected Transactions to the Company. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of the Company and the Target Companies as to the expected future results of operations and the financial condition of the Company or the Target Companies to which such analyses or forecasts relate.

Our opinion is necessarily based on the legal and regulatory environment, economic market and other conditions as in effect on, and the information made available to us as at, the date hereof. It should be understood that subsequent developments (including those affecting the New Issue or any material deviations from the financial analyses and forecasts provided to us) may affect and/or change this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Our opinion is also subject to the following qualifications:

(a) We are instructed as the independent financial adviser to the Independent Board Committee in relation to the Acquisition and the Relevant Prospective Connected Transactions. As such, the scope of our review, and consequentially, our opinion, is limited by reference to a financial point of view only and does not include any statement or opinion as to the merits or otherwise of the Acquisition, or the Relevant Prospective Connected Transactions from any other point of view;

(b) We do not express any opinion or statement as to whether any similar terms or transactions akin to the terms proposed for the Acquisition, and the Relevant Prospective Connected Transactions are or might be available from any independent third parties, nor as to whether any independent third parties might offer similar or better terms for similar transactions;

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(c)	It is not possible to confirm whether or not the Acquisition and the Relevant Prospective Connected Transactions are in the interests of each individual Independent Shareholder and each Independent Shareholder should consider his/her/its vote on the merits or otherwise of the Acquisition and the Relevant Prospective Connected Transactions in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances (and not only the financial perspectives offered in this letter) as well as his/her/its own investment objectives;

(d)	In preparing this letter and in giving any opinion or advice, we have only had regard to the Acquisition and the Relevant Prospective Connected Transactions in isolation, and not in connection with any other business plan or strategy, past or present with regard to the Company or the Group as a whole, nor have we viewed these as part of a series of other transactions or arrangements;

(e)	We express no opinion as to whether the Acquisition, or the Relevant Prospective Connected Transactions will be completed nor whether they will be successful;

(f)	Nothing contained in this letter should be construed as us expressing any view as to the trading price or market trends of any securities of the Company at any particular time;

(g)	Nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities of the Company; and

(h)	We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, the timing, pricing, size, feasibility, or any other aspects of the New Issue or of the Acquisition or the Relevant Prospective Connected Transactions, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Acquisition, or the Relevant Prospective Connected Transactions or any related transactions.

     We will receive a fee from the Company for the delivery of this opinion.

PRINCIPAL FACTORS AND REASONS

     In arriving at our opinion, we have taken into consideration each of the principal factors and reasons set out below. Our conclusions are based on the results of all analyses taken as a whole.

1.	The Acquisition

	(A)	Overview

On April 13, 2004, the Board of Directors announced that the Company entered into the Acquisition Agreement, pursuant to which and subject to certain conditions, the Company agreed to acquire, and China Telecommunications Corporation, the Company’s controlling shareholder and promoter, agreed to sell, the entire equity interests in each of the Target Companies for a purchase price of RMB27,800 million (equivalent to approximately US$3,359 million). We understand from the Company that (i) the conditions precedent to the completion of the Acquisition must be satisfied on or before December 31, 2004 or such other date as agreed to by the parties, (ii) the purchase price consists of payment of an initial cash consideration of RMB8,340 million (equivalent to approximately US$1,008 million) on the completion date of Acquisition and a deferred consideration of RMB19,460 million (equivalent to approximately US$2,351 million), (iii) the deferred consideration is payable ten years after the date of completion of the Acquisition, (iv) the Company intends to use all the net proceeds raised from

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the sale of the Primary Shares pursuant to the New Issue (subject to the successful completion thereof) to finance the Acquisition such that, after full settlement of initial cash consideration, the Company will use any remaining proceeds raised to prepay the deferred consideration, and (v) the net indebtedness of the Target Group as at December 31, 2003 amounted to approximately RMB40,044 million (equivalent to approximately US$4,838 million).

We understand that the corporate structure of the Company and its principal subsidiaries immediately after the Acquisition is as set out below.

Corporate structure immediately following the completion of the Acquisition

(1)	Assuming 8,317,560,515 new H Shares, which comprise 7,561,418,650 Primary Shares and 756,141,865 Secondary Shares, will be issued and allotted pursuant to the New Issue.

(2)	Denotes the Target Companies to be acquired pursuant to the Acquisition.

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(B)	The Target Companies

Each of the Target Companies is a leading provider of wireline telecommunications services including wireline telephone, Internet and managed data and leased line services in the relevant Target Service Areas. The Target Service Areas are Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region, and Xinjiang Uygur autonomous region in the PRC. As at December 31, 2003, the Target Group had a total of approximately 42.9 million access lines in service for its local telephone service. The Target Group had a market share of approximately 95.5% in the Target Service Areas in terms of the number of access lines in service as at December 31, 2003. Further operational information on the Target Group is set out in Appendix I to the Circular.

We summarize below the historical (i) operating revenues, (ii) operating (loss)/profit, and (iii) net loss of the Target Group for each of the three years ended December 31, 2001, 2002 and 2003, which were extracted from the audited financial statements of the Target Group as set out in Appendix III to the Circular. It should be noted that the net loss for 2003 was largely caused by a deficit arising from an asset revaluation in relation to the Reorganization, as required by the relevant PRC rules and regulations with respect to the Reorganization. The property, plant and equipment of the Target Group as at December 31, 2003 was revalued for each asset class on a depreciated replacement cost basis by Beijing China Enterprise Appraisal Co., Ltd, an independent valuer registered in the PRC. The surplus on revaluation of certain property, plant and equipment totalling RMB1,537 million (equivalent to approximately US$186 million) was credited to the revaluation reserve while the deficit arising from the revaluation of certain property, plant and equipment totalling RMB14,832 million (equivalent to approximately US$1,792 million) was recognized as an expense for the year ended December 31, 2003. The reduction in the carrying amount was primarily the result of a market decline in the replacement cost of certain network switching equipment during the years prior to 2002.

	Year ended December 31,

	2001	2002	2003

Operating revenues
RMB million	29,584	31,342	33,102
US$ million	3,574	3,787	3,999

Operating (loss)/profit
RMB million	(1,902)	(889)	404
US$ million	(230)	(107)	49

Net loss
RMB million	(1,634)	(1,554)	(10,804)
US$ million	(197)	(188)	(1,305)

As at December 31, 2003, the total assets and owner’s equity of the Target Group were RMB98,337 million (equivalent to approximately US$11,881 million) and RMB19,522 million (equivalent to approximately US$2,359 million), respectively. Further financial information on the Target Group is set out in Appendix III to the Circular.

As stated in the “Letter from the Chairman”, the management of the Company and the Target Group believe that, on the bases and the assumptions set out in Appendix VI and in the absence of unforeseen circumstances, the forecast of the Target Group’s combined net profit,

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i.e., profit after taxation and minority interests but before extraordinary items, for the year ending December 31, 2004 under IFRS is unlikely to be less than RMB4,761 million (equivalent to approximately US$575 million) including an estimated amortization income of the previously received up-front connection fee of approximately RMB1,641 million (equivalent to approximately US$198 million). As stated in the letter from the Company’s Financial Advisers set out in Appendix VI, the Company’s Financial Advisers are of the opinion that, based on the assumptions made by the management of the Company and the Target Group, respectively, and on the basis of the accounting policies and calculations reviewed by KPMG, the profit forecast of the Target Group has been made after due and careful enquiry. Further details of the profit forecast are set out in Appendix VI to the Circular.

(C)	Rationale for the Acquisition
As stated in the “Letter from the Chairman” in the Circular, the Board is of the opinion that the Acquisition represents a new and important opportunity for the Company to strengthen its market position, enhance its competitiveness, promote business development and improve financial performance, so as to benefit further from the sustained growth of the telecommunications industry in the PRC. As stated in the “Letter from the Chairman”, the Board is of the opinion that the Acquisition is in the best interest of the Company and its Shareholders. Further details of the reasons for, and the benefits of the Acquisition are set out in the “Letter from the Chairman” in the Circular.

(D)	Basis of the Consideration

As noted in the “Letter from the Chairman”, the Acquisition was negotiated and entered into on an arm’s length basis and on normal commercial terms. We understand that the purchase price of RMB27,800 million (equivalent to approximately US$3,359 million) was determined based on various factors, including the quality of the assets being acquired, their growth prospects, earnings potential, competitive advantages in their respective markets, the prospective profit contributions by the Target Group to the Combined Group and other relevant valuation benchmarks. The net indebtedness of the Target Companies amounted to approximately RMB40,044 million (equivalent to approximately US$4,838 million) as at December 31, 2003.

The Acquisition Agreement includes warranties in favour of the Company and provisions providing for liability for breach of the warranties, pre-completion undertakings from the Parent and circumstances in which the Company may rescind the Acquisition Agreement.

As stated in the “Letter from the Chairman”, the Board is of the opinion that the purchase price payable by the Company for the entire equity interests in the Target Companies and the other terms of the Acquisition, including the method of financing, are fair and reasonable.

(E)	Financing of the Acquisition

Under the Acquisition Agreement, the purchase price for the Acquisition of RMB27,800 million (equivalent to approximately US$3,359 million) will be satisfied by the payment of an initial cash consideration and the payment of a deferred consideration. The Company intends to use all the net proceeds raised from the sale of the Primary Shares pursuant to the New Issue to finance the Acquisition.

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The initial cash consideration of RMB8,340 million (equivalent to approximately US$1,008 million) will be satisfied on the completion date of the Acquisition.

The deferred consideration of RMB19,460 million (equivalent to approximately US$2,351 million) is payable on the date which is the tenth anniversary of the date of completion of the Acquisition. The Company intends to finance the deferred consideration and interest accrued by using internally generated cash and external sources of funding. The Company may, from time to time, make early payment of all or part of the deferred consideration at any time after the completion of the Acquisition until the tenth anniversary of the Acquisition, without penalty.

From the date of the completion of the Acquisition, the Company will pay interest to the Parent at half-yearly intervals on the actual amount of deferred consideration remaining outstanding. Interest will accrue daily and, for the first five years after the completion of the Acquisition, will be payable at the rate of 5.184% per year, being 10% discount to the RMB lending rate of 5.76% per year of commercial banks in the PRC in respect of loans with tenure of more than five years as published by the People’s Bank of China and prevailing at 12:00 noon (Beijing time) on April 8, 2004, being the Business Day immediately preceding the day of the execution of the Acquisition Agreement. Thereafter, the interest rate will be adjusted on the fifth anniversary of the completion of the Acquisition to the then RMB lending rate of a commercial bank loan of similar amount and tenure with the same discount.

It is noted in the “Letter from the Chairman” that the Board is of the opinion that the terms of the deferred consideration are more attractive to the Company than the usual terms of a commercial bank loan of a similar amount and tenure.

For illustrative purpose only, assuming a maximum of 7,561,418,650 Primary Shares will be issued pursuant to the New Issue and using the closing price of HK$2.825 per H Share on the Latest Practicable Date as the issue price of each of the new H Shares, and after deducting estimated issuing costs, the offer of the Primary Shares will raise net proceeds of approximately RMB22.2 billion (equivalent to approximately US$2.7 billion). RMB8,340 million (equivalent to approximately US$1,008 million) out of the total net proceeds raised will be used to settle the initial cash consideration and the remaining approximately RMB13.9 billion (equivalent to approximately US$1.7 billion) will be used to prepay the deferred consideration. As a result, approximately RMB5.6 billion (equivalent to approximately US$0.7 billion) will remain outstanding as the deferred consideration.

In considering the methods of financing of the acquisition, we have taken into account of the following factors:

(1) all the net proceeds raised from the sale of the Primary Shares pursuant to the New Issue (subject to the successful completion thereof) will be used towards financing the Acquisition;

(2) the Company has confirmed that (a) it has sufficient internal cash resources, which as at December 31, 2003 was approximately RMB10,119 million (equivalent to US$1,223 million) and external financing resources to fund the cash payment of the initial consideration in the case that the New Issue cannot be completed prior to the completion of the Acquisition, and (b) it has sufficient internal and external financing resources for its ongoing operations and capital expenditure requirements;

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	(3)	using proceeds from a follow-on share issuance to finance all or part of the consideration for a major acquisition is one of the customary funding methods companies in similar circumstances would typically consider;

	(4)	the deferred consideration mechanism provides for a 10 year payment period without prepayment penalty, thereby providing the Company with considerable flexibility in future capital raising and potential capital structure optimization; and

	(5)	the Board is of the opinion that the interest cost of financing through the deferred consideration mechanism, being 90% of the applicable rate published by the People’s Bank of China, is more attractive to the Company than the usual terms of a commercial bank loan of a similar amount and tenure.

(F)	Valuation of the Target Assets

We have analyzed the purchase price of the Acquisition using three valuation methodologies: (i) the discounted cash flow (“DCF”) analysis, (ii) the comparable company trading analysis, and (iii) the comparable transaction analysis. Based on these analyses, we consider that the purchase price of the Acquisition is fair and reasonable from a financial point of view insofar as the Independent Shareholders are concerned.

	(1)	Discounted cash flow analysis

We have used the DCF analysis as the primary valuation methodology as in our view it best reflects the future cashflows of the Target Companies, taking into consideration the characteristics of the market in which the Target Companies operate, competition in the sector, regulatory environment, and the business plan, cost structure and capital requirements of the Target Companies.

Our DCF analysis reflects the business plans and financial projections of the Target Companies and other relevant information provided by, or on behalf of, the Company, as well as our discussions with the Company and its representatives. We have reviewed the key assumptions and operating data of the Target Companies in the context of the overall conditions of the market in which the Target Companies operate. We have made downward adjustments to certain assumptions to reasonably reflect our conservative views of the future performance of the Target Companies.

The purchase price of the Acquisition of RMB27,800 million (equivalent to approximately US$3,359 million) is near the low end of our DCF valuation range.

	(2)	Comparable company trading analysis

We have conducted a comparable company analysis using trading ratios commonly used in the telecommunications industry, in particular price/earnings (“P/E”) ratio. We have considered in our analysis, but have not relied on, the enterprise value/EBITDA ratio, another commonly used valuation metric, as EBITDA information for the Target Group has not been disclosed.

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     We have calculated trading ratios using both reporting financials (including both recurring and non-recurring items) as well as recurring financials. The difference between the two sets of the financials represents the amortization income in relation to previously received up-front connection fees. Since the Target Group does not expect to receive such fees in the future, this income is considered non-recurring.

     Using the reporting financials, the purchase price of RMB27,800 million (equivalent to approximately US$3,359 million) for the Acquisition implies a 2004E P/E ratio of approximately 5.8 times based on the forecast net profit of the Target Group of approximately RMB4,761 million (equivalent to approximately US$575 million) for the year 2004, as forecasted and stated by the Company in the “Letter from the Chairman”.

     Using the recurring financials, the purchase price of RMB27,800 million (equivalent to approximately US$3,359 million) for the Acquisition implies a 2004E P/E ratio of approximately 8.9 times based on the forecast net profit (less amortization income of up-front connection fee) of the Target Group of approximately RMB3,120 million (equivalent to approximately US$377 million), estimated as the forecasted reporting net profit of RMB4,761 million (equivalent to approximately US$575 million) minus the estimated amortization income of up-front connection fee of approximately RMB1,641 million (equivalent to approximately US$198 million) for the year 2004, as forecasted and stated by the Company in the “Letter from the Chairman”.

     As set out in the table below, based on reporting and recurring financials, these multiples represent a 37.6% discount and a 32.6% discount, respectively, to the Company’s corresponding estimated multiples. Such estimated multiples of the Company are based on major brokers’ forecast 2004 EPS for the Company. If the actual net profit of the Target Group in 2004 is lower and that of the Company does not change, these multiples will represent a lower discount. We view the Company as the best comparable company to the Target Group given that they are both large wireline telecommunications companies in China which share similar characteristics, including business focus, product offerings, market position, technology platforms, regulatory environment and characteristics of subscriber base.

			Reporting financial basis	Recurring financial basis

			P/E 2004E	P/E 2004E
1	.	China Telecom Corporation Limited[1,2]	9.3	13.2
2	.	Target Group	5.8	8.9

Premium/(discount) of (2) to (1)			(37.6)%	(32.6)%

Notes:

(1)	Share price of China Telecom Corporation Limited used for the calculation of multiples is the closing price of HK$2.825 as at the Latest Practicable Date.

(2)	Forecast 2004 EPS for China Telecom Corporation Limited is based on major brokers’ estimates.

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In addition, we have also compared the implied valuation multiples of the Acquisition to the trading ratios of selected comparable companies, which are further divided into two broad categories: overseas listed Chinese wireless companies and selected telecommunications companies in the Asia Pacific region. These comparable companies display certain common characteristics with the Target Group, though to a lesser degree than the resemblance between the Company and the Target Group. The overseas listed Chinese wireless providers, namely China Mobile (Hong Kong) Limited and China Unicom Limited, are the only other public listed Chinese telecommunications companies that are commonly used by investors as valuation references for the Company due to their similar geographical presence and exposure to similar profile of telecom service customers and macro-economic drivers in China. The selected regional telecommunications companies possess similarities with the Target Group with respect to their business focus, product offerings, market position in their respective markets and operational scale. The implied valuation multiples of the Acquisition are reasonable when compared to the trading multiples of the above groups of comparable companies.

(3)	Comparable transaction analysis

Comparable transaction analysis must be viewed in the context of factors that include market dynamics, competitive differences and significance of stake acquired. In our view and for the same reasons as stated in the above paragraph, the most comparable transactions for the Acquisition are the Company’s acquisition of telecommunications businesses and assets from China Telecommunications Corporation (“China Telecom Corporation Limited Acquisition”) announced in October 2003, China Mobile (Hong Kong) Limited’s acquisition of mobile assets in 8 provinces from China Mobile Group (“China Mobile Acquisition”) announced in May 2002, China Unicom Limited’s acquisition of mobile assets in 9 provinces from China Unicom (BVI) Limited (“Unicom Acquisition 1”) announced in November 2002, and China Unicom Limited’s acquisition of mobile assets in 9 provinces from China Unicom (BVI) Limited (“Unicom Acquisition 2”) announced in November 2003.

			Transaction year
			forecast

			P/E

1	.	China Telecom Corporation Limited Acquisition (reporting
		financials)[1]	7.2
2	.	China Telecom Corporation Limited Acquisition (recurring
		financials)[1]	11.5
3	.	China Mobile Acquisition[1]	12.7
4	.	Unicom Acquisition 1[1]	10.4
5	.	Unicom Acquisition 2[1]	12.8
6	.	Target Group (reporting financials)	5.8
7	.	Target Group (recurring financials)	8.9

Premium/(discount) of (6) to (1)			(19.4)%
Premium/(discount) of (7) to (2)			(22.6)%
Premium/(discount) of (7) to (3)			(29.9)%
Premium/(discount) of (7) to (4)			(14.4)%
Premium/(discount) of (7) to (5)			(30.5)%

Note:
(1)	As disclosed in the respective shareholder circulars issued in relation to the referred transactions.

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The acquisition year (2004) P/E ratio implied by the purchase price of the Acquisition and based on the recurring financials represents a 22.6% discount to that of the China Telecom Corporation Limited Acquisition, a 29.9% discount to that of the China Mobile Acquisition, a 14.4% discount to that of the Unicom Acquisition 1, and a 30.5% discount to that of the Unicom Acquisition 2. The implied valuation multiples of the Acquisition are reasonable when compared to the implied multiples of the abovementioned comparable transactions.

(G)	Conditions of the Acquisition

As stated in the Circular, completion of the Acquisition is conditional upon fulfilment (to the reasonable satisfaction of the Board), or in the case of (iv) below, waiver of various conditions, including, among others: (i) the passing of ordinary resolutions by Independent Shareholders approving the terms of the Acquisition and the terms of the Relevant Prospective Connected Transactions, (ii) the obtaining of all necessary approvals from the relevant governmental and regulatory authorities, including the completion of the business registration by each of the Target Companies pursuant to the Reorganization, (iii) the passing of special resolutions pursuant to notices of extraordinary general meeting and class meetings dated March 17, 2004, to approve the New Issue by (a) holders of H Shares at a class meeting (b) holders of domestic shares (other than the Parent and its Associates who will abstain from voting) at another class meeting and (c) the Shareholders (other than the Parent and its Associates who will abstain from voting) at an extraordinary general meeting, and (iv) there having been no material adverse change to the financial conditions, business operations or prospects of the Target Companies.

Further details of the conditions to the completion of the Acquisition are set out in the “Letter from the Chairman” on page 11–12 of the Circular.

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(H)	Pro forma financial effects to the Company

We have conducted various analyses on the potential financial effects of the Acquisition on the Company, which were extracted from or prepared based on the audited financial information of the Listed Group and unaudited pro forma financial information of the Combined Group as set out in Appendices IV and V to the Circular. It should be noted that the pro forma figures in the Circular were prepared by the management of the Listed Group and the Target Group, on the bases and assumptions as set out in Appendix V to the Circular.

	Twelve-month period ended December 31, 2003 before and after the completion of the Acquisition

	Listed Group	Combined Group

Operating revenues[2]
RMB million	118,451	151,308
US$ million	14,311	18,281

Operating profit[2]
RMB million	32,448	36,358
US$ million	3,920	4,393

Net profit[2]
RMB million	24,686	15,489
US$ million	2,983	1,871

EPS[2]
RMB	0.33	0.20
US$	0.040	0.024

Total debt[3]
RMB million	96,234	158,385
US$ million	11,627	19,136

Shareholders’ equity
RMB million	131,272	122,994
US$ million	15,860	14,860

Total capitalization
RMB million	228,775	282,648
US$ million	27,640	34,149

Total debt/Total capitalization	42.1%	56.0%

1.	Pro forma financials do not reflect the financial effects of the New Issue to the Company

2.	Based on reporting financials

3.	Including finance lease obligation of RMB38 million and RMB93 million for Listed Group and Combined Group, respectively.

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(1)	Earnings

The pro forma earnings per share of the Combined Group for the twelve months ended December 31, 2003, would be approximately RMB0.20 (equivalent to approximately US$0.024), which is approximately 37.3% lower than the actual earnings per share of the Listed Group for the same period. It should be noted that the decrease in earnings per share was largely caused by a one-time earnings deficit of the Target Group for the twelve months ended December 31, 2003, arising from an asset revaluation in relation to the Reorganization, as required by the relevant PRC rules and regulations with respect to the Reorganization. The property, plant and equipment of the Target Group as at December 31, 2003 was revalued for each asset class on a depreciated replacement cost basis by Beijing China Enterprise Appraisal Co., Ltd. The surplus on revaluation of certain property, plant and equipment totalling RMB1,537 million (equivalent to approximately US$186 million) was credited to the revaluation reserve while the deficit arising from the revaluation of certain property, plant and equipment totalling RMB14,832 million (equivalent to approximately US$1,792 million) was recognized as an expense for the year ended December 31, 2003. As stated in the “Letter from the Chairman”, the management of the Company and of the Target Group believe that, on the bases and the assumptions set out in Appendix VI and in the absence of unforeseen circumstances, the forecast of the Target Group’s combined net profit for the year ending December 31, 2004 under IFRS is unlikely to be less than RMB4,761 million (equivalent to approximately US$575 million).

(2)	Shareholder’s Equity

The pro forma shareholder’s equity of the Combined Group as at December 31, 2003, would be approximately RMB122,994 million (equivalent to approximately US$14,860 million) compared to RMB131,272 million (equivalent to approximately US$15,860 million) of the Listed Group as at the same date.

(3)	Gearing

As stated in the “Letter from the Chairman”, the Company intends to use all the net proceeds raised from the sale of the Primary Shares in the New Issue to finance the Acquisition. In the scenario that the New Issue cannot be completed prior to the completion of the Acquisition, the pro forma total debt of the Combined Group would be approximately RMB158,385 million (equivalent to approximately US$19,136 million) as at December 31, 2003, representing an increase of about 64.6% from the total debt of approximately RMB96,234 million (equivalent to approximately US$11,627 million) of the Listed Group at the same date. On a pro forma basis, the total debt to total capitalization ratio would increase from 42.1% to approximately 56.0%, which remains within the range of gearing levels of certain other telecommunications companies which we looked at for comparison purposes. If and after the New Issue is completed, the net proceeds raised will reduce the pro forma total debt and increase the pro forma shareholder’s equity, thereby lowering the gearing level of the Company.

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2.	Prospective Connected Transactions

As a result of the Acquisition and in order to allow certain services to be provided between the Target Group or the Company and the Parent Group post the Acquisition, the Listed Group and Target Group have entered into certain operating and other agreements with the Parent and/or its subsidiaries/Associates (other than the Company, its subsidiaries, and the Target Group). As stated in the “Letter from the Chairman” in the Circular, the commercial terms and conditions of certain Prospective Connected Transactions are identical to the commercial terms and conditions of the corresponding Existing Connected Transactions. The Company expects the Relevant Prospective Connected Transaction, i.e. the interconnection agreement, the engineering agreements, the community services agreements and the ancillary telecommunications services agreements to occur on a regular and continuous basis in the ordinary and usual course of business.

Pursuant to the Hong Kong Listing Rules, each of the percentage ratios (other than the profits ratio) of the Supplemental Connected Transactions Agreement (excluding the interconnection agreement), the comprehensive services framework agreement, the property leasing agreements, the IT services agreements, equipment procurement services agreements described in section 9 in the “Letter from the Chairman” is on an annual basis less than 2.5% and therefore falls under Rule 14A.34 and is only subject to the reporting and announcement requirements set out in Rule 14A.45 to Rule 14A.47 and is exempt from the Independent Shareholders’ approval requirements. It is stated in the “Letter from the Chairman” that the Company undertakes to comply with the rules in relation to annual review of continuing connected transactions set out in Rule 14A.37 to Rule 14A.41 of the Hong Kong Listing Rules. The Company also specifically undertakes that, upon any variation or renewal of the above relevant agreements, the Company will comply in full with all applicable requirements set out in Chapter 14A of the Hong Kong Listing Rules.

Each of the Relevant Prospective Connected Transactions, i.e., each of the interconnection agreement, the engineering agreements, the community services agreements and the ancillary telecommunications services agreements described hereafter constitutes non-exempt continuing connected transactions falling under Rule 14A.35 of the Hong Kong Listing Rules and requiring approval of the Independent Shareholders under Rule 14A.48 of the Hong Kong Listing Rules.

It should be noted that certain services under the Relevant Prospective Connected Transactions are charged in accordance with the tariffs/standards set or guided by the Chinese regulatory authorities. Where the charges are not set or guided by the Chinese regulatory authorities, they are based on market rates charged by independent third party providers for the same or similar services in the ordinary and usual course of business or obtained through a public tender process, or are based on reasonable costs or reasonable costs plus a reasonable margin as negotiated on an arm’s length basis between the relevant parties. In respect of the Relevant Prospective Connected Transactions, the Listed Group and/or the Target Group have received undertakings from the Parent Group that the terms of the services provided to the Listed Group and/or the Target Group will not be less favourable than the same or similar services provided to any third parties. With respect to certain services under the Relevant Prospective Connected Transactions, the Listed Group and/or the Target Group have also agreed that if the terms of the offers from independent third party providers are not more favourable than that from the Parent Group, the Listed Group and/or the Target Group may accord priority to the Parent Group to provide such services. We understand from the Company that this forms an important basis for the Listed Group and/or the Target Group in entering into the Relevant Prospective Connected Transactions.

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We set out below a summary of each of the Relevant Prospective Connected Transactions. We have not reviewed the terms of the Supplemental Connected Transactions Agreement and the Prospective Connected Transactions which are not the Relevant Prospective Connected Transactions (the descriptions of which are found in the “Letter from the Chairman”) and make no comments on them.

(1) Interconnection agreement

The Supplemental Connected Transactions Agreement amends the term of the original interconnection agreement from December 31, 2005 to December 31, 2006. The interconnection agreement will be renewed for further periods of three years unless the Company provides three months’ written notification to the Parent of its intention not to renew the agreement. The original interconnection agreement does not provide for early termination or non-renewal by the Parent. Furthermore, under Article 17 of the Telecommunications Regulations, a telecommunications operator cannot refuse to enter into interconnection arrangements with another operator if requested. Apart from the amendments described above, the other commercial terms and conditions of the original interconnection agreement remain unchanged.

Pursuant to the interconnection agreement, the telephone operator terminating a telephone call made to its local access network shall be entitled to receive from the operator from which the telephone call originated a fee described by the MII from time to time, which is currently RMB0.06 per minute. The formula for settlement is based on the net volume of telephone calls originating from the Combined Group to the Parent Group or originating from the Parent Group to the Combined Group multiplied by the MII prescribed settlement fee.

(2) Engineering agreements

The Combined Group and the corresponding Provincial Subsisting Companies have entered into the Engineering Framework Agreements to govern the arrangements with respect to certain engineering related services. Each Engineering Framework Agreement will expire on December 31, 2006, but will be renewed for further periods of three years unless any member of the Combined Group provides three months’ written notification to the relevant Provincial Subsisting Company of its intention not to renew its agreement.

The charges payable for engineering related services rendered under the Engineering Framework Agreements shall be determined by reference to market rates as reflected by prices obtained through a tender process. According to the relevant PRC regulations, whenever the value of any engineering design and supervision project exceeds RMB500,000, or the value of any engineering construction project exceeds RMB2 million, the award of the project is required to be the subject of a tender process (with a minimum of three parties tendering bids) in accordance with relevant laws. The Combined Group does not accord any priority to any of the corresponding Provincial Subsisting Companies to provide such services, and the tender may be awarded to an independent third party. However, if the terms of an offer from a corresponding Provincial Subsisting Company are at least as favourable as those offered by another tenderer, the relevant member of the Combined Group may award the tender to the relevant Provincial Subsisting Company. Penalty charges will be payable by a member of the Combined Group if it fails to settle the fee payable under the agreement when such fee becomes due.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of engineering related services similar to those proposed in the Engineering Framework Agreements which form part of the Existing Connected Transactions.

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Further information on the on-going and prospective arrangements, including the historical amounts of such connected transaction, is set out in the Prospectus/the 2003 Circular and the “Letter from the Chairman” in the Circular, respectively.

(3) Community services agreements

The Combined Group and the corresponding Provincial Subsisting Companies in each of the Listed Service Areas and Target Service Areas have entered into the Community Services Framework Agreements to govern the arrangements relating to the provision of certain community services to the Combined Group by the Provincial Subsisting Companies. Such agreements will expire on December 31, 2006, but will be renewed for further periods of three years unless terminated by either party with at least three months’ written notification to the other party. However, if the Combined Group cannot, without incurring significant cost and expense, obtain these services from a third party after such termination, the corresponding Provincial Subsisting Companies cannot terminate the provision of such services.

The Community Services Framework Agreements stipulate that the above community services are provided at:

(a) the government-prescribed prices;

(b) where there are no government-prescribed prices but where there are government-guided prices, the government-guided prices apply;

(c) where there are neither government-prescribed prices nor government-guided prices, the market prices apply. The market price is defined as the price at which the same type of services are provided by independent third parties in the ordinary course of business; or

(d) where none of the above is applicable, the prices are to be agreed between the relevant parties for the provision of the above services, which shall be the reasonable costs incurred in providing the same plus a reasonable profit margin (for this purpose, “reasonable costs” means such costs as confirmed by both parties after negotiations).

Furthermore, if the terms of an offer from a Provincial Subsisting Company are at least as favourable as those offered by an independent third party, the Combined Group may give priority to the Provincial Subsisting Company. Penalty charges will be payable by a member of the Combined Group if it fails to settle the fee payable under the agreement when such fee becomes due.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of community services similar to those proposed in the Community Services Framework Agreements and they form part of the Existing Connected Transactions. Further information on the on-going and prospective arrangements, including the historical amounts of such connected transaction, is set out in the Prospectus/the 2003 Circular and the “Letter from the Chairman” in the Circular, respectively.

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(4) Ancillary telecommunications services agreements

The Combined Group and the corresponding Provincial Subsisting Companies in each of the service areas have entered into the Ancillary Telecommunications Services Framework Agreements to govern the arrangements relating to the provision of the Ancillary Telecommunications Services to the Combined Group by the corresponding Provincial Subsisting Companies on a non-exclusive basis. The agreements will expire on December 31, 2006, but will be renewed for further periods of three years unless either party notifies the other at least three months prior to the expiration of the term in writing of its intention to terminate the relevant agreement. However, if the Combined Group cannot, without incurring significant cost and expense, obtain these services from a third party, the Provincial Subsisting Companies cannot terminate the provision of such services.

The pricing policy of the Ancillary Telecommunications Services Framework Agreements is the same as that of the Community Services Framework Agreement. Furthermore, if the terms of an offer from a Provincial Subsisting Company are at least as favourable as those offered by an independent third party, the Combined Group may give priority to the Provincial Subsisting Company. Penalty charges will be payable by a member of the Combined Group if it fails to settle the fee payable under the agreement when such fees becomes due.

Currently, the Listed Group and the corresponding Provincial Subsisting Companies have on-going arrangements in respect of ancillary telecommunications services similar to those proposed in the Ancillary Telecommunications Services Framework Agreements and they form part of the Existing Connected Transactions. Further information on the ongoing and prospective arrangements, including the historical amounts of such connected transaction, is set out in the Prospectus/the 2003 Circular and the “Letter from the Chairman” in the Circular, respectively.

As stated in the “Letter from the Chairman”, the Company proposes to set the following annual monetary limits for these categories of connected transactions for the Combined Group:

(i) Engineering agreements — not exceeding RMB8,327 million for the Combined Group (previously RMB7,020 million for the Listed Group);

(ii) Community services agreements — not exceeding RMB3,410 million for the Combined Group (no change from the previous limit for the Listed Group);

(iii) Ancillary telecommunications services agreements — not exceeding RMB2,640 million for the Combined Group (no change from the previous limit for the Listed Group).

No upper limit will be imposed (as previously granted) for the interconnection agreement.

We have discussed with the management the bases for setting the respective monetary limits for certain of the above Relevant Prospective Connected Transactions, as well as the reasons for not imposing a monetary limit on the interconnection agreement.

The Company is of the following view with respect to the monetary limit for the provision of engineering related services pursuant to the engineering agreements. The increase of the relevant existing monetary limits is due to (i) an increase in the business volume of the Combined Group following the acquisition of the business of the Target Group by the Company, which for the year ended December 31, 2003 would have resulted in a revenue increment of approximately 28% and total asset increment of

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approximately 32%, (ii) the varied geographic characteristics of the Target Service Areas requiring specialized expertise to carry out engineering work and there are very few third parties which can offer comparable services in terms of quality and fees, (iii) further expansion of the telecommunications business of the Listed Group in 2006, and (iv) the Target Service Areas are generally less developed than the Listed Service Areas and therefore there is a greater need for engineering works in the Target Service Areas as the business there has greater scope for expansion. Compared with the annual monetary limit applicable to the same agreement under the Existing Waiver, which was granted by the Stock Exchange on December 24, 2003, the proposed annual monetary limit represents an increment of 18.6%. Such an increment is less than the increment in each of the pro forma capital expenditure, revenue and total assets of the Company for the twelve months ended December 31, 2003 following the Acquisition. Based on the foregoing, we are of the view that the increased monetary limit is reasonable insofar as the Independent Shareholders are concerned.

Notwithstanding the increased business volume following the Acquisition, the Company proposes to maintain the same levels of annual monetary limit for the provision of community services pursuant to the community services agreements and ancillary telecommunications services pursuant to the ancillary telecommunications services agreements, as under the Existing Waiver granted by the Stock Exchange on December 24, 2003. We are of the view that the maintained monetary limits are reasonable insofar as the Independent Shareholders are concerned.

We note that it is stated in the “Letter from the Chairman” contained in the Circular that (i) in determining the proposed annual limits of the Relevant Prospective Connected Transactions for the Combined Group, the Board has considered the relative size of the total assets and operating revenues of the Target Group against the Listed Group, the budget of the Combined Group in terms of capital expenditures, general and administrative expenses and sales and maintenance expenses, and (ii) the Board is of the view that the monetary limits are set so as to (a) not hinder the ability of the Combined Group to conduct its business in the ordinary and usual course and (b) allow the Combined Group to benefit from future growth.

With respect to the lack of a monetary limit for services to be provided pursuant to the interconnection agreement (under the Supplemental Connected Transactions Agreement), the Company has informed us that the volume of the provided services depends on growth in call revenue and its customer base for its various services. Any growth in the domestic long distance service will necessarily result in increased transaction volumes under the interconnection agreement, which the Company will not be able to control as it depends entirely on customer usage. Any limits on these transactions will therefore potentially limit the Company’s ability to conduct or expand its business in the ordinary course. In addition, we understand that the pricing standard under the interconnection agreement has been set by reference to the relevant rates prescribed by the Chinese regulatory authorities, and that the Company will also be required to comply with certain requirements in relation to such connected transactions (including the disclosure of details of such connected transactions in the Company’s annual reports and reviews by the independent directors and the auditors of the Company). Based on the foregoing, we consider that the lack of a monetary limit for services to be provided pursuant to the interconnection agreement is reasonable insofar as the Independent Shareholders are concerned.

In considering the terms of the Relevant Prospective Connected Transactions, we have taken into account the following factors:

(i) the Board has represented that the transactions contemplated under the Relevant Prospective Connected Transactions are expected to be conducted in the ordinary and usual course of business, and on normal commercial terms;

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(ii)	the charges of the transactions contemplated under the Relevant Prospective Connected Transactions were determined based on one of the following methods: tariffs/standards set or guided by the Chinese regulatory authorities, or by reference to market rates, or are based on reasonable costs or reasonable costs plus a reasonable margin as negotiated on an arm’s length basis between the relevant parties, as discussed under the descriptions of the Relevant Prospective Connected Transactions found in sections 2(1), 2(2), 2(3) and 2(4) above;

(iii)	the Combined Group have received undertakings from the Parent Group that the terms of the services provided to the Combined Group will not be less favourable than the same or similar services provided to any third parties, where such third parties exist; and

(iv)	the commercial terms and conditions of Relevant Prospective Connected Transactions are identical to the commercial terms and conditions of the corresponding Existing Connected Transactions.

SUMMARY

Having considered the above principal factors and reasons, we draw your attention to the following key factors in arriving at our opinion (based on the results of all analyses taken as a whole):

(a)	the Board’s view that the Acquisition will enhance the Company’s market position and competitiveness, improve its growth prospects, and enable it to realize operating synergy and improve operating efficiency;

(b)	the representation made by the Board that (i) the Acquisition was negotiated and entered into on an arm’s length basis and on normal commercial terms, (ii) the purchase price payable by the Company for the entire equity interests of the Target Companies and the other terms of the Acquisition, including the methods of financing, are, in the Board’s opinion, fair and reasonable, (iii) the terms of the deferred consideration are more attractive to the Company than the usual terms of a commercial bank loan of a similar amount and tenure, and (iv) the Acquisition is in the best interest of the Company and its Shareholders;

(c)	the valuation of the Target Companies implied by the purchase price of the Acquisition: (i) is near the low end of the range of our DCF analysis, (ii) represents a discount to the relevant trading multiples of the Company and is reasonable when compared to those of other comparable companies, and (iii) is at a discount to the multiples implied by recent comparable transactions;

(d)	the Board is of the opinion that the transactions contemplated under the Relevant Prospective Connected Transactions have been entered into, and will be carried out, in the ordinary and usual course of business of the Combined Group and on normal commercial terms;

(e)	the pricing of the Relevant Prospective Connected Transactions was determined based on one of the following methods: tariffs/standards set or guided by the Chinese regulatory authorities, or by reference to market rates, or are based on reasonable costs or reasonable costs plus a reasonable margin as negotiated on an arm’s length basis between the relevant parties. Furthermore, the commercial terms and conditions of the Relevant Prospective Connected Transactions are identical in nature and substance to the commercial terms and conditions of corresponding Existing Connected Transactions;

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(f)	the Company has undertaken that it shall comply with the rules in relation to annual review of continuing connected transactions set out in Rule 14A.37 to Rule 14A.41 of the Hong Kong Listing Rules, and that, upon any variation or renewal of the Relevant Prospective Connected Transactions, the Company shall comply in full with all applicable requirements set out in Chapter 14A of the Hong Kong Listing Rules;

(g)	the Acquisition Agreement includes warranties in favour of the Company and provisions providing for liability for breach of the warranties; and

(h)	the Company has the right to terminate the Acquisition Agreement if, among other events, a material adverse change takes place at any time after signing of the Acquisition Agreement and before the completion of the Acquisition.

OPINION

Based upon and subject to the foregoing, as well as the qualifications set out in this letter, we consider as the date hereof that:

(a)	the terms of the Acquisition and the Relevant Prospective Connected Transactions are, from a financial point of view, on normal commercial terms, that is, that they are on terms which the Company could obtain if the Acquisition and the Relevant Prospective Connected Transactions were on an arm’s length basis or on terms no less favourable to the Company than terms available to or from independent third parties (although we express no opinion as to whether any such terms would be available from any independent third parties);

(b)	the Relevant Prospective Connected Transactions are, from a financial point of view, entered into in the ordinary and usual course of business; that is, entered into as part of the existing principal activities of the Company or entered into as wholly necessary for the principal activities of the Company;

(c)	the terms of the Acquisition, including the purchase price and the methods of financing, and the Relevant Prospective Connected Transactions are, solely from a financial point of view, (i) fair and reasonable and (ii) in the interests of the Company and its shareholders as a whole; and

(d)	we would, solely from a financial point of view, advise that the Independent Board Committee makes a recommendation to the Independent Shareholders to vote, and that the Independent Shareholders vote, in favour of (i) the Acquisition, (ii) the Relevant Prospective Connected Transactions and (iii) the annual monetary limits applicable to the engineering agreements, the community services agreements and the ancillary telecommunications services agreements, and the lack of a monetary limit for the interconnection agreement.

     This letter is provided to the Independent Board Committee and the Independent Shareholders of the Company in connection with and for the purposes of their evaluation of the Acquisition and the transactions contemplated under the Relevant Prospective Connected Transactions. The opinion contained in this letter is intended to provide only one of the bases on which the Independent Board Committee may make their recommendation to the Independent Shareholders on how to vote, and on which the Independent Shareholders may decide how to vote, in respect of the Acquisition and the Relevant Prospective Connected Transactions. In the event of inconsistency, the English text of this letter shall prevail over the Chinese

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text. This letter may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This letter may be reproduced in full in the Circular but may not otherwise be disclosed publicly in any manner without our prior written approval.

Yours faithfully
For and on behalf of
J.P. Morgan Securities (Asia Pacific) Limited
Todd R. Marin
Managing Director

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APPENDIX I	FURTHER INFORMATION OF THE TARGET COMPANIES

INDUSTRY BACKGROUND

The telecommunications industry in China has experienced rapid growth in recent years. According to the MII, the total number of wireline access lines in service increased from 180.4 million as of the end of 2001 to 263.3 million as of the end of 2003, representing a compound annual growth rate of 20.8%. Wireline telephone penetration rate increased from 14.1% to 20.4% during the same period. As a result of the increasing demand for information services and technology development, the market for data communications and Internet services in China also experienced rapid growth during that period. The number of Internet users in China increased from 33.7 million as of the end of 2001 to 53.7 million as of the end of 2003, representing a compound annual growth rate of 26.4%.

The following table sets forth certain information relating to the telecommunications and information industry in China as of the dates indicated.

	As of December 31,			Compound Annual Growth Rate

	2001	2002	2003	(2001–2003)

China’s population (in millions)	1,276	1,285	1,292	0.6%
China’s GDP per capita(1) (RMB)	7,543	8,184	9,030	9.4%
Wireline telephone
Access lines in service (in millions)	180.4	214.4	263.3	20.8%
Penetration rate(2)	14.1%	16.7%	20.4%	—
Internet
Users (in millions)(3)	33.7	49.7	53.7	26.4%
Penetration rate(2)	2.6%	3.9%	4.2%	—

(1)	Determined by dividing the GDP by the population.

(2)	Determined by dividing the number of access lines in service or users by the total population of China.

(3)	Includes dial-up and dedicated line subscribers only; includes inactive users.

Sources:	Data in respect of China’s population and GDP (which is calculated at current prices) are derived from information published by the National Bureau of Statistics of China; data in respect of wireline access lines in service are derived from information published by the MII; data in respect of Internet users of 2001 are derived from information published by China Internet Network Information Centre, or CNNIC, and those of 2002 and 2003 are derived from information published by the MII; data in respect of all three years include dial-up and dedicated line subscribers only.

The Company currently faces competition from other telecommunications service providers, such as China Netcom Group, China Mobile, China Unicom and China Railcom in its wireline telephone, data, Internet, and leased line services. All of the principal competitors are, directly or indirectly, wholly or majority owned by the Chinese government. The Chinese government encourages orderly and fair competition in the telecommunications industry in China. Currently, providers of basic telecommunications services (see Appendix II, “Regulations – Licensing” for the definition of “basic telecommunications services”) must obtain a license from the MII. Only a limited number of providers have obtained licenses to provide basic telecommunications services in China.

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MARKET ENVIRONMENT OF THE TARGET GROUP

The Target Service Areas include Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region, which accounted for 17.9% of the total GDP of China in 2003, with a compound annual growth rate of GDP of 9.8% from 2001 to 2003. The wireline penetration rate in the Target Service Areas reached 14.5% as of December 31, 2003. The penetration rate in the Target Service Areas is relatively low compared to that in the national average. The Company believes this presents strong growth potential for the Target Group.

The map below indicates the Target Service Areas and the Listed Service Areas. The accompanying table sets out selected demographic and market information related to the Target Service Areas and the whole country as of or for the year ended December 31, 2003, unless otherwise indicated.

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	Target Service Areas	China

Population (in millions)	310.6	1,292.3
GDP per capita (RMB)(1)	6,737	9,030
2001–2003 compound annual growth rate of GDP(1)	9.8%	9.4%
Number of access lines in service (in millions)	44.9	263.3
Wireline telephone penetration rate(2)	14.5%	20.4%
Number of Internet users (in thousands)	8,263 (3)	53,657 (4)
Internet penetration rate(5)	2.7%	4.2%

(1)	GDP is calculated at current prices. GDP per capita is determined by dividing the GDP by the population.

(2)	Calculated by dividing the number of wireline access lines in service in the relevant areas by the population of the relevant areas.

(3)	Excludes inactive users, who have registered accounts with service providers but have not used Internet access services.

(4)	Includes dial-up and dedicated line subscribers only; includes inactive users.

(5)	Calculated by dividing the number of Internet users in the relevant areas by the population of the relevant areas.

Sources:	Data in respect of the population, 2003 GDP and 2001 to 2003 compound annual growth rate of GDP are derived from information published by the National Bureau of Statistics of China; data in respect of the number of access lines in service in China and Internet users in China are derived from information published by the MII; data in respect of the number of access lines in service and Internet users in the Target Service Areas are based on information provided by the relevant Provincial Communications Administrations in the Target Service Areas.

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OVERVIEW OF THE BUSINESS OF THE TARGET GROUP

Each of the Target Companies is a leading provider of wireline telephone, Internet and managed data and leased lines services in the relevant Target Service Area. The following table sets out the percentages of contribution by the Target Group’s different services to the total operating revenue of the Target Group for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Wireline telephone services:
Local
Installation fees	2.1%	2.3%	2.4%
Monthly fees	17.5%	20.2%	21.4%
Local usage fees	33.9%	31.9%	30.4%
Domestic long distance(1)	20.5%	17.9%	16.8%
International, Hong Kong, Macau and Taiwan long distance(1)	0.7%	0.6%	0.5%
Interconnection	4.7%	5.1%	5.8%
Upfront connection fees	6.9%	6.4%	5.7%

Sub-total	86.3%	84.4%	83.0%
Internet and managed data services:
Internet(2)	2.0%	3.5%	5.6%
Managed data(3)	2.1%	2.3%	2.0%

Sub-total	4.1%	5.8%	7.6%
Leased line services	3.8%	4.2%	3.6%
Other services(4)	5.8%	5.6%	5.8%

Total operating revenue of the Target Group	100.0%	100.0%	100.0%

(1)	Includes revenue from VoIP long distance services.

(2)	Includes revenue from dial-up and broadband Internet access services.

(3)	Includes revenue from DDN, frame relay and ATM services.

(4)	Includes revenue from value-added telecommunications services, sale, repair and maintenance of customer-end equipment, and lease of telecommunications network facilities.

WIRELINE TELEPHONE SERVICES

The wireline telephone services of the Target Group consist of local telephone, domestic long distance, international, Hong Kong, Macau and Taiwan long distance, value added voice and information services and interconnection.

Wireline telephone services (excluding value-added services, the revenue of which is accounted under other services) are the Target Group’s main services, generating 83.0% of the total operating revenue of the Target Group in 2003. Revenue generated by these services in the Target Service Areas increased from

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RMB26,477 million in 2002 to RMB27,488 million in 2003. While demand for voice telephone services grew steadily, the demand for value-added voice and information services has also experienced growth in recent years. The Company believes that the Target Group’s wireline telephone services will continue to provide steady revenue stream and drive the overall revenue growth of the Target Group.

Local Telephone Services

The local telephone services in the Target Service Areas have grown significantly in terms of number of access lines in service in recent years, representing the largest revenue source for the wireline telephone services of the Target Group and contributing 54.4% of the total operating revenue of the Target Group in 2002 and 54.2% in 2003, as compared to 53.5% in 2001.

Access lines. The following table sets out selected information regarding the local telephone services of the Target Group as of the dates indicated:

	As of December 31,
	2001	2002	2003

	(in thousands, except percentages)

Number of access lines in service(1):
Residential	23,200	26,540	28,689
Enterprise	3,654	3,846	4,083
Public telephones	1,968	2,336	2,906
Wireless local access	1,550	3,547	7,220

Total(2)	30,373	36,268	42,897

Wireline telephone penetration rate(3)	10.1%	12.1%	14.5%
Market share measured by number of access lines in service	98.3%	97.1%	95.5%

(1)	Includes ISDN lines as measured by the number of bearer channels.

(2)	The total number of access lines in services is different from the sum of all kinds of access lines because of rounding discrepancies.

(3)	Calculated by dividing the number of access lines in service in the relevant areas by the population of the relevant areas.

Sources:	Data in respect of the number of the Target Group’s access lines in service are provided by the Target Group. Data in respect of the wireline telephone penetration rate are based on the information of the total number of wireline access lines in the Target Service Areas provided by the relevant Provincial Communications Administrations in the Target Service Areas.

The number of the Target Group’s access lines in service increased rapidly from 30.4 million as of the end of 2001 to 36.3 million as of the end of 2002 and 42.9 million as of the end of 2003. The Target Group had a 95.5% market share in the Target Service Areas in terms of the number of access lines in service as of the end of 2003. The wireline penetration rate in the Target Service Areas increased from 12.1% as of the end of 2002 to 14.5% as of the end of 2003.

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The Target Group also provides wireless local access services with limited mobility based on the personal handyphone system, or PHS, technology, as an extension and supplement to the local wireline telephone services of the Target Group. The demand for the wireless local access services of the Target Group has increased rapidly in recent years. The Target Group’s wireless local access customers increased from 3.5 million as of the end of 2002 to 7.2 million as of the end of 2003. The rapid development of the wireless local access business of the Target Group has become a key driver of revenue growth and has reduced the diversion to mobile telephone services by satisfying the needs of some subscriber groups. The continuous decline in the cost of wireless local access equipment also increased the return on investment for the wireless local access services of the Target Group. The Company believes that the consumers in the Target Service Areas have strong price sensitivity and the Target Service Areas contain many small- and medium-sized towns and cities, which provides significant market potential for the Target Group’s wireless local access services.

The Target Group operates an extensive network of public telephones in the Target Service Areas, and the number of public telephones reached approximately 2.9 million as of the end of 2003. The Target Group provides public telephone services mainly to the large and fast growing non-resident population in the Target Service Areas. The Company believes that the demand for the Target Group’s public telephone services in the Target Service Areas will continue to increase.

Service usage. The following table sets out certain usage information regarding the Target Group’s local telephone services for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Total usage (pulses in billions)(1)(2)	103.3	112.9	108.3
Total usage (minutes in billions)(3)	98.6	103.2	96.7

(1)	Pulses are the billing units for calculating local telephone usage fees. The definition of a pulse for intra-district calls changed in connection with the tariff adjustments mandated by the Chinese government and implemented by the Target Group in 2001. See “–Tariffs” for the respective definitions of a pulse before and after the tariff adjustments in 2001.

(2)	Includes 23.5 billion pulses in 2001, 26.5 billion pulses in 2002 and 17.9 billion pulses in 2003, in respect of Internet dial-up usage generated by our Internet users and users of other Internet access providers.

(3)	Minutes reported were calculated from pulses through a statistical sampling of calling patterns.

The total usage of the Target Group’s local telephone services, including the local telephone usage associated with VoIP long distance calls, increased from 103.3 billion pulses in 2001 to 112.9 billion pulses in 2002 and decreased to 108.3 billion pulses in 2003. Driving forces of local telephone usage of the Target Group include rapid economic development of the Target Service Areas and relatively low penetration level of the Target Services Areas. The Target Group faces strong competition, particularly in the form of wireless substitution, in the provision of local telephone services. As many dial-up Internet subscribers have migrated to broadband services, dial-up Internet usage as a percentage of the total local usage in terms of pulses, increased from 22.8% in 2001 to 23.4% in 2002 and decreased to 16.6% in 2003. Tariffs for the communications fees of dial-up Internet access were much lower than the usage fees for voice services.

Tariffs. For the local telephone services, the Target Group charges an upfront installation fee, a fixed monthly fee and local call usage fees based on call duration. The tariffs are regulated by the Chinese government. The local call usage fees are either intra-district or inter-district, depending upon whether a call

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is within a single service district or between service districts. The Target Group implemented the tariff adjustments mandated by the Chinese government in the end of 2000. The mandated tariff adjustments changed the tariff levels for many telecommunications services, including local and long distance telephone, data and leased line services. See Appendix II “Regulations – Tariff Setting.”

The following table sets out the changes in the Target Group’s tariffs before and after the tariff adjustments in 2001 for local telephone services:

	Before Tariff Adjustments	After Tariff Adjustments

(RMB)

Monthly fee(l):
Residential customers	7.6–21.6	10.0–25.0
Enterprise customers	12.0–33.0	25.0–35.0
Usage fee:
Intra-district	0.18–0.20 per pulse (three minute intervals)	0.18–0.22 for the first two pulses (first three minutes or less) and 0.09–0.11 for each additional pulse (one minute intervals)
Inter-district	0.30–0.50 per pulse (one minute intervals)	0.30–0.50 per pulse (one minute intervals)
Communications fee:
Internet dial-up	0.09–0.11 per pulse (three minute intervals)	0.02 per pulse (one minute intervals)

(1)	Monthly fees for customers vary depending on whether a subscriber is located in the provincial capital, a city, a county or rural areas.

Prior to July 2001, the Target Group charged an upfront connection fee for basic access services. The connection fees were eliminated entirely in July 2001. The decrease in and ultimate elimination of the connection fees have stimulated customer growth, especially for residential customers. In addition, all previous surcharges on telephone services, which were mostly levied by provincial and local governments, were eliminated in July 2001.

Domestic Long Distance Services

The Target Group offers long distance services through its public switched telephone network as well as VoIP long distance services. The Target Group is the largest provider of domestic long distance services in the Target Service Areas, with a 43.5% market share, as measured by total minutes carried through our networks divided by total minutes carried through networks, of all wireline and mobile operators in the Target Service Areas in 2003. Total revenue from the Target Group’s domestic long distance services represented 17.9% of its total operating revenue in 2002 and 16.8% in 2003, compared to 20.5% in 2001. Usage of the Target Group’s VoIP domestic long distance services as a percentage of the Target Group’s total domestic long distance usage increased from 46.2% in 2002 to 49.4% in 2003.

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Service usage. The following table sets out the total minutes of domestic long distance calls carried through the Target Group’s long distance network and the market share of the Target Group’s domestic long distance services for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Total usage (minutes in millions)(1)	11,890	12,699	13,503
Market share	61.8%	52.1%	43.5%
Percentage of usage via VoIP	28.4%	46.2%	49.4%

(1)	Includes calls originated by subscribers of other operators that are carried through the Target Group’s long distance networks.

Sources:	Data in respect of the number of domestic long distance call minutes of the Target Group are provided by the Target Group. Data in respect of the total number of domestic long distance call minutes in the Target Service Areas are derived from information provided by the relevant Provincial Communications Administrations in the Target Service Areas.

The Target Group has maintained a steady growth in the total minutes of usage of domestic long distance services through enhanced marketing and further development of its distribution channels. However, in recent years, the mobile operators in the Target Service Areas expanded their own long distance networks and increased routing of long distance calls placed by their mobile subscribers through their own long distance networks. As a result, the Target Group’s market share in the domestic long distance services decreased from 52.1% in 2002 to 43.5% in 2003. The decrease was also attributable to the increased competition from other wireline long distance service providers.

Tariffs. The tariff adjustments in 2001 abolished the distance-based tariff structure, reduced the unit of billing from one minute to six seconds and eliminated long distance call surcharges.

The following table sets out the tariffs for the Target Group’s domestic long distance telephone services before and after the tariff adjustments in 2001, which are based on state tariff rates:

	Before Tariff Adjustments	After Tariff Adjustments

(RMB)

Public switched telephone network services		All at the unified rate of 0.07 per six seconds(1)
Intra-provincial less than 300 km	0.50–0.60 per minute(2)
Intra-provincial more than 300 km	0.60 per minute(2)
Inter-provincial less than 800 km	0.80 per minute(2)
Inter-provincial more than 800 km	1.00 per minute(2)

VoIP services(3)	0.30 per minute	Not regulated

(1)	A discount rate of up to 40% applies to calls made during off-peak hours, which are from 12:00 a.m. to 7:00 a.m. every day.

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(2)	A discount rate of 50% applies to calls made during off-peak hours, which are from 9:00 p.m. to 12:00 a.m. for weekdays and from 7:00 a.m. to 12:00 a.m. on public holidays and weekends; a discount rate of 70% applies to calls made during 12:00 a.m. to 7:00 a.m. everyday.

(3)	Does not include separate usage fees for local services when a VoIP call is placed. The local usage fee of a VoIP call is the same as the local usage fee of an intra-district local voice call.

VoIP long distance services are charged at lower tariff rates than those for long distance services using public switched telephone networks. However, the Target Group also charges local usage fees on VoIP long distance calls. The tariff adjustments in 2001 deregulated the tariffs for VoIP services, which provides the Target Group the flexibility in setting tariffs for its VoIP services. The Target Group offers flexible VoIP service packages to respond to competition.

International, Hong Kong, Macau and Taiwan Long Distance Services

The Target Group is the largest provider of international, Hong Kong, Macau and Taiwan long distance services in the Target Service Areas, with a 57.1% market share in 2002 and a 49.9% market share in 2003, as measured by the total number of outgoing call minutes generated in the Target Service Areas and carried through international gateways of all wireline and mobile operators. The Target Group’s international, Hong Kong, Macau and Taiwan long distance telephone services contributed 0.7% to the total operating revenue of the Target Group in 2001, 0.6% in 2002 and 0.5% in 2003. The Target Group also offers VoIP international, Hong Kong, Macau and Taiwan long distance services, similar to its VoIP domestic long distance services in the Target Service Areas.

Service usage. The following table sets out certain information related to the usage and market share of the Target Group’s international, Hong Kong, Macau and Taiwan long distance services, including usage of international, Hong Kong, Macau and Taiwan long distance services by mobile subscribers, for the periods indicated:

	Year ended December 31,

	2001	2002	2003

Outgoing call minutes (in millions)(1)	52.2	53.2	51.5
Market share by outgoing call minutes	58.2%	57.1%	49.9%
Percentage of usage via VoIP	33.1%	43.8%	55.3%

(1)	Includes calls originated by subscribers of other operators that are carried through the international gateways of China Telecommunications Corporation.

Sources:	Data in respect of the number of outgoing call minutes of the Target Group are provided by the Target Group. Data in respect of the total number of outgoing call minutes in the Target Service Areas are derived from the information provided by the relevant Provincial Communications Administrations in the Target Service Areas.

The market share in terms of outgoing call minutes of the Target Group’s international, Hong Kong, Macau and Taiwan long distance services declined from 57.1% in 2002 to 49.9% in 2003, mainly because mobile operators established their own international gateways and diverted international, Hong Kong, Macau and Taiwan calls previously placed by their mobile subscribers through the international gateways of China Telecommunications Corporation (see Section 9.1 “Ongoing Connected Transactions Between the Company and China Telecommunications Corporation – (b) Supplemental Agreement Relating to Centralized Services, Interconnection, Optic Fibers Leasing and Non-Competition Agreement – Centralized Services” of the Letter from the Chairman).

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Tariffs. The tariff adjustments in 2001 reduced the basic unit of billing from one minute to six seconds and simplified the rate schedule by abolishing the distance-based tariff structure.

The following table sets out the international, Hong Kong, Macau and Taiwan long distance tariffs of the Target Group before and after the tariff adjustments in 2001, which are based on state tariff rates:

	Before Tariff Adjustments	After Tariff Adjustments

(RMB)

Public switched telephone network services:
To Hong Kong, Macau and Taiwan	5.00 per minute(1)	0.20 per 6 seconds
To all international destinations	5.30–15.00 per minute(2)	0.80 per 6 seconds(3)
VoIP services(4):
To Hong Kong, Macau and Taiwan	2.50 per minute	Not regulated
To all international destinations	4.80 per minute	Not regulated

(1)	A discount rate of 40% applies to calls made during off-peak hours.

(2)	Rates of RMB5.30–12.00 per minute apply to calls made to Asian countries and regions and a rate of RMB15.00 per minute applied to calls to all other international destinations. A discount rate of 40% applied to calls made during off-peak hours.

(3)	A discount rate of up to 40% applies to calls made during off-peak hours.

(4)	Does not include separate usage fees for local services when a VoIP call is placed. The local usage fee of a VoIP call is the same as the local usage fee of an intra-district local voice call.

Since the tariff adjustments in 2001, the Target Group charges RMB1.50 per minute for VoIP long distance calls to Hong Kong, Macau and Taiwan and RMB2.40–4.60 per minute for VoIP long distance calls to international destinations, but offers various incentive programs and discounts from time to time.

The Target Group offers international, Hong Kong, Macau and Taiwan long distance services through the international gateways of China Telecommunications Corporation. China Telecommunications Corporation negotiates bilateral settlement arrangements and rates based on the international settlement standards in the telecommunications industry, and those settlement arrangements and rates also apply to the Target Group.

Value-added Voice and Information Services

In addition to basic local and long distance voice services, the Target Group offers a variety ofvalue-added voice and information services. Usage growth of such services contributed to the Target Group’s overall revenue growth.

Value-added voice services. The Target Group’s value-added voice services include caller ID, call forwarding, conference call and toll-free services. As of the end of 2003, approximately 19.0 million, or 44.4%, of the Target Group’s customers used the Target Group’s caller ID services, compared to approximately 11.4 million customers at the end of 2002 and approximately 6.1 million customers at the end of 2001. Based on its extensive network resources, customer base and distribution channels, the Target Group cooperates with other service providers and continues to develop new value-added voice services. In

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recent years, the Target Group gradually introduced new services such as call-center out-sourcing, video conferencing, direct dial VoIP services with a pre-set access number of 17901, wireline chat room called “Telephone QQ” , wireline short messaging services , and PHS short messaging services. The Target Group also launched a service called “Walk with Me” , an account-based calling service, in 2003. Through the Target Group’s intensive marketing efforts, the Target Group’s customers became familiar with these services and increased their usage. The Company believes that these value-added voice services allow the Target Group to enhance customer satisfaction and increase its revenue. As subscribers in the Target Services Areas become more accustomed to these value-added voice services, the Company believes that there is significant growth potential in these areas.

Telephone information services. The Target Group has significantly expanded the scope of its automated and operator-assisted telephone information and application services in recent years. The Target Group’s general information services allow users to access information at its standard telephone usage rates plus information usage fees. The Target Group also provides other specialized telephone information and application services, such as telephone banking, telephone advertising, telephone lottery and telephone stock trading services. Total usage of the telephone information services provided by the Target Group reached 407.3 million minutes in 2003. The Target Group intends to further expand the scope and usage of these services and develop flexible revenue sharing arrangements with content and application service providers.

Telephone directory services. The Target Group publishes telephone directories, known as Yellow Pages, in the Target Service Areas. In addition, the Target Group has introduced online telephone directory and other related information services. The Target Group derives advertising revenue from its printed and on-line directories.

Tariffs. Value-added voice and information services are classified as “market-based” for purpose of tariff determination by relevant regulatory authorities. (see “Appendix II – Regulations – Tariff Setting.”) The Target Group determines tariffs for value-added voice and information services according to market conditions. Tariffs for such services vary to a large extent based on types of services and geographical locations.

Interconnection

All interconnection and settlement arrangements among public wireline telephone, mobile, and Internet networks in China are governed by the Telecommunications Regulations, the rules on interconnection arrangements and settlement promulgated by the MII in 2001, and other regulations and rules promulgated by the MII from time to time. See Appendix II “Regulations – Interconnection.”

China Telecommunications Corporation, through its subsidiaries in the Target Service Areas, has entered into interconnection agreements with other telecommunications service providers in the Target Service Areas. These agreements provide for interconnection settlement with respect to local calls and domestic and international, Hong Kong, Macau and Taiwan long distance calls involving the Target Group’s networks. In connection with the Reorganization in preparation for the Acquisition, China Telecommunications Corporation has assigned to each of the Target Companies, and each of the Target Companies has assumed, the rights and obligations of China Telecommunications Corporation under the relevant interconnection agreement in respect of the relevant Target Service Area. The economic terms and the settlement procedures under those interconnection agreements are in accordance with the standards set forth in the interconnection rules and regulations promulgated by the MII, which are described in more detail in Appendix II “Regulations – Interconnection.”

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Based on the existing interconnection arrangement between the Company and China Telecommunications Corporation, the proposed acquisition of the Target Group would reduce the Combined Group’s interconnection revenue and expense with respect to the traffic between the Target Group and the Listed Group, and would increase the Combined Group’s interconnection revenue and expense with respect to the traffic between the Target Group and the Parent Group. Please refer to Appendix V for pro forma adjustments with respect to interconnection revenue and expense of the Combined Group.

INTERNETAND MANAGED DATA SERVICES

The Target Group is the leading provider of Internet and managed data services in the Target Service Areas. The Internet and managed data services of the Target Group are supported by extensive local access networks of the Target Group in the Target Service Areas and the largest nationwide fiber optic backbone transmission network jointly operated by the Listed Group, the Target Group and the Parent Group. Revenue from the Target Group’s Internet services was RMB1,084 million and RMB1,847 million in 2002 and 2003, respectively, representing 3.5% and 5.6% of the total operating revenue of the Target Group in 2002 and 2003, respectively. Revenue from the Target Group’s managed data services was RMB716 million and RMB670 million in 2002 and 2003, respectively, representing 2.3% and 2.0% of the total operating revenue of the Target Group in 2002 and 2003, respectively.

The following table sets out selected information regarding the Internet, managed data and related services of the Target Group as of the dates or for the periods indicated:

	As of or for the year ended December 31,

	2001	2002	2003

Dial-up Internet access services:
Dial-up subscribers (in thousands)	4,237.9	6,413.2	5,872.0
Dial-up on-line usage (minutes in billions)	22.3	24.5	16.4

Broadband access services (in thousands):
DSL subscribers	16.4	291.7	1,081.8
FTTx + LAN subscribers	86.6	244.1	513.5
Others(1)	—	1.0	5.4

Managed data services:
Number of ports (in thousands)
DDN services	81.0	88.1	84.2
Frame relay services	4.4	6.2	7.3
ATM services	0.1	0.7	0.7

Bandwidth leased (in thousands):
DDN services (x64Kbps)	85.8	99.9	105.1
Frame relay services (x128Kbps)	5.1	8.3	11.5
ATM services (x2Mbps)	0.6	0.7	2.1

(1)	Includes Wireless LAN services.

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Dial-up Internet Access Services

The Target Group is the largest provider of dial-up Internet access services in the Target Service Areas in terms of the number of subscribers. The Target Group classifies its dial-up Internet access users into registered users, non-registered users and prepaid users.

The dial-up Internet access subscribers of the Target Group increased from 4.2 million as of the end of 2001 to 6.4 million as of the end of 2002 and decreased to 5.9 million as of the end of 2003. Total dial-up usage generated from the Target Group’s subscribers declined from 24.5 billion minutes in 2002 to 16.4 billion minutes in 2003. The Target Group believes that the decrease of the dial-up usage was mainly due to the migration of dial-up subscribers to broadband services of the Target Group.

To further develop dial-up Internet access services, the Target Group has improved its content application services by introducing a new value-added Internet dial-up service known as “D-net”. Based on its extensive dial-up network resources, access number resources and billing channels, “D-net” provides dial-up Internet subscribers of the Target Group access to the value-added services provided by Internet content providers based on a dedicated platform. The launch of the “D-net” services received immediate positive reactions from the dial-up Internet subscribers of the Target Group and Internet content providers, which helped the Target Group maintain the subscriber base for its dial-up Internet services.

Dial-up Internet access services and application services fostered subscriber interest in the Internet services. The Company will continue to foster customer reliance on our Internet services through various fee plans and our “D-net” value-added services, turning dial-up Internet service into an “incubator” for our broadband services.

Tariffs. Registered dial-up Internet access users pay an Internet access fee as well as a local communications fee. In 2003, the MII liberalized the tariff regulations and lifted state guidance tariffs for Internet services. Currently, there are no pre-set tariff rates promulgated by the PRC government or other regulatory authorities on Internet services.

Broadband Internet Access

The Target Group began offering broadband Internet access services in 2000 and subscribers for these services grew from 0.5 million as of the end of 2002 to 1.6 million as of the end of 2003.

In 2003, the Target Group’s broadband Internet access services grew significantly due to strong demand. The Target Group also promoted its services and recognition of brand name through a series of marketing campaign. The Target Group took various measures to accelerate the penetration of broadband services and expand broadband customer base and coverage. These measures included packaging broadband services with other services, packaging broadband services with other companies’ sales of personal computers, and enhancing long-term cooperation with internet cafes and other owners of local access facilities. In addition, the Target Group has actively sought opportunities to work with application providers to promote the integration of broadband access with contents and applications. The Target Group expects its broadband Internet access services to continue to contribute significantly to its revenue growth. Equipment costs related to broadband Internet access services continued to decrease due to economies of scale and technological advancement, further improving investment return.

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DSL services. The Target Group promotes DSL services as the primary broadband Internet access means for residential customers and small- and medium-sized enterprise customers. DSL services can be offered over copper wires and are suitable for high-speed Internet access. The Target Group had 291.7 thousand DSL subscribers as of the end of 2002 and 1,081.8 thousand DSL subscribers as of the end of 2003.

Fiber-Ethernet access services. The Target Group offers broadband access services through fiber optic cables that directly link Ethernet technology-based LANs in office buildings or high-end residential complexes to the Internet. Fiber-Ethernet access uses optic fiber technology and Ethernet protocol to connect residential users and business users to a telecommunications network and greatly expands capacity of the access network. As of the end of 2002 and 2003, the Target Group had 244.1 thousand subscribers and 513.5 thousand subscribers, respectively, using Fiber-Ethernet access services.

Wireless LAN services. The Target Group provides fast and convenient wireless LAN services through its wireless local area networks in public places, such as airports, hotels, conference centers and office buildings.

Broadband application services. The Target Group continues to leverage its broadband access networks and distribution channels to develop various broadband application services, such as distance education, distance medical services, video conferencing, on-line games, entertainment and video-on-demand services.

Based on its large subscriber base, network resources, application platforms and reliable supporting systems, as well as its customer management and billing system, the Target Group cooperated with other service providers and launched ChinaVnet to promote its broadband Internet access services. ChinaVnet offers billing platforms and channels for Internet content and application providers and provides subscribers with convenient access to the comprehensive content and application services provided by those service providers. The Company believes that the introduction of ChinaVnet will stimulate growth in the subscriber base and revenue from the broadband Internet services of the Combined Group.

Target Group has also introduced a service known as “Broadband New Vision” , which is a multimedia service that allows the transmission of video, voice and data over the Target Group’s Broadband access networks. In addition, the Target Group offers its key customers tailored total solutions based on its broadband and data networks. For example, the Target Group cooperated with the custom in the Target Service Areas and launched a service called “e-Customs” . The “e-Customs” service provides the Internet users of the Target Group with customs clearance services and certain other import and export related services over the Internet.

Tariffs. Internet services are classified as “market-based” for purpose of tariff determination by relevant regulatory authorities. (see “Appendix II – Regulations – Tariff Setting.”) The Target Group determines tariffs for dial-up and broadband services according to market conditions. Tariffs for such services vary to a large extent based on types of services and geographical locations.

Managed Data Services

The Target Group’s managed data services include services based on digital data networks, or DDN, technology, frame relay and asynchronous transfer mode, or ATM, technology. The Target Group is a market leader in the managed data services in the Target Service Areas. As a result of the accelerated utilization of information technology in various industries in China, the managed data services of the Target Group continue to grow steadily.

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DDN services. The Target Group’s DDN services provide high-quality and reliable transmission at speeds ranging from 64Kbps to 2Mbps and continue to meet the increasing demand for low- to medium-speed transmission capacity from enterprise customers. DDN systems are composed of optic fibers, digital transmission paths and digital cross multiplexing nodes. DDN systems are capable of providing high-quality private circuits and other services at various data rates to satisfy users’ multimedia communications needs.

Frame relay/ATM services. The Target Group offers advanced high-speed data communications services based on frame relay and ATM technologies. These services enable flexible and cost-effective use of bandwidth resources. Frame relay is a type of connection-oriented packet switching technology that employs statistical multiplexing over a shared network. Frame relay offers both access to a network and transmission of data across a network and is used by customers with significant amounts of data traffic. ATM is a high bandwidth and multiplexing technology. ATM is developed for high data rates with a high quality of service, and can offer integrated voice, data and video services at various data rates.

Tariffs. The Target Group determines most of the tariffs for its data services within a price range set by the Chinese government. The Target Group generally charges an upfront fee for installation and testing for its data services and a fixed monthly fee. The Target Group offers various incentive programs and discounts for the customers who wish to upgrade to higher brandwidth services. These incentive programs and discounts have stimulated demand for data services in recent years.

The following table sets out the monthly fees in 2003 for DDN services at the bandwidth of 64Kbps and 2Mbps:

Monthly Fee

(RMB)

64Kbps
Intra-district	1,500
Inter-district	2,000
Intra-provincial	3,500
Inter-provincial	3,500
2Mbps
Intra-district	6,000
Inter-district	8,000
Intra-provincial	12,000
Inter-provincial	12,000

The following tables set out the monthly fees in 2003 for frame relay and ATM services, which include monthly fees for port access and permanent virtual circuits, or PVCs:

	Bandwidth

	2Mbps	10Mbps	100Mbps	155Mbps

	(RMB)

Monthly Fees for port access	1,000	5,000	9,000	10,000

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PVC monthly fees (RMB)(1):

	PVC Monthly Fees

Bandwidth	Intra-District	Inter-District	Domestic Long Distance

	(RMB)

256Kbps	800	1,150	2,200
2Mbps	1,500	2,200	4,000
10Mbps	5,000	11,500	15,500
155Mbps	14,500	39,000	130,000

(1)	One-way tariff for PVC circuits of ATM services.

System Integration and Other Value-added Services

The Target Group offers system integration and solution services to its customers. The system integration services of the Target Group encompass initial consulting, network planning, network implementation, application development and maintenance services. The Target Group currently focuses on system integration and information management such as network management and data mining and analysis services.

The Target Group’s Internet data centers primarily offer co-location and web hosting services. The Target Group operates many large Internet data centers that together provide 5,157 square meters of rack space. As part of those services, the Target Group also leases to its customers various resources at these Internet data centers, such as servers and database storage capacity. In addition, the Target Group is developing a range of Internet-based services to meet increasing corporate outsourcing requirements for website development and maintenance as well as Internet-based applications.

LEASED LINE SERVICES

The Target Group also provides leased line services in the Target Service Areas. In addition to leased lines, the Target Group also leases other network elements to business and government customers and other telecommunications service providers. It mainly leases digital circuits, digital trunk lines and optic fibers. The revenue from the Target Group’s leased line services is mainly derived from the lease of digital circuits. Revenue from the Target Group’s leased line services was RMB1,306 million in 2002, representing 4.2% of the total operating revenue of the Target Group for that year, and reached RMB1,188 million in 2003, representing 3.6% of the total operating revenue of the Target Group for that year.

The Target Group offers these services as part of its total telecommunications solutions and markets these services to large enterprise customers and other operators through its large enterprise customer service teams. The decline in total digital circuits leased in 2003 was primarily due to the reduction of circuits leased by mobile operators in the Target Service Areas, as these operators develop their own network facilities in the Target Service Areas. Increasing demand from business and government subscribers has partially offset the impact of such reduction.

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The following table sets out the total amount of bandwidth of leased line services of the Target Group as of the dates indicated:

	As of December 31,

	2001	2002	2003

Leased Digital Circuits
Total bandwidth (in 2Mbps equivalents)	38,326	41,752	34,576

Tariffs. The Target Group charges monthly fees for leased lines based on tariff rates set by the Chinese government, which vary based on bandwidth and whether the leased line is local or long distance. Leased line tariffs have generally decreased in recent years. The tariff adjustments in 2001 substantially reduced tariffs for leased line services.

The following table sets out the tariffs for 2Mbps and 155Mbps digital circuits in 2003:

Monthly Fee

(RMB)

2Mbps
Intra-district	2,000
Inter-district	4,000
Intra-provincial(1)	6,000
Inter-provincial(1)	6,000
155 Mbps
Intra-district	44,000
Inter-district	88,000
Intra-provincial(1)	132,000
Inter-provincial(1)	132,000

(1)	Does not include the tariffs for local digital circuits and access lines.

MARKETING, DISTRIBUTION AND CUSTOMER SERVICES

Marketing

The Target Group markets all of its telecommunications services under the “China Telecom” brand name, which is one of the best-known brand names in China. The Target Group offers a full range of differentiated services to its customers to address their telecommunications needs. The Target Group offers individually tailored services to its large enterprise customers, specialized services to its small- and medium-sized enterprise customers and standardized services to its residential customers. In addition, the Target Group plans to increase its advertising activities to enhance customer awareness of its available services and promote brand loyalty. The Target Group has improved its professional training of its marketing and sales team in order to enhance the overall competence of its marketing and sales team. As a result, the Target Group has increased its responsiveness to the market and its service quality. The Target Group has also improved its incentive mechanism by strengthening its merit-based evaluation scheme, such as sales accountability.

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Sales, Distribution and Customer Services

Dedicated customer manager system for large enterprise customers. The Target Group has implemented a large enterprise customer manager system. Under this system, dedicated customer managers of the Target Group directly market the Target Group’s services to large enterprise customers. These customer managers form dedicated management teams based on the industry background or geographical locations of the customers. The Target Group conducts periodic performance reviews and evaluations of the performance of the customer managers based on several factors, including revenue growth, market share, customer satisfaction and customer retention. To strengthen its marketing efforts, the Target Group has increased the total number of its customer managers from 1,738 as of the end of 2002 to 2,795 as of the end of 2003.

Community manager system. The Target Group offers integrated sales and maintenance services to small- and medium-sized enterprise customers through its community manager system and divides its community coverage responsibilities by geographical area. The Target Group’s community managers are responsible for customer development and customer care. The Target Group links their compensation mainly to the voice traffic in their coverage areas. In addition, community managers of the Target Group are also responsible for gathering market and demand information.

Contract system in rural areas. Under this system, the Target Group selects certain local residents to be responsible for service promotion, customer development, equipment maintenance and fee collection. This system enables the Target Group to lower operational costs effectively while at the same time satisfying the needs of its rural customers.

Customer service hotlines. The Target Group provides customer services through its customer service hotlines with the uniform access number of “10000”. These customer service hotlines offer unified electronic-based services to the residential and enterprise customers in the Target Service Areas. These customer service hotlines handle service inquiries and service applications, collect bill payments and handle customer complaints.

Billing services. The Target Group bills its residential customers on a monthly basis and provides a range of payment choices for the convenience of its customers, including direct-debit service, which automatically deducts the monthly payment from the subscriber’s designated bank or postal account. The Target Group also provides specially tailored billing and collection services to its large enterprise customers to help them more effectively plan and monitor their telecommunications needs.

Marketing and sales agencies and other wholesale channels. The Target Group markets its services through its own retail outlets as well as agents and distributors. The Target Group’s cooperation with third party agencies and distributors helps it reach a broader customer base and reduce its operating expenses. As of December 31, 2003, the Target Group had a total of 49,969 authorized third-party agencies and distributors in addition to 4,780 retail outlets that the Target Group owned and operated directly.

ORGANIZATIONAL RESTRUCTURING AND BUSINESS PROCESS RE-ENGINEERING

In order to maintain market leadership and improve the Target Group’s competitiveness, certain local networks within the Target Group have implemented internal restructuring and re-engineering measures on an experimental basis to form a “market-oriented, customer-centered and return-driven” business model.

Certain local networks within the Target Group have launched an organizational restructuring that involved all levels of operations. A “front-end-back-end” structure has been established at each level of these local networks to enhance market responsiveness. The front-end is composed of “customer interface

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units” with related marketing functions, while at the back-end, all network resources have been consolidated to provide the front-end with quality control, billing and operation support services. In these local networks, an internal service level agreement (SLA) has been entered into between the front-end and the back-end to ensure more concerted and high quality end-to-end service delivery.

In addition, certain local networks within the Target Group have taken various steps to centralize and streamline the management of their businesses. For example, these local networks have improved their capital budgeting process and centralized equipment procurement in order to reduce the cost of network expansion and maximize return on investment.

NETWORK SYSTEM

The Target Group was able to realize significant economies of scale as a result of the extensive coverage and scale of its network. It employs a variety of advanced technologies and suitable architecture and can be efficiently migrated to the next generation of network technology. The Target Group’s network system is managed and operated by its experienced network management and maintenance teams and offers flexible functionality and reliable operation. It supports a comprehensive range of end-to-end wireline telecommunications services and enables customized products to be delivered for a variety of telecommunications needs.

Network Architecture

The Target Group’s network system consists of transport networks, service networks, an application layer and support networks.

•	Transport networks: Transport networks provide the transport functions of voice and data signals for all of the Target Group’s services.

•	Service networks: Service networks include wireline telephone network, data networks, Internet network and other service networks such as intelligent networks, and support the Target Group’s basic and value-added telecommunications services.

•	Application layer: The application layer provides the platform for a variety of applications and services such as e-commerce, video-on-demand, and on-line games.

•	Support networks: Support networks include signaling networks, digital synchronous networks and network management systems and support the reliable and effective operation of the Target Group’s networks at all levels.

Network Capacity and Technology

Local access networks. The Target Group owns extensive local access networks in the Target Service Areas. As of December 31, 2003, the Target Group’s local access networks covered all cities, counties and most rural villages in the Target Service Areas. As part of its strategic focus on the Internet and managed data market, the Target Group continues to expand its broadband local access networks utilizing its existing copper line resources. In addition, the Target Group continues to upgrade its existing local access lines using high-bandwidth DSL technology. At the same time, the Target Group is selectively connecting additional large office buildings and business centers with fiber optic access. As of December 31, 2003, the total capacity of DSL access ports of the Target Group reached 2.1 million lines. The Target

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Group has also selectively developed PHS networks for wireless local telephone service to supplement its wireline access systems. Moreover, the Target Group is developing wireless LANs in airports and other commercial centers to provide business travellers with broadband access services.

Transport network. The Target Group’s transport system is based on an advanced, high-speed, large-capacity, secure and reliable fiber optic network throughout its service regions. The Target Group’s fiber optic transport network is also supplemented by satellite transmissions and digital microwave links. The Target Group’s fiber optic network had a total cable length of 395,783 kilometers in the Target Service Areas as of the end of 2003. The Target Group’s transport network is integrated with the fiber optic network of the Parent Group outside the Target Service Areas, which, together with the Company’s current networks, forms the largest nationwide fiber optic transport network in China, and is connected with networks worldwide.

The Target Group’s fiber optic transport network employs SDH architecture and DWDM technology extensively, both of which allow for simpler and more easily managed networks with enhanced reliability. The Target Group uses DWDM technology on most of its long distance transmission routes to expand transmission capacity. The main routes of the Target Group’s backbone fiber optic networks in its service regions have been upgraded to 10Gbps-based DWDM systems and provide transmission bandwidth of up to 32 x 10Gbps or 160 x 10Gbps. In addition, the Target Group has deployed self-healing, DXC, 1+1 protection and other protection technologies and provides customers with network services of various levels of reliability based on their requirements.

Wireline telephone networks. The Target Group’s wireline telephone network has been substantially built in the last decade utilizing digital technology. It consists of long distance switching facilities and 105 local switching networks. As of the end of 2003, the total capacity of local switches reached 53 million lines, and the capacity of long distance toll switches reached 1.3 million ports. In developing its wireline telephone networks, the Target Group has adopted technologies that enable high capacity and fewer exchanges to reduce its construction and operating costs. The Target Group has installed advanced intelligent networks over its telephone networks. Intelligent networks combine advanced computer technologies with traditional switching techniques to provide flexible value-added services such as prepaid services, virtual private network services and toll free call services.

Internet and managed data networks. The Target Group has developed a large-capacity, high-quality, reliable and extensive Internet and managed data network system in the Target Service Areas. The Target Group’s Internet and managed data networks allow it to provide services both at the network layer, such as Internet access, managed data and virtual private network services, and at the application layer, such as Internet data center, e-commerce and video-on-demand services. These networks cover all cities and counties in the Target Service Areas. The Target Group’s ATM network allows multi-service access and flexible bandwidth management and provides high-quality, integrated end-to-end services.

The Target Group’s Internet network is part of ChinaNET, the largest public Internet network in China, operated by the Parent Group. ChinaNET deploys mainstream Gigabyte routers as the main network technology. Most of its backbone routes allow high-speed transmission with the use of several 2.5Gbps circuits.

Support networks. The operation of the Target Group’s wireline telephone, Internet and managed data networks depends on various support networks, including a signaling network based on a signaling technology known as Signaling System 7 protocol, a digital synchronous network and network management systems for various networks and services such as Internet data center, e-commerce and video-on-demand services.

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Equipment procurement. The Target Group purchases most of its network equipment from leading international and domestic suppliers. The Target Group also purchases from local suppliers a variety of network equipment, such as transport equipment and local switches. The Target Group makes most of its purchases through competitive tenders primarily based on product and service quality, system compatibility and price.

Information Technology Systems

As a consistent corporate focus, the Target Group sought to improve operational and management efficiency through establishing strong information technology systems. The information technology systems (CTG-MBOSS) of the Target Group include the Business Support System (BSS), Operation Support System (OSS) and Management Support System (MSS). Adoption of the Enterprise Application Integration (EAI) technology has allowed for smooth interconnection among all major systems of the Target Group, enabling full information sharing within the Target Group. The Company believes that the development of the information technology systems of the Target Group will further enhance the Target Group’s market responsiveness and quality of customer service, and will significantly improve its operating efficiency, the management of its business and its competitiveness.

CAPITAL EXPENDITURE

The table below sets out the Target Group’s historical and planned capital expenditures for the years indicated.

	Year ended December 31,

	2001	2002	2003	2004 (Planned)	2005 (Planned)

	(RMB in millions)

Total capital expenditures	19,806	14,851	18,768	14,800	14,300

The Target Group has further optimized the allocation of its capital expenditures in 2003. It continued to allocate a majority of its capital expenditures to the development of access infrastructure in order to meet the demand of the subscriber growth and to strengthen its position as an owner of the “last-mile” access in the Target Service Areas. Broadband data networks are another major area of capital expenditures of the Target Group in 2003. In addition, the Target Group increased expenditures on the Business Support System (BSS), Operation Support System (OSS) and Management Support System (MSS) as part of its effort to improve customer service quality, operating efficiency and information disclosure.

The Company expects to fund the capital expenditure needs of the Target Group through a combination of cash generated from operating activities, short-term and long-term bank loans and other debt and equity financing. The Company believes the Target Group will have sufficient resources to meet capital expenditure requirements for the foreseeable future.

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APPENDIX II	REGULATIONS

OVERVIEW

The telecommunications industry in China is subject to extensive government regulation. A number of central government authorities have regulatory responsibilities for various aspects of the telecommunications industry. These authorities primarily include:

•		The MII, which is responsible for, among other things:

	•	formulating and enforcing industry policies and regulations as well as technical standards;

	•	granting telecommunications service licenses;

	•	supervising the operations and quality of service of telecommunications service providers;

	•	allocating and administering telecommunications resources such as spectrum and numbers;

	•	together with other relevant regulatory authorities, formulating tariff standards for telecommunications services;

	•	formulating interconnection and settlement arrangements between telecommunications networks; and

	•	maintaining fair and orderly market competition among service providers.

•		Provincial communications administrations under the MII, which oversee the implementation of the Ministry’s regulations and exercise regulatory authorities delegated by the Ministry within their respective provinces.

•		The NDRC, which, together with the MII sets government guidance tariffs for certain telecommunications services. The actual tariffs charged by providers of telecommunications services are determined by provincial communications administrations, together with the price bureaus of the provinces, autonomous regions or centrally administered municipalities where those providers operate. See the Section headed “Tariff Setting” below. It also approves investment and finance projects exceeding certain capital expenditure amounts as well as foreign investment projects exceeding certain investment amounts.

In order to provide a uniform regulatory framework to encourage the orderly development of the telecommunications industry, the Chinese government is in the process of drafting a telecommunications law. The Company expects that, if and when the telecommunications law is adopted by the Standing Committee of the National People’s Congress, the highest state legislative body in China, it will become the basic telecommunications statute and provide a regulatory framework for the telecommunications industry in China.

TELECOMMUNICATIONS REGULATIONS

China’s State Council promulgated the Telecommunications Regulations, which became effective as of September 25, 2000. The Telecommunications Regulations are substantially consistent with, and are primarily intended to streamline and clarify, the then existing rules and policies for the telecommunications industry. They provide the primary regulatory framework for China’s telecommunications industry in the interim period prior to the finalization and adoption of the telecommunications law.

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The Telecommunications Regulations are intended to develop a transparent and fair regulatory environment to encourage fair and orderly competition and development in the telecommunications industry. The Telecommunications Regulations address all key aspects of telecommunications operations, including, among others, entry into the telecommunications industry, network interconnection, telecommunications resource allocation, tariffs and service standards.

LICENSING

The Telecommunications Regulations adopt the existing regulatory distinction between basic and value-added telecommunications services. Basic telecommunications services include, among others, wireline local and domestic long distance telephone services, international telecommunications services, IP telephone services, mobile communications services, satellite communications services, Internet backbone and other data network transmission services, digital trunked communication services, and domestic telecommunications facility services. Value-added telecommunications services include, among others, value-added services provided over wireline telephone networks (e.g., telephone information, call center, voice mail and video conferencing services), value-added services provided over mobile networks, value-added services provided over Internet networks (e.g., Internet data center and Internet access and content services) and value-added services provided over other data networks (e.g., computer information, e-mail and electronic data interchange services). Providers of any basic telecommunications services as well as providers of value-added services in two or more provinces in China must apply for licenses from the MII. In accordance with the approval of the MII, the Target Companies derive their exclusive rights to operate their businesses from their status as subsidiaries controlled by China Telecommunications Corporation, which holds the licenses required for operating telecommunications businesses.

The State Council has promulgated the Administrative Regulations on Telecommunications Companies with Foreign Investment, which became effective on January 1, 2002. According to those regulations, enterprises with foreign investment may operate basic and value-added telecommunications businesses subject to the approval of the MII and the MOFCOM. Certain limitations have been placed on the registered capital of, and maximum foreign shareholdings in, such enterprises.

The table below summarizes the foreign ownership and geographic restrictions for telecommunications joint ventures in China:

	As of December 31,

Sector	2001		2002		2003		2004		2005	2006		2007

Wireline							25%			35%		49%
							(3 cities	)(1)		(17 cities	)(2)	(nationwide	)
Mobile	25%		35%				49%			49%
	(3 cities	)(1)	(17 cities	)(2)			(17 cities	)(2)		(nationwide	)
Value-added	30%		49%		50%
	(3 cities	)(1)	(17 cities	)(2)	(nationwide	)
Paging	30%		49%		50%
	(3 cities	)(1)	(17 cities	)(2)	(nationwide	)

(1)	The initial three cities are Beijing, Shanghai and Guangzhou.
(2)	The 17 cities are Beijing, Chengdu, Chongqing, Dalian, Fuzhou, Guangzhou, Hangzhou, Nanjing, Ningbo, Qingdao, Shanghai, Shenyang, Shenzhen, Xiamen, Xian, Taiyuan and Wuhan.

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The MII has promulgated the Measures on Administration of Telecommunication Business Licenses, which became effective on January 1, 2002. Those regulations apply to the application for, and examination and approval of, telecommunications business licenses in China.

TARIFF SETTING

The levels and categorization of most of the Combined Group’s current tariffs are subject to regulation by various governmental and regulatory authorities, including the MII, the NDRC, and, at the local level, the relevant provincial communications administrations and price bureaus. Under the Telecommunications Regulations, telecommunications tariffs are categorized into government fixed tariffs, government guidance tariffs and market based tariffs.

Currently, the monthly fee and usage fee for wireline local telephones services are determined by the relevant provincial communications administrations and provincial price bureaus, based on a guidance tariff range set by the MII in consultation with the NDRC. Tariffs for all domestic and international long distance service using public switched telephone networks, leased lines and other basic telecommunications services are fixed jointly by the MII and the NDRC. Tariffs for telecommunications services in respect of which effective competition has already developed, as determined by the MII according to the market conditions, may be set by the service providers. The Target Companies derive a substantial portion (in excess of 70%) of their revenues from services that are subject to government guidance tariffs and government fixed tariffs. Currently, the MII allow tariffs for VoIP, Internet access services and certain value-added services provided over wireline telephone networks, such as telephone information, caller identification, voice mail and video conferencing services, to be set by service providers.

There is uncertainty with respect to how the MII would make a determination regarding effective competition as the MII has not publicly disclosed the criteria it uses for determining whether a certain type of service should be subject to market based tariffs. Under the Telecommunications Regulations, cost should be the primary basis for tariff setting, but the tariff level should also take into account social and economic development, the development of the telecommunications industry and consumers' ability to afford the services. The MII has not provided a timetable for tariff deregulation or indicated that service providers will eventually be permitted to freely set all tariffs.

Over the past few years, the Chinese government has adjusted the tariffs for telecommunications services, including the elimination of connection fees in July 2001. See the section headed “Appendix I – Wireline Telephone Services.” In general, the Company expects these adjustments to stimulate the overall usage of its telecommunications services. The Company also expects that increased flexibility in setting certain tariffs will allow it to better respond to changes in market demand and competitive conditions.

The Chinese government retains the ultimate authority to adopt changes to tariffs. However, the Telecommunications Regulations require the government to hold public hearings before setting or changing mandatory or guidance tariff rates, which are attended by, among others, telecommunications operators and consumers.

INTERCONNECTION

Under the Telecommunications Regulations and the Administrative Rules on Interconnection between the Public Telecommunications Networks promulgated by the MII in May 2001, major telecommunications operators in China cannot refuse requests for interconnection and must enter into interconnection agreements upon request by other service providers. Interconnection agreements must be filed with the MII. Interconnection agreements may not be terminated unilaterally without prior approval by the MII.

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The Telecommunications Regulations further provide that the technical standards and settlement methods for network interconnections be formulated by the MII. In accordance with these regulations, Parent Group has entered into various interconnection agreements with other telecommunications service providers, including China Mobile, China Unicom, China Netcom Group and China Railcom.

In October 2003, the MII promulgated a new regulation on interconnection between public telecommunications networks. In addition to formalizing certain existing interconnection rules, the new regulation provided for the interconnection settlement arrangements among mobile operators and provide further detailed implementation mechanisms in relation to revenue sharing and settlement arrangements. This new regulation has no significant impact on wireline operators such as the Company.

The following table sets forth selected major existing interconnection revenue sharing and settlement arrangements for local calls:

Network From Which Calls Originated	Network At Which Calls Terminated		Settlement Arrangement

Mobile operator	Wireline local operator	(1)	Mobile operator collects the cellular usage charge from its subscribers

		(2)	Mobile operator pays RMB0.06 per minute to wireline operator

Wireline local operator	Mobile operator	No revenue sharing or settlement

Wireline local operator A	Wireline local operator B	(1)	Operator A collects the usage charge from its subscribers

		(2)	In the case of intra-district calls, operator A pays RMB0.06 per minute to operator B. In the case of inter-district calls, the operator whose inter-district transmission facility is used in transmitting the call gets 90% of the usage charge and the other operator gets 10%.

The following table sets forth selected major existing interconnection revenue sharing and settlement arrangements for public switched telephone network domestic long distance calls:

Network From Which Calls Originated	Network At Which Calls Terminated	Settlement Arrangement

Wireline local or mobile operator A	Wireline local or mobile operator B, through the long distance network of operator C	RMB0.06 per minute for operator A, RMB0.06 per minute for operator B, the rest of the long distance tariff for operator C

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The following table sets forth selected major existing interconnection revenue sharing and settlement arrangements for public switched telephone network international, Hong Kong, Macau and Taiwan long distance calls:

Network From Which Calls Originated	Network At Which Calls Terminated	Settlement Arrangement

Domestic wireline local or mobile operator A	International, Hong Kong, Macau and Taiwan long distance operator B, through the domestic long distance network of operator C to international gateway
RMB0.06 per minute for operator A; not more than RMB0.48 per minute for operator C; the rest of the international, Hong Kong, Macau and
Taiwan long distance tariff for operator B, where A and B or B and C can be the same operator

International, Hong Kong, Macau and Taiwan long distance operator A	Domestic wireline local or mobile operator B, through domestic long distance network of operator C and international gateway
RMB0.06 per minute for operator B; not more than RMB0.48 per minute for operator C; the rest of the international, Hong Kong, Macau and Taiwan interconnection revenue for operator A, where B and C or C and A can be the same operator

The following table sets forth selected main current interconnection revenue sharing and settlement arrangements for VoIP long distance calls:

Network From Which Calls Originated	Network At Which Calls Terminated	Main Current Settlement Arrangement

Wireline or mobile network A	Wireline local or mobile operator B through the VoIP network of operator C	(1)	Operator C collects the VoIP long distance charges from its subscribers

		(2)	Operator C pays RMB0.06 per minute to operator B on the terminating end

		(3)	No settlement between operator C and operator A on the originating end

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Effective November 1, 2002 the MII has unified the minimum level of the termination rate for international calls, including for this purpose calls from Hong Kong, Macau and Taiwan, terminating in China. Such termination rate is required to be no less than US$0.17 per minute, but can be higher based upon negotiations between the carriers.

TECHNICAL STANDARDS

The MII sets industry technical standards for telecommunications terminal and interconnection-related equipment used in the public telecommunications networks. A network access license from the MIT and other relevant regulatory authorities is required for all such equipment. Most of the standards set by the MII conform to standards recommended by the International Telecommunications Union and other international telecommunications standards organizations.

CAPITAL INVESTMENT

To ensure the orderly development of telecommunications infrastructure and services, the State Council authorizes the MII to approve any plan to establish a nationwide telecommunications network or a network involving a total capital investment of RMB50 million to RMB200 million. The State Council also authorizes the NDRC, to exercise responsibility over the approval of specific aspects of such investment projects. Any investment project with total capital investment in excess of RMB200 million must obtain approval from the State Council.

TELECOMMUNICATIONS RESOURCES

The MII is responsible for the administration and allocation of telecommunications resources in China, including radio frequencies and telecommunications network numbers. The use of these resources by telecommunications service providers is subject to the approval of the MII or the relevant provincial communications administrations and a usage fee payable to the Chinese government. However, the standards for usage fees of telecommunications network numbers have not yet been stipulated and it is not clear when telecommunications service providers, including the Target Group, will be required to pay such fees.

QUALITY OF SERVICE

Under the Telecommunications Regulations, the MII and the relevant provincial communications administration have the responsibility of supervising and monitoring the quality of services provided by telecommunications service providers in China. Under the Telecommunications Regulations, customers of telecommunications service providers have the right to submit their complaints to the MII and the relevant provincial communications administration or other relevant government authorities.

UNIVERSAL SERVICES

Under the Telecommunications Regulations, telecommunications service providers in China are required to fulfill universal service obligations in accordance with relevant regulations to be promulgated by the Chinese government, and the MII has been given authority by the Chinese government to delineate the scope of the universal service obligations of the relevant telecommunications service providers. The MII may also select universal service providers through a tendering process. The MII, together with government finance and pricing authorities, is also responsible for formulating administrative rules relating to the establishment of a universal service fund and compensation schemes for universal services. These rules have not yet been promulgated and there are currently no specific regulatory requirements relating to the provision of universal services in China.

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The MII has recently required all Chinese telecommunications operators to provide telephone services in a number of remote villages in China as a transitional measure prior to the formalization of a universal service obligation framework. In order to fulfill such obligations, China Telecommunications Corporation will assume the obligation to invest in and construct the necessary network facilities. At the request of China Telecommunications Corporation, the Listed Group and/or the Target Group will operate and maintain such network facilities with any related expenses to be compensated by China Telecommunications Corporation. The Company undertakes to comply with Chapter 14A of the Hong Kong Listing Rules when any definitive agreements have been reached with China Telecommunications Corporation in respect of such universal service obligations.

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APPENDIX III	ACCOUNTANTS’ REPORT ON FINANCIAL INFORMATION OF THE TARGET GROUP

The following is the text of a report, prepared for the sole purpose of inclusion in this circular, received from the independent reporting accountants, KPMG, Certified Public Accountants, Hong Kong. As described in the section headed “Documents Available for Inspection” in Appendix VIII, a copy of the accountants’ report is available for inspection.

8th Floor
Prince’s Building
10 Chater Road
Hong Kong

April 13, 2004

The Directors
China Telecom Corporation Limited

Dear Sirs

INTRODUCTION

We set out below our report on the combined financial information relating to Hubei Telecom Company Limited (“Hubei Telecom”), Hunan Telecom Company Limited (“Hunan Telecom”), Hainan Telecom Company Limited (“Hainan Telecom”), Guizhou Telecom Company Limited (“Guizhou Telecom”), Yunnan Telecom Company Limited (“Yunnan Telecom”), Shaanxi Telecom Company Limited (“Shaanxi Telecom”), Gansu Telecom Company Limited (“Gansu Telecom”), Qinghai Telecom Company Limited (“Qinghai Telecom”), Ningxia Telecom Company Limited (“Ningxia Telecom”) and Xinjiang Telecom Company Limited (“Xinjiang Telecom”) (the “Target Companies”, and together with their subsidiaries are hereinafter collectively referred to as the “Target Group”), in Sections I to VII below (the “Financial Information”), including the combined balance sheets of the Target Group as at December 31, 2001, 2002 and 2003, the combined statements of operations, the combined statements of owner’s equity and combined statements of cash flows of the Target Group for each of the years in the three-year period ended December 31, 2003 (the “relevant period”), and the notes thereto, for inclusion in the shareholders’ circular issued by China Telecom Corporation Limited dated April 13, 2004 (the “circular”).

Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom were all incorporated in the People’s Republic of China (the “PRC”, “China” or the “State”) in March 2004 as part of the reorganisation (the “Restructuring”) of China Telecommunications Corporation, a state-owned enterprise which is under the supervision and regulation of the Ministry of Information Industry as described in Section V Note 1. Pursuant to the Restructuring, China Telecommunications Corporation transferred to each of the Target Companies the wireline telecommunications business and related operations in Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region together with the related assets and liabilities (the “Predecessor Operations”) in consideration for the entire equity interests in each of the Target Companies.

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As state-owned enterprises, the Target Companies and their Predecessor Operations prepare financial statements in accordance with the relevant accounting rules and regulations applicable to state-owned enterprises in the PRC. The financial statements of the Predecessor Operations were not required to be audited by independent auditors during the relevant period. No financial statements have been prepared by the Target Companies since their respective incorporation dates.

BASIS OF PREPARATION

The Financial Information has been prepared by management of the Target Group based on the management accounts of the Predecessor Operations and on the bases set out in Section V Notes 1 and 2 below to conform with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board. IFRS includes International Accounting Standards and interpretations.

RESPONSIBILITY

The management of the Target Group are responsible for the preparation of the Financial Information which gives a true and fair view. In preparing the Financial Information which gives a true and fair view it is fundamental that appropriate accounting policies are selected and applied consistently, that judgements and estimates are made which are prudent and reasonable and that the reasons for any significant departure from applicable accounting standards are stated.

It is our responsibility to form an independent opinion, based on our audit, on the Financial Information.

BASIS OF OPINION

For the purpose of this report, we have audited the Financial Information of the Target Group for the relevant period and carried out such procedures as we considered necessary in accordance with the Auditing Guideline “Prospectuses and the Reporting Accountant” issued by the Hong Kong Society of Accountants (“HKSA”). We have not audited any financial statements of the Target Companies and their Predecessor Operations in respect of any period subsequent to December 31, 2003.

We conducted our audit in accordance with Statements of Auditing Standards issued by HKSA. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the Financial Information. It also includes an assessment of the significant estimates and judgements made by management in the preparation of the Financial Information, and of whether the accounting policies are appropriate to the Target Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance as to whether the Financial Information is free from material misstatement. In forming our opinion we also evaluated the overall adequacy of the presentation of the Financial Information. We believe that our audit provides a reasonable basis for our opinion.

OPINION

In our opinion, the Financial Information referred to above, for the purpose of this report, and on the basis of presentation and basis of preparation set out in Section V Notes 1 and 2 below, gives a true and fair view of the Target Group’s combined state of affairs as at December 31, 2001, 2002 and 2003 and of the Target Group’s combined results and combined cash flows for each of the years in the three-year period ended December 31, 2003 and has been properly prepared in accordance with IFRS.

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(I)	COMBINED BALANCE SHEETS

		December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

ASSETS

Non-current assets
Property, plant and equipment, net	3	90,993	90,480	74,685
Construction in progress	4	9,416	9,223	8,827
Lease prepayments		1,427	1,498	1,251
Interests in associates	5	16	17	—
Investments	6	2,330	2,767	1
Deferred tax assets	7	2,914	3,068	2,209
Other assets	16	3,506	3,759	3,775

Total non-current assets		110,602	110,812	90,748

Current assets
Inventories	8	1,071	813	923
Accounts receivable, net	9	2,538	2,547	2,764
Prepayments and other current assets	10	2,389	1,701	1,255
Time deposits with maturity over three months		169	159	45
Cash and cash equivalents	11	7,577	4,058	2,602

Total current assets		13,744	9,278	7,589

Total assets		124,346	120,090	98,337

LIABILITIES AND OWNER’S EQUITY

Current liabilities
Short-term debt	12	10,983	12,860	16,146
Current portion of long-term debt	12	8,054	8,179	7,523
Accounts payable	13	14,685	13,131	15,500
Accrued expenses and other payables	14	10,610	10,195	10,015
Current portion of finance lease obligations	15	181	142	31
Current portion of deferred revenue .	16	3,338	3,423	3,254

Total current liabilities		47,851	47,930	52,469

Net current liabilities		(34,107)	(38,652)	(44,880)

Total assets less current liabilities		76,495	72,160	45,868

Non-current liabilities
Long-term debt	12	24,162	21,369	18,967
Finance lease obligations	15	147	7	24
Deferred revenue	16	10,843	9,159	7,355
Deferred tax liabilities	7	7,027	7,448	—

Total non-current liabilities		42,179	37,983	26,346

Total liabilities		90,030	85,913	78,815

Owner’s equity		34,316	34,177	19,522

Total liabilities and owner’s equity		124,346	120,090	98,337

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(II)	COMBINED STATEMENTS OF OPERATIONS

		Year ended December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Operating revenues	17	29,584	31,342	33,102

Operating expenses
Depreciation and amortisation		(11,602)	(12,805)	(13,676)
Network operations and support		(14,469)	(13,987)	(12,235)
Selling, general and administrative		(4,928)	(5,124)	(6,507)
Other operating expenses	18	(487)	(315)	(280)

Total operating expenses	19	(31,486)	(32,231)	(32,698)

Operating (loss)/profit		(1,902)	(889)	404
Deficit on revaluation of property, plant and equipment	3	—	—	(14,832)
Net finance costs	20	(1,352)	(1,927)	(1,792)
Investment loss		(40)	(13)	(49)
Share of profit from associates		—	1	1

Loss before taxation		(3,294)	(2,828)	(16,268)
Taxation	21	1,660	1,274	5,464

Net loss		(1,634)	(1,554)	(10,804)

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(III)	COMBINED STATEMENTS OF OWNER’S EQUITY

	Note	Revaluation reserve	Other reserves	Retained earnings /owner’s capital	Total owner’s equity

		RMB millions	RMB millions	RMB millions	RMB millions

Balance as at January 1, 2001		—	—	31,827	31,827
Net loss		—	—	(1,634)	(1,634)
Contributions from owner		—	—	6,233	6,233
Distributions to owner	7	—	—	(1,771)	(1,771)
Assets distributed to owner	1	—	—	(339)	(339)

Balance as at December 31, 2001		—	—	34,316	34,316
Net loss		—	—	(1,554)	(1,554)
Contributions from owner		—	—	2,956	2,956
Distributions to owner	7	—	—	(1,541)	(1,541)

Balance as at December 31, 2002		—	—	34,177	34,177
Net loss		—	—	(10,804)	(10,804)
Contributions from owner		—	—	4,249	4,249
Distributions to owner	7	—	—	(1,234)	(1,234)
Assets distributed to China Telecom in connection with the Restructuring	1	—	—	(10,762)	(10,762)
Revaluation surplus	3	1,537	—	—	1,537
Recognition of deferred tax assets	7	—	2,209	—	2,209
Elimination of net deferred tax liabilities	7	—	—	150	150

Balance as at December 31, 2003		1,537	2,209	15,776	19,522

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(IV)	COMBINED STATEMENTS OF CASH FLOWS

		Year ended December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Cash flows from operating activities	(a)	10,435	10,199	11,508

Cash flows from investing activities
Capital expenditure		(19,351)	(15,630)	(15,867)
Purchase of investments		(167)	(153)	(425)
Lease prepayments		(164)	(123)	(280)
Proceeds from disposal of property, plant and equipment		328	378	145
Purchase of time deposits with maturity over three months		(150)	(150)	(40)
Maturity of time deposits with maturity over three months		275	160	154

Net cash used in investing activities		(19,229)	(15,518)	(16,313)

Cash flows from financing activities
Capital element of finance lease payments		(250)	(190)	(99)
Proceeds from bank debt		23,127	24,993	23,489
Repayments of bank debt		(19,480)	(25,945)	(23,442)
Cash contributions from owner		6,173	2,942	3,401

Net cash from financing activities		9,570	1,800	3,349

Net increase/(decrease) in cash and cash equivalents		776	(3,519)	(1,456)
Cash and cash equivalents at beginning of year		6,801	7,577	4,058

Cash and cash equivalents at end of year		7,577	4,058	2,602

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(IV)	COMBINED STATEMENTS OF CASH FLOWS (Continued)

(a)	Reconciliation of loss before taxation to cash flows from operating activities

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Loss before taxation	(3,294)	(2,828)	(16,268)
Adjustments for:
Depreciation and amortisation	11,602	12,805	13,676
Deficit on revaluation of property, plant and equipment	—	—	14,832
Provision for doubtful accounts	320	379	367
Investment loss	40	13	49
Share of profit from associates	—	(1)	(1)
Interest income	(114)	(74)	(55)
Interest expense	2,246	2,293	2,058
Unrealised foreign exchange (gains)/losses	(138)	161	181
Loss on retirement and disposal of property, plant and equipment	1,813	2,091	1,204
Decrease/(increase) in accounts receivable	576	(388)	(584)
(Increase)/decrease in inventories	(78)	258	(110)
Decrease/(increase) in prepayments and other current assets	1,280	424	(15)
(Increase)/decrease in other non-current assets	(380)	(201)	50
(Decrease)/increase in accounts payable	(43)	(36)	360
Decrease in accrued expenses and other payables	(198)	(873)	(270)
Decrease in deferred revenues	(1,106)	(1,599)	(1,973)

Cash generated from operations	12,526	12,424	13,501
Interest received	114	74	55
Interest paid	(2,205)	(2,299)	(2,048)

Cash flows from operating activities	10,435	10,199	11,508

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(V)	NOTES TO THE FINANCIAL INFORMATION

1.	PRINCIPAL ACTIVITIES, ORGANISATION AND BASIS OF PRESENTATION

Principal activities

Hubei Telecom Company Limited (“Hubei Telecom”), Hunan Telecom Company Limited (“Hunan Telecom”), Hainan Telecom Company Limited (“Hainan Telecom”), Guizhou Telecom Company Limited (“Guizhou Telecom”), Yunnan Telecom Company Limited (“Yunnan Telecom”), Shaanxi Telecom Company Limited (“Shaanxi Telecom”), Gansu Telecom Company Limited (“Gansu Telecom”), Qinghai Telecom Company Limited (“Qinghai Telecom”), Ningxia Telecom Company Limited (“Ningxia Telecom”) and Xinjiang Telecom Company Limited (“Xinjiang Telecom”) (hereinafter individually referred to as the “Target Company”, and together with their subsidiaries collectively referred to as the “Target Group”) are engaged in the provision of wireline telecommunications and related services in Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region of the People’s Republic of China (the “PRC”), respectively. The Target Group offers a comprehensive range of wireline telecommunications services to residential and business customers, including local, domestic long distance (“DLD”) and international long distance (“ILD”) telephone services, Internet and managed data, leased line, and other related services.

The operations of the Target Group are subject to the supervision and regulation by the PRC government. The Ministry of Information Industry, pursuant to the authority delegated to it by the PRC’s State Council, is responsible for formulating the telecommunications industry policies and regulations, including the regulation and setting of tariff levels for basic telecommunications services, such as local and long distance telephone services, managed data services, leased line and interconnection arrangements.

Organisation

Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom were all incorporated in the PRC in March 2004 as wholly-owned subsidiaries of China Telecommunications Corporation (“China Telecom”), a state-owned enterprise which is under the supervision and regulation of the Ministry of Information Industry, as part of the reorganisation (the “Restructuring”) of China Telecom. China Telecom and its subsidiaries other than the Target Group are hereinafter referred to as “China Telecom Group”.

Pursuant to the Restructuring, China Telecom transferred to each of the Target Companies the respective wireline telecommunications business and related operations in Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region together with the related assets and liabilities (the “Predecessor Operations”) in consideration for the entire equity interests in each of the Target Companies. As discussed below, certain assets historically associated with the Predecessor Operations were not transferred to the Target Group but were retained by China Telecom in connection with the Restructuring.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

1.	PRINCIPAL ACTIVITIES, ORGANISATION AND BASIS OF PRESENTATION

China Telecom was initially established in May 2000 to operate the PRC’s nationwide wireline telecommunications network as part of the restructuring of the PRC’s telecommunications industry. In November 2001, pursuant to a further industry restructuring plan approved by the State Council, China Telecom’s wireline telecommunications networks and related operations in 10 northern provinces, municipalities and autonomous regions of the PRC were transferred to China Netcom Group. China Telecom retained the wireline telecommunications networks and related operations of 21 provinces, municipalities and autonomous regions of the PRC, including the Predecessor Operations. In accordance with this industry restructuring plan, China Telecom and China Netcom Group own 70% and 30%, respectively, of the nationwide inter-provincial optic fibres. In connection with this industry restructuring, the Predecessor Operations transferred inter-provincial optic fibres of RMB339 million to China Netcom Group effective December 31, 2001. Such transfer has been reflected as a distribution to owner in the combined statements of owner’s equity as at December 31, 2001.

Basis of presentation

Since China Telecom controlled the Predecessor Operations transferred to the Target Group before the Restructuring and continues to control the Target Group after the Restructuring, the Financial Information has been prepared as a reorganisation of businesses under common control in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities transferred to the Target Group have been recognised at historical amounts. The Financial Information for each of the years in the three-year period ended December 31, 2003 presents the results of the Target Group as if the Target Group had been in existence throughout the period from January 1, 2001 to December 31, 2003 and as if the Predecessor Operations were transferred to the Target Group from China Telecom as at the earliest date presented. In addition, the Financial Information includes the results related to certain assets historically associated with the Predecessor Operations that were not transferred to the Target Group and were retained by China Telecom in connection with the Restructuring. The assets retained by China Telecom primarily related to investments in non-telecommunications industries and properties and, as at December 31, 2003, consisted of the following:

RMB millions

Property, plant and equipment, net	5,337
Construction in progress	1,283
Interests in associates and long-term investments	3,349
Other net assets	793

10,762

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

1.	PRINCIPAL ACTIVITIES, ORGANISATION AND BASIS OF PRESENTATION (Continued)

In preparing the Financial Information, the assets and liabilities, revenues and expenses of the Predecessor Operations are reflected in the Financial Information. In addition, for periods up to December 31, 2003, the Financial Information has been prepared to include certain assets historically associated with the Predecessor Operations that were retained by China Telecom. As a result of the segregation and separate management of these assets by China Telecom beginning December 31, 2003, the assets retained by China Telecom have been reflected as a distribution to owner in the combined statements of owner’s equity as at December 31, 2003.

Management believes that all historical costs of operations have been reflected in the Financial Information. Expenses that were specifically identified to the Predecessor Operations, including the costs of ancillary, social and supporting services provided to the Predecessor Operations by China Telecom and its affiliates, are reflected in the Financial Information. Expenses associated with corporate services provided by China Telecom (consisting primarily of corporate headquarter administrative expenses) were allocated based on revenues to companies within China Telecom, including the Predecessor Operations. The amount of corporate administrative expenses allocated to the Target Group for the year ended December 31, 2001, 2002 and 2003 was RMB313 million, RMB211 million and RMB207 million, respectively. Management believes that the method of allocation of corporate administrative expenses presents a reasonable basis of estimating what the Target Group’s expenses would have been on a stand-alone basis for the periods presented.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of preparation

The Financial Information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board (“IASB”). IFRS includes International Accounting Standards (“IAS”) and interpretations.

The Financial Information is prepared on the historical cost basis as modified by the revaluation of certain property, plant and equipment (Note 3).

The preparation of the Financial Information in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Information and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting policies described below have been consistently applied by the Target Group.

(b)	Basis of consolidation

A subsidiary is an enterprise controlled by the Target Group. Control exists when the Target Group has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The financial results of subsidiaries are included in the Financial Information from the date that control commences until the date that control ceases, and the share attributable to minority interests is deducted from or added to the income before minority interests. All significant intercompany balances and transactions and any unrealised gains/losses arising from intercompany transactions are eliminated on consolidation.

An associate is a company, not being a subsidiary, in which the Target Group exercises significant influence over its management. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control over those policies.

The combined statements of operations include the Target Group’s share of the results of its associates for the period. In the combined balance sheets, interests in associates are stated at the Target Group’s attributable share of net assets.

(c)	Translation of foreign currencies

The functional and reporting currency of the Target Group is Renminbi (“RMB”). Foreign currency transactions during the period are translated into RMB at the applicable rates of exchange quoted by the People’s Bank of China (“PBOC rates”) prevailing on the transaction dates. Foreign currency monetary assets and liabilities are translated into RMB at the applicable PBOC rates at the balance sheet date.

Exchange differences, other than those capitalised as construction in progress, are recognised as income or expense in the combined statements of operations. For the periods presented, no exchange differences were capitalised.

(d)	Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and in hand and time deposits with original maturities of three months or less when purchased. Cash equivalents are stated at cost, which approximates fair value. None of the Target Group’s cash and cash equivalents is restricted as to withdrawal.

(e)	Accounts receivable

Accounts receivable are stated at cost less allowance for doubtful accounts. An allowance for doubtful accounts is provided based upon the evaluation of the recoverability of these accounts at the balance sheet date.

(f)	Inventories

Inventories consist of materials and supplies used in maintaining the wireline telecommunications network and goods for resale. Materials and supplies are valued at cost less a provision for obsolescence.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories that are held for resale are stated at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

(g)	Property, plant and equipment

Property, plant and equipment are initially recorded at cost, less accumulated depreciation and impairment losses (Note 2(k)). The cost of an asset comprises its purchase price, any directly attributable costs of bringing the asset to working condition and location for its intended use and the cost of borrowed funds used during the period of construction. Expenditure incurred after the asset has been put into operation is capitalised only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure including the cost of repairs and maintenance, is expensed as it is incurred.

Subsequent to the revaluation carried out as at December 31, 2003, which was based on depreciated replacement costs (Note 3), property, plant and equipment are carried at revalued amount, being the fair value at the date of the revaluation, less subsequent accumulated depreciation and impairment losses. When an item of property, plant and equipment is revalued, any accumulated depreciation at the date of the revaluation is restated proportionately with the change in the gross carrying amount of the asset so that the carrying amount of the asset after revaluation equals its revalued amount. The separate classes into which the Target Group groups assets for the revaluation are buildings and improvements; telecommunications network plant and transmission and switching equipment; and furniture, fixture, motor vehicles and other equipment. When an item of property, plant and equipment is revalued, the entire class of property, plant and equipment to which that asset belongs is revalued simultaneously. When an asset’s carrying amount is increased as a result of a revaluation, the increase is credited directly to owner’s equity under the component of revaluation reserve. However, a revaluation increase is recognised as an income to the extent that it reverses a revaluation decrease of the same asset previously recognised as an expense. When an asset’s carrying amount is decreased as a result of a revaluation, the decrease is recognised as an expense in the combined statements of operations. However, a revaluation decrease is charged directly against any related revaluation surplus to the extent that the decrease does not exceed the amount held in the revaluation reserve in respect of that same asset. Revaluations are performed with sufficient regularity such that the carrying amount does not differ materially from that which would be determined using fair value at the balance sheet date. Revaluations are performed annually on items which experience significant and volatile movements in fair value while items which experience insignificant movements in fair value are revalued every three years.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Assets acquired under leasing agreements which effectively transfer substantially all the risks and benefits incidental to ownership from the lessor to the lessee are classified as finance leases. Assets under finance leases are initially recorded at amounts equivalent to the present value of the minimum lease payments (computed using the rate of interest implicit in the lease) which approximate the fair value at the inception of the lease. The net present value of the future minimum lease payments is recorded correspondingly as a finance lease obligation. Assets under finance leases are amortised over their estimated useful lives. The carrying amount of assets under finance leases as at December 31, 2001, 2002 and 2003 was RMB357 million, RMB239 million and RMB189 million, respectively.

Gains or losses arising from the retirement or disposal of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised as income or expense in the combined statements of operations on the date of disposal. On disposal of a revalued asset, the related revaluation surplus is transferred from the revaluation reserve to retained earnings.

Depreciation is provided to write off the cost/revalued amount of each asset over its estimated useful life on a straight-line basis, after taking into account its estimated residual value, as follows:

Depreciable life

Buildings and improvements	8 to 30 years
Telecommunications network plant, transmission and switching equipment	6 to 10 years
Furniture, fixture, motor vehicles and other equipment	4 to 10 years

(h)	Lease prepayments

Lease prepayments represent land use rights paid to the PRC’s land bureau. Land use rights are carried at cost and are written off on a straight-line basis over the respective periods of the rights which range from 20 years to 70 years.

(i)	Construction in progress

Construction in progress represents buildings, telecommunications network plant, transmission and switching equipment and other equipment under construction and pending installation, and is stated at cost less impairment losses (Note 2(k)). Cost comprises direct costs of construction as well as interest charges, and foreign exchange differences on related borrowed funds to the extent that they are regarded as an adjustment to interest charges, during the period of construction. Capitalisation of these costs ceases and the construction in progress is transferred to property, plant and equipment when the asset is substantially ready for its intended use.

No depreciation is provided in respect of construction in progress.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)	Investments

Investments in non-marketable equity securities are stated at cost less provision for impairment losses (Note 2(k)). A provision is made where, in the opinion of management, the carrying amount of the investments exceeds its recoverable amount.

(k)	Impairment

The carrying amounts of the Target Group’s long-lived assets, including property, plant and equipment, are reviewed periodically in order to assess whether the recoverable amounts have declined below the carrying amounts. These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The amount of the reduction is recognised as an expense in the combined statements of operations. The recoverable amount is the greater of the net selling price and the value in use. In determining the value in use, expected future cash flows generated by the assets are discounted to their present value. For the periods presented, no impairment losses on long-lived assets were recognised in the combined statements of operations.

(l)	Revenue recognition

The Target Group’s revenues are principally derived from the provision of local, DLD and ILD telephone services which consist of (i) usage charges for telephone services, which vary depending on the day, the time of day, distance and duration of the telephone call, (ii) a monthly telephone service fee, (iii) service activation and installation fees, and (iv) charges for value-added telecommunications services, such as call waiting, call diverting and caller number display. The Target Group records wireline service revenues over the periods they are earned as follows:

(i)	Revenues derived from local, DLD and ILD telephone usage are recognised as the services are provided.

(ii)	Upfront fees received for activation of wireline services and wireline installation charges are deferred and recognised over the expected customer relationship period. The related direct incremental customer acquisition costs are deferred to the extent of the upfront fees and are amortised over the same expected customer relationship period.

(iii)	Monthly telephone service fees are recognised in the month during which the telephone services are provided to customers.

(iv)	Revenues from sale of prepaid calling cards are recognised as the cards are used by customers.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(v)	Revenues derived from value-added telecommunications services are recognised when the services are provided to customers.

Other related wireline telecommunications service revenues are recognised as follows:

(i)	Revenues from the provision of Internet and managed data services are recognised when the services are provided to customers.

(ii)	Interconnection fees from domestic telecommunications operators are recognised when the services are rendered as measured by the minutes of traffic processed.

(iii)	Lease income from operating leases is recognised over the term of the lease.

(iv)	Sale of customer-end equipment is recognised on delivery of the equipment to customers and when the significant risks and rewards of ownership and title have been transferred to the customers.

(m)	Advertising and promotion expense

The costs for advertising and promoting the Target Group’s wireline telecommunications services are expensed as incurred. Advertising and promotion expense, which is included in selling, general and administrative expenses, was RMB492 million, RMB668 million and RMB1,586 million for the year ended December 31, 2001, 2002 and 2003, respectively.

(n)	Net finance costs

Net finance costs comprise interest income on bank deposits, interest expense on borrowings, and foreign exchange gains and losses. Interest income from bank deposits is recognised on a time proportion basis that takes into account the effective yield on the asset.

Interest costs incurred in connection with borrowings are expensed as incurred, except to the extent that they are capitalised as being directly attributable to the construction of an asset which necessarily take a substantial period of time to get ready for its intended use.

(o)	Research and development expense

Research and development expenditure is expensed as incurred. For the year ended December 31, 2001, 2002 and 2003, research and development expense was RMB56 million, RMB49 million and RMB40 million, respectively.

(p)	Employee benefits

The Target Group’s contributions to defined contribution retirement plans administered by the PRC government are recognised as an expense in the combined statements of operations. Further information is set out in Note 25.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Provisions

A provision is recognised in the combined balance sheet when the Target Group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation.

(r)	Income tax

Income tax comprises current and deferred tax. Current tax is calculated on the taxable income for the year by applying the applicable tax rates. Deferred tax is provided using the balance sheet liability method, providing for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax is calculated on the basis of the enacted tax rates that are expected to apply in the period when the asset is realised or the liability is settled. The effect on deferred tax of any changes in tax rates is charged or credited to the combined statements of operations. A deferred tax asset is recognised only to the extent that it is probable that future taxable income will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

(s)	Dividends

Dividends are recognised as a liability in the period in which they are declared.

(t)	Segmental reporting

A business segment is a distinguishable component of the Target Group that is engaged in providing products or services and is subject to risks and rewards that are different from those of other segments. For the periods presented, the Target Group has one operating segment which is the provision of wireline telecommunications services. All the Target Group’s operating activities are carried out in the PRC.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

3.	PROPERTY, PLANT AND EQUIPMENT, NET

	Buildings and improvements	Telecommunications network plant and equipment	Furniture, fixture, motor vehicles and other equipment	Total

	RMB millions	RMB millions	RMB millions	RMB millions

Cost:
Balance at January 1, 2001	13,775	99,848	5,176	118,799
Additions	294	2,564	435	3,293
Transferred from construction in progress	3,573	15,649	661	19,883
Disposals	(1,420)	(3,193)	(926)	(5,539)
Distributions to owner	—	(544)	—	(544)

Balance at December 31, 2001	16,222	114,324	5,346	135,892

Accumulated depreciation:
Balance at January 1, 2001	(2,538)	(31,176)	(2,157)	(35,871)
Depreciation charge for the year	(531)	(10,335)	(736)	(11,602)
Written back on disposals	180	1,612	577	2,369
Distributions to owner	—	205	—	205

Balance at December 31, 2001	(2,889)	(39,694)	(2,316)	(44,899)

Net book value at December 31, 2001	13,333	74,630	3,030	90,993

Cost:
Balance at January 1, 2002	16,222	114,324	5,346	135,892
Additions	216	1,721	257	2,194
Transferred from construction in progress	2,145	10,144	561	12,850
Disposals	(931)	(4,330)	(814)	(6,075)

Balance at December 31, 2002	17,652	121,859	5,350	144,861

Accumulated depreciation:
Balance at January 1, 2002	(2,889)	(39,694)	(2,316)	(44,899)
Depreciation charge for the year	(599)	(11,433)	(773)	(12,805)
Written back on disposals	270	2,472	581	3,323

Balance at December 31, 2002	(3,218)	(48,655)	(2,508)	(54,381)

Net book value at December 31, 2002	14,434	73,204	2,842	90,480

Cost/valuation:
Balance at January 1, 2003	17,652	121,859	5,350	144,861
Additions	342	1,863	450	2,655
Transferred from construction in progress	1,717	12,754	755	15,226
Disposals	(319)	(2,855)	(532)	(3,706)
Revaluation	358	(33,023)	(1,636)	(34,301)
Distributions to China Telecom in connection with the Restructuring	(5,889)	(601)	(236)	(6,726)

Balance at December 31, 2003	13,861	99,997	4,151	118,009

Accumulated depreciation:
Balance at January 1, 2003	(3,218)	(48,655)	(2,508)	(54,381)
Depreciation charge for the year	(627)	(12,261)	(788)	(13,676)
Written back on disposals	181	1,800	357	2,338
Revaluation	927	18,646	1,433	21,006
Distributions to China Telecom in connection with the Restructuring	935	365	89	1,389

Balance at December 31, 2003	(1,802)	(40,105)	(1,417)	(43,324)

Net book value at December 31, 2003	12,059	59,892	2,734	74,685

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

3.	PROPERTY, PLANT AND EQUIPMENT, NET (Continued)

As required by the relevant PRC rules and regulations with respect to the Restructuring, the property, plant and equipment of the Target Group as at December 31, 2003 were revalued for each asset class by Beijing China Enterprise Appraisal Co., Ltd, independent valuers registered in the PRC, on a depreciated replacement cost basis. The value of the property, plant and equipment was determined at RMB74,685 million. Such amount will serve as the tax base of such assets for future years (Note 7). The surplus on revaluation of certain property, plant and equipment totalling RMB1,537 million was credited to the revaluation reserve while the deficit arising from the revaluation of certain property, plant and equipment totalling RMB14,832 million was recognised as an expense for the year ended December 31, 2003. The reduction in the carrying amount was primarily the result of a market decline in the replacement cost of certain network switching equipment during the years prior to 2002. The net deficit on the revaluation of the property, plant and equipment of RMB13,295 million was reflected in the combined balance sheet of the Target Group as at December 31, 2003.

The historical carrying amounts of the Target Group’s property, plant and equipment as at December 31, 2003 and the revalued amounts of these assets were as follows:

	Historical carrying amount	Revaluation surplus	Revaluation deficit	Revalued amount

	RMB millions	RMB millions	RMB millions	RMB millions

Buildings and improvements	10,774	1,306	(21)	12,059
Telecommunications network plant and equipment	74,269	65	(14,442)	59,892
Furniture, fixture, motor vehicles and other equipment	2,937	166	(369)	2,734

	87,980	1,537	(14,832)	74,685

4.	CONSTRUCTION IN PROGRESS

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Balance at beginning of year	12,786	9,416	9,223
Additions	16,513	12,657	16,113
Transferred to property, plant and equipment	(19,883)	(12,850)	(15,226)
Distributions to China Telecom in connection with the Restructuring	—	—	(1,283)

Balance at end of year	9,416	9,223	8,827

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

5.	INTERESTS IN ASSOCIATES

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Share of net assets	16	17	—

The Target Group’s interests in associates are accounted for under the equity method and are individually and in aggregate not material to the Target Group’s financial conditions or results of operations for all periods presented.

The Target Group’s associates are established in the PRC and are not traded on any stock exchange. In connection with the Restructuring, interests in associates of RMB18 million were distributed to China Telecom as at December 31, 2003.

6.	INVESTMENTS
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Unlisted equity investments	2,330	2,767	1

Unlisted equity investments mainly represent the Target Group’s various interests in PRC private enterprises which are mainly engaged in the construction and import/export trading industries. These investments are accounted for at cost, less provision for any impairment. The Target Group has no investments in marketable securities. In connection with the Restructuring, investments of RMB3,331 million were distributed to China Telecom as at December 31, 2003.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

7.	DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and deferred tax liabilities are attributable to the items set out below:
	Assets			Liabilities			Net balance

	December 31,			December 31,			December 31,

	2001	2002	2003	2001	2002	2003	2001	2002	2003

	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions

Current
Provisions, primarily for receivables	402	456	—	—	—	—	402	456	—
Non-current
Property, plant and equipment	860	830	—	(5,964)	(6,317)	—	(5,104)	(5,487)	—
Deferred revenues and installation costs	1,652	1,782	—	(1,063)	(1,131)	—	589	651	—
Land use rights	—	—	2,209	—	—	—	—	—	2,209

Deferred tax assets/(liabilities)	2,914	3,068	2,209	(7,027)	(7,448)	—	(4,113)	(4,380)	2,209

A valuation allowance on deferred tax assets is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realised through the recovery of taxes previously paid and/or future taxable income. The allowance is subject to ongoing adjustments based on changes in circumstances that affect the Target Group’s assessment of the realisability of the deferred tax assets. The Target Group has reviewed its deferred tax assets as at December 31, 2001, 2002 and 2003. Based on projections for future taxable income over the periods which the deferred tax assets are deductible, management believes that it is more likely than not the Target Group will realise the benefits of these temporary differences. Therefore, no valuation allowances were provided for the year ended December 31, 2001, 2002 and 2003, respectively, in respect of deferred tax assets arising from temporary differences.

Movements in deferred taxes for each of the years in the three-year period ended December 31, 2003 are as follows:

	Note	Balance at January 1, 2001	Recognised in statement of operations	Recognised in owner’s equity	Balance at December 31, 2001

		RMB millions	RMB millions	RMB millions	RMB millions

Current
Provisions, primarily for receivables		302	100	—	402
Non-current
Property, plant and equipment		(4,814)	(290)	—	(5,104)
Deferred revenues and installation costs		510	79	—	589
Tax loss	(i)	—	1,771	(1,771)	—

Net deferred tax liabilities		(4,002)	1,660	(1,771)	(4,113)

			(Note 21)

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

7.	DEFERRED TAX ASSETS AND LIABILITIES (Continued)

	Note	Balance at January 1, 2002	Recognised in statement of operations	Recognised in owner’s equity	Balance at December 31, 2002

		RMB millions	RMB millions	RMB millions	RMB millions

Current
Provisions, primarily for receivables		402	54	—	456
Non-current
Property, plant and equipment		(5,104)	(383)	—	(5,487)
Deferred revenues and installation costs		589	62	—	651
Tax loss	(i)	—	1,541	(1,541)	—

Net deferred tax liabilities		(4,113)	1,274	(1,541)	(4,380)

			(Note 21)

	Note	Balance at January 1, 2003	Recognised in statement of operations	Recognised in owner’s equity	Balance at December 31, 2003

		RMB millions	RMB millions	RMB millions	RMB millions

Current
Provisions, primarily for receivables	(ii)	456	(82)	(374)	—
Non-current
Property, plant and equipment	(ii)	(5,487)	4,361	1,126	—
Deferred revenues and installation costs	(ii)	651	(49)	(602)	—
Tax loss	(i)	—	1,234	(1,234)	—
Land use rights	(iii)	—	—	2,209	2,209

Net deferred tax (liabilities)/assets		(4,380)	5,464	1,125	2,209

			(Note 21)

Note:
(i)	Represents net tax loss carry forward of the Target Group for the year. As the tax loss was utilised by China Telecom in the same tax year, the utilisation of the deferred tax asset was reflected as a distribution to owner in the combined statements of owner’s equity.

(ii)	As described in Note 3, in connection with the Restructuring, the Target Group’s property, plant and equipment were revalued as at December 31, 2003. Such revalued amount will serve as the tax base for these assets for future years. In addition, in connection with the Restructuring, the tax bases of the Target Group’s assets and liabilities that gave rise to the temporary differences above have been adjusted to conform to the related financial carrying amounts. As a result, the timing differences that gave rise to the net deferred tax liabilities relating to the items above were eliminated. The reduction in net deferred tax liabilities of RMB150 million as at December 31, 2003 was reflected as a credit to owner’s equity.

(iii)	In connection with the Restructuring, the Target Group’s land use rights, which as at December 31, 2003 had a carrying amount of RMB1,251 million, were revalued as required by the relevant PRC rules and regulations. The revalued amount of the land use rights has been determined at RMB8,464 million. Such amount will serve as the tax base for future years. The land use rights were not revalued for financial reporting purposes and accordingly, a deferred tax asset of RMB2,209 million was created with a corresponding increase in owner’s equity. Based upon projections of future taxable income, management believes it is more likely than not the Target Group will realise the benefits of the deferred tax asset.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

8.	INVENTORIES

Inventories represent:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Materials and supplies	730	523	574
Goods for resale	341	290	349

	1,071	813	923

9.	ACCOUNTS RECEIVABLE, NET
Accounts receivable, net, are analysed as follows:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Accounts receivable	3,268	3,359	3,491
Less: Allowance for doubtful accounts	(730)	(812)	(727)

	2,538	2,547	2,764

Amounts due from the provision of wireline telecommunications services to residential and business customers are due within 30 days from the date of billing. Customers who have accounts overdue by more than 90 days will have their services disconnected.

The following table summarises the changes in the allowance for doubtful accounts for each of the years in the three-year period ended December 31, 2003:

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

At beginning of year	647	730	812
Provision for doubtful accounts	320	379	367
Accounts receivable written off	(237)	(297)	(452)

At end of year	730	812	727

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

9.	ACCOUNTS RECEIVABLE, NET (Continued)

Ageing analysis of accounts receivable from telephone and Internet subscribers is as follows:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Current, within 1 month	1,283	1,393	1,731
1 to 3 months	508	578	584
4 to 12 months	417	494	513
More than 12 months	308	312	211

	2,516	2,777	3,039
Less: Allowance for doubtful accounts	(725)	(806)	(724)

	1,791	1,971	2,315

Ageing analysis of accounts receivable from other telecommunications operators and customers is as follows:

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Current, within 1 month	206	177	224
1 to 3 months	152	119	127
4 to 12 months	337	258	74
More than 12 months	57	28	27

	752	582	452
Less: Allowance for doubtful accounts	(5)	(6)	(3)

	747	576	449

10.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets represent:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Amounts due from China Telecom Group	703	500	365
Prepayments in connection with construction work and equipment purchases	570	306	215
Prepaid expenses and deposits	243	211	197
Other receivables	873	684	478

	2,389	1,701	1,255

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

11.	CASH AND CASH EQUIVALENTS

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Cash at bank and in hand	7,535	4,031	2,600
Time deposits with maturity within three months	42	27	2

	7,577	4,058	2,602

12.	SHORT-TERM AND LONG-TERM DEBTS

Short-term debt comprises:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Bank loans	10,983	12,860	16,146

Weighted average interest rate of the Target Group’s short-term debt was 5.7%, 5.1% and 4.8% as at December 31, 2001, 2002 and 2003, respectively.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

12.	SHORT-TERM AND LONG-TERM DEBTS (Continued)

Long-term debt comprises:
		December 31,

	Interest rates and final maturity	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Bank loans
Renminbi denominated	Interest rates ranging from 2.5% to 11.0% per annum with maturities through 2032	27,281	25,108	22,634

US Dollars denominated	Interest rates ranging from 0.5% to 11.1% per annum with maturities through 2032	3,244	2,583	1,869

Japanese Yen denominated	Interest rates ranging from 2.3% to 2.6% per annum with maturities through 2040	1,123	1,225	1,348

Euro denominated	Interest rates ranging from 2.0% to 9.2% per annum with maturities through 2026	455	508	535

Other currencies	Interest rates ranging from 3.0% to 4.0% per annum with maturities through 2032	73	73	68

		32,176	29,497	26,454

Other loans
Renminbi denominated	Interest rates ranging from 0.5% to 11.0% per annum with maturities through 2015	12	23	13

US Dollars denominated	Interest rates ranging from 0.5% to 7.6% per annum with maturities through 2004	28	28	23

Total long-term debt		32,216	29,548	26,490

Less: current portion		(8,054)	(8,179)	(7,523)

Non-current portion		24,162	21,369	18,967

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

12.	SHORT-TERM AND LONG-TERM DEBTS (Continued)

Bank loans of RMB202 million as at December 31, 2001, RMB85 million as at December 31, 2002 and RMB22 million as at December 31, 2003 were secured by certain of the Target Group’s property, plant and equipment. The carrying value of the assets pledged as security amounted to RMB382 million as at December 31, 2001, RMB100 million as at December 31, 2002 and RMB27 million as at December 31, 2003.

The aggregate maturities of the Target Group’s long-term debt subsequent to December 31, 2003 are as follows:

RMB millions

2004	7,523
2005	10,072
2006	4,941
2007	1,804
2008	256
Thereafter	1,894

26,490

The Target Group’s short-term and long-term debts do not contain any financial covenants. As at December 31, 2003, the Target Group had available credit facilities of RMB13,136 million which it could draw upon.

13.	ACCOUNTS PAYABLE

Accounts payable are analysed as follows:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Third parties	12,361	10,312	11,164
China Telecom Group	2,324	2,819	4,336

	14,685	13,131	15,500

Amounts due to China Telecom Group are repayable in accordance with normal commercial terms.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

13.	ACCOUNTS PAYABLE (Continued)

Ageing analysis of accounts payable is as follows:

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Due within 1 month or on demand	3,352	2,397	3,950
Due after 1 month but within 3 months	1,411	1,386	2,053
Due after 3 months but within 6 months	2,060	2,124	2,090
Due after 6 months	7,862	7,224	7,407

	14,685	13,131	15,500

14.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables represent:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Amounts due to China Telecom Group	3,329	3,072	3,386
Accrued expenses	6,714	6,623	5,796
Customer deposits and receipts in advance	567	500	833

	10,610	10,195	10,015

15.	FINANCE LEASE OBLIGATIONS

Obligations under finance leases are analysed as follows:
	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Within 1 year	191	147	32
Between 1 to 2 years	153	10	26
Between 2 to 3 years	3	—	—

Minimum lease payments	347	157	58
Less: finance charges related to future periods	(19)	(8)	(3)

Present value of minimum lease payments	328	149	55
Less: current portion	(181)	(142)	(31)

Non-current portion	147	7	24

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

16.	DEFERRED REVENUES

Deferred revenues represent the unearned portion of upfront connection fees and installation fees received from customers and the unused portion of calling cards. Connection fees and installation fees are amortised over the expected customer relationship period of 10 years. Beginning July 1, 2001, connection fees were no longer collected from new customers.

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Balance at beginning of year	15,287	14,181	12,582
Additions for the year
connection fees	277	—	—
installation fees	1,216	1,023	775
calling cards	1,605	1,455	987

	3,098	2,478	1,762

Reduction for the year
amortisation of connection fees	(2,046)	(2,010)	(1,886)
amortisation of installation fees	(623)	(730)	(812)
usage of calling cards	(1,535)	(1,337)	(1,037)

Balance at end of year	14,181	12,582	10,609

Representing:
Current portion	3,338	3,423	3,254
Non-current portion	10,843	9,159	7,355

	14,181	12,582	10,609

Included in other non-current assets are capitalised direct incremental costs associated with the installation of wireline services. As at December 31, 2001, 2002 and 2003, the unamortised portion of these costs was RMB3,399 million, RMB3,618 million and RMB3,646 million, respectively.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

17.	OPERATING REVENUES

Operating revenues represent revenues from the provision of wireline telecommunications services. The components of the Target Group’s operating revenues are as follows:
		Year ended December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Upfront connection fees	(i)	2,046	2,010	1,886
Upfront installation fees	(ii)	623	730	812
Monthly fees	(iii)	5,191	6,340	7,070
Local usage fees	(iv)	10,014	10,007	10,054
DLD	(iv)	6,054	5,603	5,572
ILD	(iv)	206	184	173
Internet	(v)	595	1,084	1,847
Managed data	(vi)	608	716	670
Interconnection	(vii)	1,396	1,603	1,921
Leased line	(viii)	1,136	1,306	1,188
Others	(ix)	1,715	1,759	1,909

		29,584	31,342	33,102

Note:

(i)	Represent the amortised amount of the upfront fees received for the initial activation of wireline services.

(ii)	Represent the amortised amount of the upfront fees received for installation of wireline services.

(iii)	Represent amounts charged to customers each month for their use of the Target Group’s telephone services.

(iv)	Represent usage fees charged to customers for the provision of telephone services.

(v)	Represent amounts charged to customers for the provision of Internet access services.

(vi)	Represent amounts charged to customers for the provision of managed data transmission services.

(vii)	Represent amounts charged to other domestic telecommunications operators for delivery of calls connecting to the Target Group’s wireline telecommunications networks.

(viii)	Represent lease income from other domestic telecommunications operators and business customers for the usage of the Target Group’s wireline telecommunications networks and is measured by the number of lines leased and the agreed upon rate per line leased. The lease arrangements are primarily on a year to year basis.

(ix)	Represent primarily revenues from provision of value-added telecommunications services to customers, sale and repairs and maintenance of customer-end equipment, and lease of telecommunications network facilities.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

18.	OTHER OPERATING EXPENSES

Other operating expenses consist of:
		Year ended December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Interconnection charges	(i)	439	287	256
Donations		20	8	13
Others		28	20	11

		487	315	280

Note:

(i)	Interconnection charges represent amounts incurred for the use of other domestic telecommunications operators’ networks for facilitating the completion of calls that originate from the Target Group’s wireline telecommunications networks.

19.	TOTAL OPERATING EXPENSES

Total operating expenses include personnel expenses of RMB5,067 million, RMB5,579 million and RMB5,561 million for the year ended December 31, 2001, 2002 and 2003, respectively.

20.	NET FINANCE COSTS

Net finance costs comprise:

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Interest expense incurred	2,246	2,293	2,058
Less: Interest expense capitalised*	(578)	(472)	(431)

Net interest expense	1,668	1,821	1,627
Interest income	(114)	(74)	(55)
Foreign exchange losses	—	190	225
Foreign exchange gains	(202)	(10)	(5)

	1,352	1,927	1,792

* Interest expense was capitalised in construction in progress at the following rates per annum	4.7% to 6.5%	4.5% to 5.8%	4.3% to 5.2%

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

21.	TAXATION

Taxation in the combined statements of operations comprises:
	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Deferred taxation (Note 7)	(1,660)	(1,274)	(5,464)

A reconciliation of the expected tax with the actual tax benefit is as follows:

		Year ended December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Loss before taxation		(3,294)	(2,828)	(16,268)

Expected PRC income tax benefit at statutory tax rate of 33%	(i)	(1,087)	(933)	(5,368)
Differential tax rate	(i)	69	84	378
Non-deductible expenses	(ii)	195	306	223
Non-taxable income	(iii)	(837)	(731)	(697)

Income tax benefit		(1,660)	(1,274)	(5,464)

Note:

(i)	The PRC income tax benefit is based on a statutory rate of 33% in accordance with the relevant income tax rules and regulations of the PRC for all periods presented, except for certain entities within the Target Group which are taxed at a preferential rate of 15%.

(ii)	Amounts represent personnel and other miscellaneous expenses in excess of statutory deductible limits for tax purpose.

(iii)	Amounts primarily represent connection fees which are not subject to income tax.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

22.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Target Group leases business premises through non-cancellable operating leases. These operating leases do not contain provisions for contingent lease rentals. None of the rental agreements contain escalation provisions that may require higher future rental payments nor impose restrictions on dividends, additional debt and/or further leasing.

As at December 31, 2001, 2002 and 2003, future minimum lease payments under non-cancellable operating leases having initial or remaining lease terms of more than one year are payable in periods as follows:

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Within 1 year	119	111	100
Within 2 years	19	19	21
Within 3 years	14	16	16
Within 4 years	12	13	13
Within 5 years	11	11	12
Thereafter	41	48	46

Total minimum lease payments	216	218	208

Total rental expense in respect of operating leases charged to the combined statements of operations for the year ended December 31, 2001, 2002 and 2003 was RMB211 million, RMB250 million and RMB273 million, respectively.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

22.	COMMITMENTS AND CONTINGENCIES (Continued)

Capital commitments

As at December 31, 2001, 2002 and 2003, the Target Group had capital commitments as follows:

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Authorised and contracted for
Properties	1,024	882	613
Telecommunications network plant and equipment	3,508	3,117	2,395

	4,532	3,999	3,008

Authorised but not contracted for
Properties	415	655	528
Telecommunications network plant and equipment	2,327	2,867	2,352

	2,742	3,522	2,880

Contingent liabilities

(a)	The Target Group has been advised by its PRC lawyers that, except for liabilities arising out of or relating to the business transferred to the Target Group in connection with Restructuring, no other liabilities were assumed by the Target Group, and the Target Group is not jointly and severally liable for other debts and obligations incurred by China Telecom Group prior to the Restructuring.

(b)	As at December 31, 2001, 2002 and 2003, guarantees given to banks in respect of banking facilities granted to China Telecom Group was Nil, RMB27 million and RMB42 million, respectively. The Target Group monitors the conditions that are subject to the guarantees to identify whether it is probable that a loss has occurred, and recognises any such losses under guarantees when those losses can be estimated. As at December 31, 2001, 2002 and 2003, it was not probable that the Target Group would be required to make payments under these guarantees. Thus no liability was accrued for losses related to the Target Group’s obligations under these guarantee arrangements.

Legal contingencies

The Target Group is a defendant in certain lawsuits as well as the named party in other proceedings arising in the ordinary course of business. While the outcomes of such contingencies, lawsuits or other proceedings cannot be determined at present, management believes that any resulting liabilities will not have a material adverse effect on the financial position or operating results of the Target Group.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

23.	CONCENTRATION OF RISKS

Credit and concentration risks

The carrying amounts of cash and cash equivalents, time deposits, accounts receivable, amounts due from China Telecom Group and other receivables represent the Target Group’s maximum exposure to credit risk in relation to financial assets. The majority of the Target Group’s accounts receivable relate to provision of telecommunications services to residential and corporate customers operating in various industries. The Target Group performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable. The Target Group maintains an allowance for doubtful accounts and actual losses have been within management’s expectations.

The Target Group has a diversified base of customers. No single customer contributed more than 10% of the Target Group’s revenues for all periods presented.

The Target Group does not have concentrations of available sources of labour, services, franchises, licenses or other rights that could, if suddenly eliminated, severely impact its operations. The Target Group invests its cash with several large state-owned financial institutions in the PRC.

Business and economic risks

The Target Group conducts its principal operations in the PRC and accordingly is subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic, legal environment and social uncertainties in the PRC, influence of the Ministry of Information Industry over certain aspects of the Target Group’s operations and competition in the telecommunications industry. In addition, the ability to negotiate and implement specific business development projects in a timely and favourable manner may be impacted by political considerations unrelated to or beyond the control of the Target Group. Although the PRC government has been pursuing economic reform policies for the past two decades, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in State policies and regulations affecting the telecommunications industry may have a negative impact on the Target Group’s operating results and financial condition.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

23.	CONCENTRATION OF RISKS (Continued)

Currency risk

Substantially all of the revenue-generating operations of the Target Group are transacted in RMB, which is not fully convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted by the People’s Bank of China. However, the unification of the exchange rate does not imply convertibility of RMB into United States dollars or other foreign currencies. All foreign exchange transactions must take place either through the People’s Bank of China or other institutions authorised to buy and sell foreign exchange or at a swap center. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Interest rate risk

The interest rates and terms of repayment of the Target Group’s debts are disclosed in Note 12.

24.	RELATED PARTY TRANSACTIONS

Companies are considered to be related if one company has the ability, directly or indirectly, to control the other company or exercise significant influence over the other company in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

The Target Group conducts business with enterprises directly or indirectly owned or controlled by the PRC government (“state-owned enterprises”). Furthermore, the PRC government itself represents a significant customer of the Target Group both directly through its numerous authorities and indirectly through its numerous affiliates and other organisations. The Target Group considers that the provision of wireline telecommunications services to the PRC government authorities and affiliates and other state-owned enterprises are activities in the ordinary course of business in the PRC and has not disclosed such services as related party transactions.

The Target Group is part of a larger group of companies under China Telecom and has significant transactions and relationships with members of China Telecom. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties. Under IFRS, state-owned enterprises, other than China Telecom and its affiliates, are not disclosed as related parties. Related parties refer to enterprises over which China Telecom is able to exercise control or significant influence.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

24.	RELATED PARTY TRANSACTIONS (Continued)

The principal related party transactions with China Telecom Group, which were carried out in the ordinary course of business, are as follows:

		Year ended December 31,

	Note	2001	2002	2003

		RMB millions	RMB millions	RMB millions

Purchases of telecommunications equipment and materials	(i)	329	233	360
Construction, engineering and information technology services	(ii)	1,995	2,043	2,589
Provision of community services	(iii)	656	634	713
Provision of ancillary services	(iv)	311	306	325
Operating lease expenses	(v)	42	68	63

Note:

(i)	Represent purchases of telecommunications equipment and materials from China Telecom Group.

(ii)	Represent provision of network construction, engineering and information technology services to the Target Group by China Telecom Group.

(iii)	Represent amounts paid and payable by the Target Group to China Telecom Group in respect of cultural, educational, hygiene and other community services.

(iv)	Represent amounts paid and payable by the Target Group to China Telecom Group in respect of ancillary services such as repairs and maintenance of telecommunications equipment and facilities and certain customer services.

(v)	Represent amounts paid and payable to China Telecom Group for operating leases in respect of business premises.

Management of the Target Group is of the opinion that the above transactions with related parties were conducted in the ordinary course of business and has confirmed that the above transactions will continue in the future after the Restructuring.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

24.	RELATED PARTY TRANSACTIONS (Continued)

In connection with the Restructuring, the Target Group and China Telecom Group entered into a number of agreements effective January 1, 2004 with an initial term expiring on December 31, 2006. These agreements will impact the results of operations of the Target Group beginning January 1, 2004. The terms of the principal agreements are summarised as follows:

(1)	The Target Group has entered into agreements with China Telecom Group pursuant to which China Telecom Group provides the Target Group with construction, design, equipment installation, testing and engineering project management services. In addition, the Target Group has entered into information technology service agreements with China Telecom Group pursuant to which China Telecom Group provides the Target Group with certain information technology services including office automation and software modification. The amounts to be charged for these services are determined by reference to market rates as reflected in prices obtained through a tender.

(2)	The Target Group has entered into property leasing agreements with China Telecom Group pursuant to which the Target Group leases certain business premises and storage facilities from China Telecom Group. The rental charges are based on market rates, with reference to amounts stipulated by local price bureaus.

(3)	The Target Group has entered into agreements with China Telecom Group pursuant to which China Telecom Group provides the Target Group with the procurement of equipment and materials. The amount charged for this service is based on a percentage not exceeding 3.0% of the contract value of the equipment and materials purchased.

(4)	The Target Group has entered into community services agreements for cultural, educational, hygiene and other community services with China Telecom Group. In addition, the Target Group has entered into ancillary services agreements with China Telecom Group. The ancillary services provided by China Telecom Group include repairs and maintenance of telecommunications equipment and facilities and certain customer services. Pursuant to these agreements, China Telecom Group charges the Target Group for these services in accordance with the following terms:

•	government prescribed price;

•	where there is no government prescribed price but where there is a government guided price, the government guided price will apply;

•	where there is neither a government prescribed price nor a government guided price, the market price will apply;

•	where none of the above is available, the price is to be agreed between the relevant parties, which shall be based on the cost incurred in providing the services plus a reasonable profit margin.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

24.	RELATED PARTY TRANSACTIONS (Continued)

Pursuant to the Restructuring, China Telecom has agreed to hold and maintain, for the Target Group’s benefit, all licenses received from the Ministry of Information Industry in connection with the Predecessor Operations transferred to the Target Group. The licenses maintained by China Telecom were granted by the Ministry of Information Industry at zero or nominal cost. To the extent that China Telecom incurs a cost to maintain or obtain licenses in the future, the Target Group will reimburse China Telecom for the expenses it incurs.

25.	EMPLOYEE BENEFITS PLAN

As stipulated by the regulations of the PRC, the Target Group participates in various defined contribution retirement plans organised by municipal and provincial governments for its employees. The Target Group is required to make contributions to the retirement plans at rates ranging from 19% to 20% of the salaries, bonuses and certain allowances of its employees. A member of the plan is entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. The Target Group has no other material obligation for the payment of pension benefits associated with these plans beyond the annual contributions described above. The Target Group’s contributions for the year ended December 31, 2001, 2002 and 2003 was RMB365 million, RMB520 million and RMB553 million, respectively.

26.	FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial assets of the Target Group include cash and cash equivalents, time deposits, investments, accounts receivable, amounts due from China Telecom Group and other receivables. Financial liabilities of the Target Group include debts, accounts payable, amounts due to China Telecom Group, accrued expenses and other payables. The Target Group does not hold nor issue financial instruments for trading purposes.

The disclosure of the fair value estimates, methods and assumptions, set forth below for the Target Group’s financial instruments are made to comply with the requirements of IAS 32 and IAS 39, and should be read in conjunction with the Target Group’s Financial Information. The estimated fair value amounts have been determined by the Target Group using market information and valuation methodologies considered appropriate. However, considerable judgement is required to interpret market data to develop the estimates of fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Target Group could realise in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following summarises the major methods and assumptions used in estimating the fair values of the Target Group’s financial instruments.

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(V)	NOTES TO THE FINANCIAL INFORMATION (Continued)

26.	FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Long-term debt: The fair values of long-term indebtedness are estimated by discounting future cash flows using current market interest rates offered to the Target Group for debt with substantially the same characteristics and maturities. As at December 31, 2001, 2002 and 2003, the carrying amounts and fair values of the Target Group’s long-term debt were as follows:

	December 31, 2001		December 31, 2002		December 31, 2003

	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value

	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions

Long-term debt	32,216	32,895	29,548	30,026	26,490	26,774

The Target Group’s long-term investments are unlisted equity interests and there are no quoted market prices for such interests in the PRC. Accordingly, a reasonable estimate of fair value could not be made without incurring excessive costs.

The fair values of all other financial instruments approximate their carrying amounts due to the short-term maturity of these instruments.

27.	DISTRIBUTABLE RESERVES

Upon legal incorporation of the Target Companies, in accordance with the applicable requirements of the PRC Company Law, the Target Companies may only declare dividends after the Target Companies have made allowance for:

•	recovery of previous years’ losses, if any;

•	allocation to the statutory common reserve funds; and

•	allocation to a discretionary common reserve fund if approved by their owner and after allocation is made to the statutory common reserve funds.

The minimum and maximum aggregate allocations to the statutory funds are 15% and 20%, respectively, of the Target Companies’ net profit determined in accordance with the PRC accounting rules and regulations (“PRC GAAP”). Under PRC law, the Target Companies’ retained earnings available for distribution will be equal to the amount of net profit as determined in accordance with PRC GAAP less allocations to the statutory and discretionary reserve funds.

Since the Target Companies had not been legally incorporated as at December 31, 2003, there were no distributable reserves attributable to the equity owner as at December 31, 2003.

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(VI)	ULTIMATE HOLDING COMPANY

The management of the Target Companies consider the ultimate holding company to be China Telecommunications Corporation, a state-owned enterprise established in the PRC.

(VII)	SUBSEQUENT FINANCIAL STATEMENTS

No financial statements have been prepared by any of the Target Companies in respect of any period subsequent to December 31, 2003.

Yours faithfully KPMG Certified Public Accountants Hong Kong, China

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APPENDIX IV	FINANCIAL INFORMATION OF THE LISTED GROUP

     The following consolidated balance sheets of China Telecom Corporation Limited (together with its subsidiaries are reflected to as the “Listed Group”) as at December 31, 2001, 2002 and 2003 and the consolidated statements of income, shareholders’ equity, and cash flow for the years ended December 31, 2001, 2002 and 2003 are derived from the audited financial statements of the Listed Group prepared under IFRS. All such financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes, which are included in the Listed Group’s annual reports mailed to you or otherwise available on request from China Telecom Corporation Limited.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

ASSETS

Non-current assets
Property, plant and equipment, net	221,333	220,761	235,211
Construction in progress	32,764	27,969	22,790
Lease prepayments	3,156	3,261	3,234
Interests in associates	467	464	513
Investments	3,009	271	205
Deferred tax assets	5,875	7,526	8,314
Other assets	8,688	9,659	9,834

Total non-current assets	275,292	269,911	280,101

Current assets
Inventories	2,237	1,753	2,330
Accounts receivable, net	8,536	9,058	10,187
Prepayments and other current assets	4,776	2,852	2,440
Time deposits with maturity over three months	550	1,352	428
Cash and cash equivalents	7,697	18,685	10,119

Total current assets	23,796	33,700	25,504

Total assets	299,088	303,611	305,605

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CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term debt	33,914	40,336	40,097
Current portion of long-term debt	8,716	5,674	6,434
Accounts payable	24,071	21,728	20,129
Accrued expenses and other payables	16,930	16,297	15,989
Income tax payable	212	3,842	3,395
Current portion of finance lease obligations	241	67	19
Current portion of deferred revenues	12,125	11,604	10,603

Total current liabilities	96,209	99,548	96,666

Net current liabilities	(72,413)	(65,848)	(71,162)

Total assets less current liabilities	202,879	204,063	208,939

Non-current liabilities
Long-term debt	21,782	17,594	49,665
Finance lease obligations	378	82	19
Deferred revenues	38,465	31,735	25,389
Deferred tax liabilities	6,110	618	1,325

Total non-current liabilities	66,735	50,029	76,398

Total liabilities	162,944	149,577	173,064

Minority interests	988	1,186	1,269

Shareholders’ equity
Share capital	—	75,614	75,614
Reserves	135,156	77,234	55,658

Total shareholders’ equity	135,156	152,848	131,272

Total liabilities and shareholders’ equity	299,088	303,611	305,605

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CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Operating revenues	100,497	109,564	118,451
Operating expenses
Depreciation and amortisation	(30,175)	(33,005)	(32,921)
Network operations and support	(31,890)	(32,228)	(31,883)
Selling, general and administrative	(13,951)	(15,461)	(18,303)
Other operating expenses	(1,865)	(2,873)	(2,896)

Total operating expenses	(77,881)	(83,567)	(86,003)

Operating profit	22,616	25,997	32,448

Deficit on revaluation of property, plant and equipment	(11,930)	(14,690)	—

Net finance costs	(876)	(2,144)	(1,814)

Investment income	301	63	7

Share of profit from associates	22	37	34

Profit before taxation and minority interests	10,133	9,263	30,675

Taxation	(161)	582	(5,933)

Profit before minority interests	9,972	9,845	24,742

Minority interests	14	(72)	(56)

Profit attributable to shareholders	9,986	9,773	24,686

Basic earnings per share (in RMB)	0.15	0.14	0.33

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CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Share capital	Capital reserve	Share premium	Revaluation reserve	Surplus reserves	Statutory common welfare fund	Other reserves	Retained earnings	Total shareholders’ equity

	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions	RMB millions

Balance as at January 1, 2001	—	—	—	—	—	—	32,539	101,619	134,158
Net profit	—	—	—	—	—	—	—	9,986	9,986
Contributions from China Telecom	—	—	—	—	—	—	—	7,310	7,310
Distributions to China Telecom	—	—	—	—	—	—	—	(17,875)	(17,875)
Assets distributions to China Telecom	—	—	—	—	—	—	—	(238)	(238)
Assets distributed to China Telecom in connection with the Restructuring	—	—	—	—	—	—	—	(11,285)	(11,285)
Revaluation surplus	—	—	—	4,154	—	—	—	—	4,154
Recognition of deferred tax assets	—	—	—	—	—	—	4,059	—	4,059
Elimination of net deferred tax liabilities	—	—	—	—	—	—	—	4,887	4,887
Transfer from retained earnings to other reserves	—	—	—	—	—	—	5,132	(5,132)	—

Balance as at December 31, 2001	—	—	—	4,154	—	—	41,730	89,272	135,156
Capitalisation as share capital upon incorporation of the Company	68,317	20,955	—	—	—	—	—	(89,272)	—
Issue of shares, net of issuing expenses of RMB796 million	7,297	—	3,362	—	—	—	—	—	10,659
Net profit	—	—	—	—	—	—	—	9,773	9,773
Contributions from China Telecom	—	—	—	—	—	—	—	1,482	1,482
Distributions to China Telecom	—	—	—	—	—	—	—	(2,221)	(2,221)
Assets distributed to China Telecom in connection with the Acquisition	—	—	—	—	—	—	—	(5,189)	(5,189)
Revaluation surplus	—	—	—	760	—	—	—	—	760
Recognition of deferred tax assets	—	—	—	—	—	—	2,408	—	2,408
Elimination of deferred tax liabilities	—	—	—	—	—	—	—	20	20
Transfer from retained earnings to other reserves	—	—	—	—	—	—	(12,999)	12,999	—
Appropriations	—	—	—	—	8,121	1,624	—	(9,745)	—
Revaluation surplus realised	—	—	—	(10)	—	—	—	10	—
Deferred tax on land use rights realised	—	—	—	—	—	—	(75)	75	—

Balance as at December 31, 2002	75,614	20,955	3,362	4,904	8,121	1,624	31,064	7,204	152,848
Net profit	—	—	—	—	—	—	—	24,686	24,686
Contributions from China Telecom	—	—	—	—	—	—	—	60	60
Transfer from retained earnings to other reserves	—	—	—	—	—	—	6,589	(6,589)	—
Consideration for the acquisition of the Acquired Group	—	—	—	—	—	—	(45,649)	—	(45,649)
Transfer from other reserves to capital reserve	—	(14,388)	—	—	—	—	14,388	—	—
Appropriations	—	—	—	—	7,340	1,748	—	(9,088)	—
Dividends	—	—	—	—	—	—	—	(673)	(673)
Revaluation surplus realised	—	—	—	(17)	—	—	—	17	—
Deferred tax on land use rights realised	—	—	—	—	—	—	(131)	131	—

Balance as at December 31, 2003	75,614	6,567	3,362	4,887	15,461	3,372	6,261	15,748	131,272

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CONSOLIDATED STATEMENTS OF CASH FLOW

		Year ended December 31,

		2001	2002	2003

	Note	RMB millions	RMB millions	RMB millions

Cash flows from operating activities	(a)	46,648	52,158	46,884

Cash flows from investing activities
Capital expenditure		(54,625)	(45,807)	(41,825)
Purchase of investments		(617)	(179)	(60)
Lease prepayments		(582)	(377)	(75)
Proceeds from disposal of investments		—	—	52
Proceeds from disposal of property, plant and equipment		151	105	203
Purchase of time deposits with maturity over three months		(530)	(1,339)	(426)
Maturity of time deposits with maturity over three months		359	537	1,350

Net cash used in investing activities		(55,844)	(47,060)	(40,781)

Cash flows from financing activities
Proceeds from initial public offering, net of issuing expenses		—	10,659	—
Capital element of finance lease payments		(345)	(525)	(111)
Proceeds from bank debt		46,912	61,982	59,983
Repayments of bank debt		(37,990)	(63,078)	(62,705)
Payment of dividend		—	—	(673)
Cash distributions to minority interests		—	(14)	(27)
Cash payment for the acquisition of the Acquired Group		—	—	(11,000)
Cash contributions from China Telecom		6,760	1,284	60
Cash distributions to China Telecom		(16,802)	(4,418)	(196)

Net cash (used in)/from financing activities		(1,465)	5,890	(14,669)

Net (decrease)/increase in cash and cash equivalents		(10,661)	10,988	(8,566)
Cash and cash equivalents at beginning of year		18,358	7,697	18,685

Cash and cash equivalents at end of year		7,697	18,685	10,119

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CONSOLIDATED STATEMENTS OF CASH FLOW

(a)	Reconciliation of profit before taxation and minority interests to cash flows from operating activities

	Year ended December 31,

	2001	2002	2003

	RMB millions	RMB millions	RMB millions

Profit before taxation and minority interests	10,133	9,263	30,675
Adjustments for:
Depreciation and amortisation	30,175	33,005	32,921
Deficit on revaluation of property, plant and equipment	11,930	14,690	—
Provision for doubtful accounts	420	625	670
Investment income	(301)	(63)	(7)
Share of profit from associates	(22)	(37)	(34)
Interest income	(313)	(174)	(276)
Interest expense	3,257	3,201	2,890
Unrealised foreign exchange (gains)/losses	(352)	288	314
Loss on retirement and disposal of property, plant and equipment	2,726	1,662	424
Decrease/(increase) in accounts receivable	1,934	(1,147)	(1,799)
(Increase)/decrease in inventories	(102)	484	(577)
Decrease in prepayments and other current assets	156	1,887	131
Increase in other non-current assets	(1,617)	(903)	(38)
Increase/(decrease) in accounts payable	1,293	271	(695)
Decrease in accrued expenses and other payables	(1,613)	(9)	(1,304)
Decrease in deferred revenues	(4,771)	(7,251)	(7,347)

Cash generated from operations	52,933	55,792	55,948
Interest received	313	174	276
Interest paid	(3,214)	(3,234)	(2,896)
Investment income received	255	92	17
Income tax paid	(3,639)	(666)	(6,461)

Cash flows from operating activities	46,648	52,158	46,884

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APPENDIX V	FINANCIAL INFORMATION OF THE COMBINED GROUP

(A)	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP

The following is the text of a report, prepared for the sole purpose of inclusion in this circular, received from the independent reporting accountants, KPMG, Certified Public Accountants, Hong Kong. As described in the section headed “Documents available for inspection” in Appendix VIII, a copy of the following report is available for inspection.

8th Floor
Prince’s Building
10 Chater Road
Hong Kong

April 13, 2004

The Directors
China Telecom Corporation Limited

Dear Sirs,

We report on the unaudited pro forma financial information set out in Section A of Appendix V to the shareholders’ circular of China Telecom Corporation Limited (the “Company”) dated April 13, 2004 (the “Pro Forma Financial Information”), which has been prepared by the Company solely for illustrative purposes to provide information about how the proposed acquisition of the entire equity interests in each of Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom (individually referred to as the “Target Company”, collectively and together with their subsidiaries are referred to as the “Target Group”) to be accounted under as-if-pooling-of-interests method, and the reorganisation of the Target Group, as described in the accompanying introduction and notes to the Pro Forma Financial Information, might have affected the historical financial information presented therein. The basis of preparation of the Pro Forma Financial Information is set out in the accompanying introduction thereto.

Responsibilities

It is the responsibility solely of the directors of the Company to prepare the Pro Forma Financial Information in accordance with Paragraph 29 of Chapter 4 of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the “Listing Rules”).

It is our responsibility to form an opinion, as required by the Listing Rules, on the Pro Forma Financial Information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the Pro Forma Financial Information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards and Bulletin 1998/8 “Reporting on pro forma financial information pursuant to the Listing Rules” issued by the Auditing Practices Board in the United Kingdom, where applicable. Our work consisted

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primarily of comparing the historical financial information contained therein with the source documents, considering the evidence supporting the adjustments and discussing the Pro Forma Financial Information with the directors of the Company.

Our work does not constitute an audit or review made in accordance with the Statements of Auditing Standards issued by the Hong Kong Society of Accountants, and accordingly, we do not express any such audit or review assurance on the Pro Forma Financial Information.

The Pro Forma Financial Information is for illustrative purposes only, based on the directors’ judgements and assumptions, and because of its nature, it does not provide any assurance or indication that any event will take place in the future and may not be indicative of the financial position of the Company and its subsidiaries had the acquisition of the Target Group actually completed on December 31, 2003 or at any future date, nor may it be indicative of the results of operations of the Company and its subsidiaries for the year ended December 31, 2003 had the acquisition of the Target Group actually completed, and the reorganisation of the Target Group actually taken effect, on January 1, 2003, or for any future periods.

Opinion

In our opinion:

(a)	the unaudited Pro Forma Financial Information has been properly compiled on the basis stated;

(b)	such basis is consistent with the accounting policies of the Company; and

(c)	the adjustments are appropriate for the purposes of the Pro Forma Financial Information as disclosed pursuant to Paragraph 29(1) of Chapter 4 of the Listing Rules.

Yours faithfully

KPMG
Certified Public Accountants
Hong Kong, China

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INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP

The accompanying unaudited pro forma financial information of the Combined Group, as defined below, has been prepared to illustrate the effect of China Telecom Corporation Limited’s proposed acquisition of the entire equity interests in Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom (individually referred to as the “Target Company”, and collectively and together with their subsidiaries are referred to as the “Target Group”) for a total purchase price of RMB27,800 million (the “Acquisition”). China Telecom Corporation Limited (the “Company”) and together with its subsidiaries are referred to as the “Listed Group”. The purchase price will be satisfied by an initial cash payment of RMB8,340 million and a deferred consideration of RMB19,460 million. The deferred consideration is interest-bearing and payable within 10 years from the completion date of the Acquisition.

As both the Target Group and the Company are under common control prior to the Acquisition, the Acquisition will be treated for accounting purposes as a “combination of entities under common control”. Under a combination of entities under common control, the assets and liabilities of the Target Group to be acquired by the Company will be accounted for at historical amounts in a manner similar to a pooling-of-interests (“as-if-pooling-of-interests accounting”). In as-if-pooling-of-interests accounting, the consolidated financial statements of the Company for periods prior to the combination will be restated to include the assets and liabilities and results of operations of the Target Group for those periods on a combined basis (the Listed Group and the Target Group are hereinafter referred to as the “Combined Group”). The purchase price for the Acquisition will be treated as an equity transaction at the completion date of the Acquisition.

The accompanying unaudited pro forma balance sheet of the Combined Group as at December 31, 2003 gives effect to the Acquisition as if the Acquisition had been completed on December 31, 2003. The accompanying unaudited pro forma statement of income of the Combined Group for the year ended December 31, 2003 gives effect to the Acquisition as if the Acquisition had been completed on January 1, 2003. The unaudited pro forma statement of income of the Combined Group for the year ended December 31, 2003 has been further adjusted to give effect to certain events relating to the Restructuring (as defined below) as if the Restructuring had taken place on January 1, 2003.

The Target Companies were all incorporated in the PRC in March 2004 as part of the reorganisation (the “Restructuring”) of China Telecommunications Corporation (“China Telecom”, and together with its subsidiaries other than the Target Group and the Listed Group are hereinafter referred to as “China Telecom Group”) in connection with the Acquisition. Pursuant to the Restructuring, which was effective December 31, 2003, China Telecom transferred to each of the Target Companies the respective wireline telecommunications and related operations in Hubei province, Hunan province, Hainan province, Guizhou province, Yunnan province, Shaanxi province, Gansu province, Qinghai province, Ningxia Hui autonomous region and Xinjiang Uygur autonomous region together with the related assets and liabilities (the “Predecessor Operations”) in consideration for the entire equity interests in each of the Target Companies. In preparing the Target Group’s historical combined financial statements, the assets and liabilities, revenues and expenses of the Predecessor Operations are reflected in the combined financial statements. In addition, the historical combined financial statements of the Target Group for periods prior to December 31, 2003 included certain assets historically associated with the Predecessor Operations that were not transferred to the Target Group and were retained by China Telecom. These assets primarily related to investments in non-telecommunications industries and properties. As a result of the segregation and separate management of these assets by China Telecom beginning December 31, 2003, the assets retained by China Telecom have been reflected as an equity transaction as at December 31, 2003. Following the Restructuring,

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the Target Group and China Telecom Group have entered into new contractual arrangements for a range of services which may be required and requested by either party. The Restructuring, as well as these arrangements, will have an impact on the Target Group’s results of operations.

The accompanying unaudited pro forma financial information of the Combined Group is based upon the historical combined financial statements of the Target Group and the historical consolidated financial statements of the Listed Group after giving effect to the pro forma adjustments described in the accompanying notes. A narrative description of the pro forma adjustments of the Acquisition and the Restructuring that are (i) directly attributable to the transactions; (ii) expected to have a continuing impact on the Combined Group; and (iii) factually supportable, are summarised in the accompanying notes. The expected effect of the new contractual service arrangements (other than the property leasing agreements) in connection with the Restructuring are not reflected in the accompanying pro forma statement of income for the year ended December 31, 2003 because the effects of such change cannot be factually supported, reasonably estimated and/or do not result in any material change to the Combined Group’s results of operations.

The accompanying unaudited pro forma financial information of the Combined Group is based on a number of assumptions, estimates, uncertainties and currently available information. As a result of these assumptions, estimates and uncertainties, the accompanying unaudited pro forma financial information of the Combined Group does not purport to describe the actual financial position or results of the Combined Group’s operations that would have been attained had the Acquisition been completed, and the Restructuring taken effect at the dates indicated herein. Further, the accompanying unaudited pro forma financial information of the Combined Group does not purport to predict the Combined Group’s future financial position or results of operations.

The unaudited pro forma financial information of the Combined Group should be read in conjunction with the audited financial information of the Target Group as set out in Appendix III, the audited financial information of the Listed Group as set out in Appendix IV and other financial information included elsewhere in this circular.

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UNAUDITED PRO FORMA BALANCE SHEET OF THE COMBINED GROUP
AS AT DECEMBER 31, 2003

	Listed Group Historical	Target Group Historical	Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined Group

	RMB millions	RMB millions	RMB millions	RMB millions		RMB millions

ASSETS
Non-current assets
Property, plant and equipment, net	235,211	74,685	309,896			309,896
Construction in progress	22,790	8,827	31,617			31,617
Lease prepayments	3,234	1,251	4,485			4,485
Interests in associates	513	—	513			513
Investments	205	1	206			206
Deferred tax assets	8,314	2,209	10,523			10,523
Other assets	9,834	3,775	13,609			13,609

Total non-current assets	280,101	90,748	370,849			370,849

Current assets
Inventories	2,330	923	3,253			3,253
Accounts receivable, net	10,187	2,764	12,951			12,951
Prepayments and other current assets	2,440	1,255	3,695			3,695
Time deposits with maturity over three months	428	45	473			473
Cash and cash equivalents	10,119	2,602	12,721	(8,340	)(1)	4,381

Total current assets	25,504	7,589	33,093			24,753

Total assets	305,605	98,337	403,942			395,602

See accompanying notes to unaudited pro forma financial information of the Combined Group.

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UNAUDITED PRO FORMA BALANCE SHEET OF THE COMBINED GROUP (Continued)
AS AT DECEMBER 31, 2003

	Listed Group Historical	Target Group Historical	Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined Group

	RMB millions	RMB millions	RMB millions	RMB millions		RMB millions

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	40,097	16,146	56,243			56,243
Current portion of long-term debt	6,434	7,523	13,957			13,957
Accounts payable	20,129	15,500	35,629			35,629
Accrued expenses and other payables	15,989	10,015	26,004			26,004
Income tax payable	3,395	—	3,395			3,395
Current portion of finance lease obligations	19	31	50			50
Current portion of deferred revenues	10,603	3,254	13,857			13,857

Total current liabilities	96,666	52,469	149,135			149,135

Net current liabilities	(71,162)	(44,880)	(116,042)			(124,382)

Total assets less current liabilities	208,939	45,868	254,807			246,467

Non-current liabilities
Long-term debt	49,665	18,967	68,632	19,460	(2)	88,092
Finance lease obligations	19	24	43			43
Deferred revenues	25,389	7,355	32,744			32,744
Deferred tax liabilities	1,325	—	1,325			1,325

Total non-current liabilities	76,398	26,346	102,744			122,204

Total liabilities	173,064	78,815	251,879			271,339

Minority interests	1,269	—	1,269			1,269

Shareholders’ equity
Share capital	75,614	—	75,614			75,614
Reserves	55,658	19,522	75,180	(8,340	)(1)	47,380

				(19,460	)(2)

Total shareholders’ equity	131,272	19,522	150,794			122,994

Total liabilities and shareholders’ equity	305,605	98,337	403,942			395,602

See accompanying notes to unaudited pro forma financial information of the Combined Group.

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UNAUDITED PRO FORMA STATEMENT OF INCOME OF THE COMBINED GROUP
FOR THE YEAR ENDED DECEMBER 31, 2003

	Listed Group Historical	Target Group Historical	Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined Group

	RMB millions	RMB millions	RMB millions	RMB millions		RMB millions

Operating revenues	118,451	33,102	151,553	(245	)(3)	151,308
Operating expenses
Depreciation and amortisation	(32,921)	(13,676)	(46,597)	2,991	(4)	(43,291)
				315	(5)
Network operations and support	(31,883)	(12,235)	(44,118)			(44,118)
Selling, general and administrative	(18,303)	(6,507)	(24,810)	(238	)(5)	(25,048)
Other operating expenses	(2,896)	(280)	(3,176)	683	(3)	(2,493)

Total operating expenses	(86,003)	(32,698)	(118,701)			(114,950)

Operating profit	32,448	404	32,852			36,358
Deficit on revaluation of property, plant and equipment	—	(14,832)	(14,832)			(14,832)
Net finance costs	(1,814)	(1,792)	(3,606)	(147	)(1)	(4,762)
				(1,009	)(2)
Investment income/(loss)	7	(49)	(42)	49	(6)	7
Share of profit from associates	34	1	35	(1	)(6)	34

Profit/(loss) before taxation and minority interests	30,675	(16,268)	14,407			16,805
Taxation	(5,933)	5,464	(469)	(791	)(7)	(1,260)

Profit/(loss) before minority interests	24,742	(10,804)	13,938			15,545
Minority interests	(56)	—	(56)			(56)

Net profit/(loss)	24,686	(10,804)	13,882			15,489

Basic earnings per share (in RMB)	0.33					0.20

Weighted average number of shares	75,614					75,614

See accompanying notes to unaudited pro forma financial information of the Combined Group.

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NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE COMBINED GROUP

(1)	In connection with the Acquisition, an initial cash consideration of RMB8,340 million will be paid by the Company to China Telecom on the completion date of the Acquisition. The pro forma balance sheet adjustment reflects the payment of the initial cash consideration as if the Acquisition had been completed on December 31, 2003. The pro forma income statement adjustment reflects the reduction in interest income in respect of the cash paid as if the Acquisition had been completed on January 1, 2003.

(2)	In connection with the Acquisition, a deferred consideration of RMB19,460 million, representing the difference between the purchase price and the initial cash payment described in note 1 above, will be payable by the Company to China Telecom. The pro forma balance sheet adjustment reflects the deferred consideration payable as if the Acquisition had been completed on December 31, 2003. The pro forma income statement adjustment reflects the additional interest expense in respect of the deferred consideration at 5.184% per annum as if the Acquisition had been completed on January 1, 2003.

(3)	Prior to the Acquisition, the interconnection settlement between the Company and China Telecom Group was based on the net volume of telephone calls between the Listed Group and China Telecom Group plus the Target Group. After the Acquisition, the interconnection settlement between the Company and China Telecom Group will be based on the net volume of telephone calls between the Combined Group and China Telecom Group. The pro forma adjustment reflects the expected effect of the above change on the interconnection revenue and expenses as if the Acquisition had been completed on January 1, 2003.

(4)	In connection with the Restructuring, the property, plant and equipment of the Target Group were revalued as at December 31, 2003 as required by the relevant PRC rules and regulations, which resulted in a net revaluation deficit of RMB13,295 million. The pro forma adjustment reflects the reduction in depreciation charge resulting from the revaluation of the Target Group’s property, plant and equipment as if the results of the revaluation had been recorded on January 1, 2003.

(5)	In connection with the Restructuring, certain property, plant and equipment associated with the Predecessor Operations of the Target Group were not transferred to the Target Group but were retained by China Telecom. Pursuant to property leasing agreements between the Target Group and China Telecom Group, the Target Group leases certain properties from China Telecom Group. The property rental to be paid by the Target Group to China Telecom Group is based on market rates, with reference to amounts stipulated by local price bureaus. The pro forma adjustment reflects the effects of a reduction in depreciation charge relating to the property, plant and equipment retained by China Telecom and an increase in rental expense as if the Restructuring occurred and the property leasing agreements took effect on January 1, 2003.

(6)	In connection with the Restructuring, certain long-term investments and interests in associates of the Predecessor Operations were not transferred to the Target Group but were retained by China Telecom. The pro forma adjustment reflects a decrease in investment loss relating to these long-term investments and a decrease in the share of profit from associates as if the Restructuring occurred on January 1, 2003.

(7)	The pro forma adjustment reflects the tax effect of the above pro forma adjustments using the statutory tax rate of 33%.

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(B)	INDEBTEDNESS

At the close of business on February 29, 2004, being the latest practicable date for the purpose of this indebtedness statement, the Combined Group had the following outstanding borrowings:

Short-term debt	RMB millions

Short-term bank loans	58,150
Current portion of long-term debt	14,259

72,409

Long-term debt	RMB millions

Long-term bank loans
Renminbi denominated	34,980

US Dollars denominated	3,663

Japanese Yen denominated	3,965

Euro denominated	1,003

Other currencies	78

Sub-total	43,689

Other loans
Renminbi denominated	12

US Dollars denominated	23

Amount due to China Telecom
Renminbi denominated	35,000

Total long term debt	78,724

Less: current portion	(14,259)

Non-current portion	64,465

As at February 29, 2004, long-term bank loans of RMB22 million were secured by certain of the Combined Group’s property, plant and equipment. The carrying value of the assets pledged as security amounted to RMB26 million as at February 29, 2004.

As at February 29, 2004, the Combined Group had finance lease obligations of RMB80 million, and contingent liabilities of RMB42 million for guarantees given to banks in respect of banking facilities granted to China Telecom Group.

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(B)	INDEBTEDNESS (Continued)

Save as aforesaid or as otherwise disclosed herein and apart from intra-group liabilities, the Combined Group did not have, at the close of business on February 29, 2004, outstanding liabilities or any mortgages, charges, debentures, loan capital, bank overdrafts, loans, liabilities under acceptance or other similar indebtedness, hire purchase or finance lease obligations or any guarantees or other material contingent liabilities.

(C)	WORKING CAPITAL

The Directors of the Company are of the opinion that after taking into account the net proceeds to be raised from the sale of the Primary Shares pursuant to the New Issue and other sources of financing available to the Combined Group, the Combined Group will, following the completion of the Acquisition, have sufficient working capital for its present requirements in the absence of unforeseen material circumstances.

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APPENDIX VI	PROFIT FORECAST

The forecast on the combined profit after taxation and minority interests but before extraordinary items of the Target Group for the year ending December 31, 2004 is set out in the section headed “Letter from the Chairman – Prospective Financial Information”.

(A)	BASES AND ASSUMPTIONS

The management of the Company and the Target Group have prepared the forecast on the combined profit after taxation and minority interests but before extraordinary items of the Target Group for the year ending December 31, 2004. The management of the Company and the Target Group are not currently aware of any extraordinary items which have arisen or are likely to arise in respect of the year ending December 31, 2004. The forecast has been prepared on a basis consistent in all material respects with the accounting policies currently adopted by the Target Group as summarized in Appendix III and has been based on the following principal assumptions:

(1)	there will be no material changes in existing political, legal, regulatory, fiscal or economic conditions in the PRC, Hong Kong, or any other territory in which the Target Group currently operates or which are otherwise material to the Target Group’s revenues;

(2)	there will be no material changes in legislation or regulations governing the telecommunications industry in the PRC, Hong Kong or any other country or territory in which the Target Group operates or which the Target Group has arrangements or agreements with, which would materially affect the business or operations of the Target Group;

(3)	inflation, interest rates or foreign currency exchange rates will not differ materially from those prevailing as of the date of this circular;

(4)	there will be no material changes in the bases or rates of taxation appropriate to the Target Group, except as otherwise disclosed in this circular; and

(5)	based on information currently available, there will be no tariff reduction that will have a material adverse effect on the Target Group’s business.

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(B)	LETTERS

Set out below are the text of the letters received from KPMG, and from the Company’s Financial Advisers in connection with the forecast of the combined profit after taxation and minority interests but before extra ordinary items of the Target Group for the year ending December 31, 2004 and prepared for the sole purpose of inclusion in this circular.

8th Floor
Prince’s Building
10 Chater Road
Hong Kong

April 13, 2004

The Directors
China Telecom Corporation Limited

China International Capital Corporation (Hong Kong) Limited
Morgan Stanley Dean Witter Asia Limited
UBS AG

Dear Sirs,

We have reviewed the accounting policies and calculations adopted in arriving at the forecast (the “Forecast”) of the combined profit after taxation and minority interests but before extraordinary items of Hubei Telecom Company Limited, Hunan Telecom Company Limited, Hainan Telecom Company Limited, Guizhou Telecom Company Limited, Yunnan Telecom Company Limited, Shaanxi Telecom Company Limited, Gansu Telecom Company Limited, Qinghai Telecom Company Limited, Ningxia Telecom Company Limited and Xinjiang Telecom Company Limited (together with their subsidiaries are collectively referred to as the “Target Group”) for the year ending December 31, 2004, for which the directors of the Company (the “Directors”) and the management of the Target Group (the “Management”) are solely responsible, as set out in the circular dated April 13, 2004 issued by China Telecom Corporation Limited.

In our opinion, so far as the accounting policies and calculations are concerned, the Forecast has been properly compiled on the bases and assumptions made by the Directors and the Management as set out in Part A of Appendix VI to the circular and is presented on a basis consistent in all material respects with the accounting policies adopted by the Target Group as set out in our Accountants’ Report on Financial Information of the Target Group dated April 13, 2004, the text of which is set out in Appendix III to the circular.

Yours faithfully KPMG Certified Public Accountants

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China International Capital Corporation (Hong Kong) Limited Suite 2307, 23rd Floor One International Financial Centre 1 Harbour View Street Hong Kong	Morgan Stanley Dean Witter Asia Limited 30th Floor Three Exchange Square Central Hong Kong	UBS AG 25th Floor, One Exchange Square 8 Connaught Place Central Hong Kong

April 13, 2004

The Directors
China Telecom Corporation Limited
31 Jinrong Street
Beijing 100032
P.R.C.

Dear Sirs,

We refer to the forecast of the combined profit after taxation and minority interests but before extraordinary items of Hubei Telecom, Hunan Telecom, Hainan Telecom, Guizhou Telecom, Yunnan Telecom, Shaanxi Telecom, Gansu Telecom, Qinghai Telecom, Ningxia Telecom and Xinjiang Telecom and their respective subsidiaries (the Target Group), for the year ending December 31, 2004, as set out in the section headed “Letter from the Chairman – Prospective Financial Information” of the circular dated April 13, 2004 issued by China Telecom Corporation Limited (the Company).

We have discussed with you the bases and assumptions upon which the profit forecast has been made. We have also considered the letter dated April 13, 2004 addressed to you and us from KPMG regarding the accounting policies and calculations upon which the forecast has been made.

On the basis of the assumptions made by the management of the Company and the Target Group, respectively, and on the basis of the accounting policies and calculations reviewed by KPMG, we are of the opinion that the profit forecast, for which the management of the Company and the Target Group are solely responsible, has been made after due and careful enquiry.

Yours faithfully, For and on behalf of CHINA INTERNATIONAL CAPITAL CORPORATION (HONG KONG) LIMITED Bi Mingjian Managing Director	Yours faithfully, For and on behalf of Morgan Stanley Dean Witter Asia Limited Jia Jonathan Zhu Managing Director	Yours faithfully, For and on behalf of UBS AG David Chin Managing Director

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APPENDIX VII	ADDITIONAL INFORMATION TO SHAREHOLDERS

RISK FACTORS

Risks Relating to Our Business

We face increasing competition, which may adversely affect our business growth and results of operations.

The telecommunications industry in China is rapidly evolving. Until the mid-1990s, we were the sole provider of wireline telecommunications services in our service regions, which included Shanghai municipality, Guangdong province, Jiangsu province, Zhejiang province, Anhui province, Fujian province, Jiangxi province, Guangxi Zhuang autonomous region, Chongqing municipality and Sichuan province. As a result, we had a dominant market position in our service regions. We began to operate in a competitive market as the Chinese government started to implement a number of measures to restructure the telecommunications industry and encourage fair and orderly competition in the industry in the mid-1990s. We face increasing competition from other telecommunications service providers in China. We expect our competitors to expand further their network coverage and increase their sales and marketing efforts in our service regions. In particular:

•	we face indirect competition in our local wireline telephone services from China’s two mobile telephone service providers, China Mobile and China Unicom, and have begun to face direct competition from China Railcom and China Netcom Group;

•	we face increasingly intense competition in our long distance telephone services from other providers of long distance services using public switched telephone networks, including China Unicom, China Railcom and China Netcom Group, and other providers of long distance services using the voice-over-Internet-protocol, or VoIP, technology, including China Mobile, China Unicom, China Netcom Group and China Railcom;

•	we face increasing competition in our Internet and managed data services from many competitors, including, primarily, China Unicom, China Netcom Group, China Mobile and China Railcom; and

•	we may face additional competition from new entrants or providers of new telecommunications services, such as telephone and Internet services offered over cable TV networks.

Moreover, as a result of China’s accession to the World Trade Organization, or the WTO, and China’s commitment under its WTO Accession Protocol, the Chinese government will gradually open up the telecommunications market in China to foreign operators. Foreign operators may have greater financial, managerial and technical resources and more expertise in network management and sales and marketing. Furthermore, advances in technology, as well as changes in the regulatory environment, may further intensify competition.

Our ability to compete effectively may be constrained by a number of factors. For example, under the Chinese government’s policy of promoting fair and orderly competition in the telecommunications industry, certain competitors of ours, such as China Unicom and China Railcom, continue to enjoy certain preferential treatment from the Chinese government in tariff setting. They may set their respective tariffs for long distance services using public switched telephone networks and leased line services at levels below the tariffs of our company with the annual approval of the regulatory authorities. This preferential treatment is not available to us. As a result, our competitors who enjoy this preferential treatment may be able to provide their services at prices that are more competitive than ours. In addition, we are not yet permitted to provide mobile communications services. We, through China Telecommunications Corporation, are, however,

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actively seeking the issuance of a license for mobile communications in the PRC. We can provide no assurances, however, as to whether or when we may be able to receive any benefit of any license for mobile communications in China.

As a result, our customers may choose to use other providers’ services. Increased competition from those providers may force us to lower our tariffs to the extent permitted under relevant laws and regulations, may reduce or reverse the growth of our customer base and may reduce usage of our networks. Any of these developments could materially adversely affect our business growth and results of operations.

We will continue to be controlled by China Telecommunications Corporation, which could cause us to take actions that may conflict with the best interests of our other shareholders.

China Telecommunications Corporation currently owns approximately 77.78% of our outstanding shares. Accordingly, subject to our articles of association and applicable laws and regulations, China Telecommunications Corporation will continue to be able to exercise significant influence over our management and policies by:

•	controlling the election of our directors and, in turn, indirectly controlling the selection of our senior management;

•	determining the timing and amount of our dividend payments;

•	approving our annual budgets;

•	deciding on increases or decreases in our share capital;

•	determining issuance of new securities;

•	approving mergers and acquisitions; and

•	amending our articles of association.

The interests of China Telecommunications Corporation as our controlling shareholder could conflict with our interests or the interests of our other shareholders. As a result, China Telecommunications Corporation may take actions with respect to our business that may not be in our or our other shareholders’ best interests.

The letter of undertakings provided to us by China Telecommunications Corporation contains vague terms that may not be implemented as we expect.

China Telecommunications Corporation has provided us a letter of undertakings, under which it has undertaken to support us in our existing operations and future development in the following specific areas:

•	to treat us equally with any other operators of wireline telephone, Internet and managed data, leased line and other related telecommunications services that are controlled by China Telecommunications Corporation;

•	to give us the right to provide additional telecommunications services in our service regions that fall within the business scope of China Telecommunications Corporation; and

•	to give us the preferential right to acquire China Telecommunications Corporation’s interest in companies or other entities that provide telecommunications services.

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The current terms of the letter of undertakings do not obligate China Telecommunications Corporation to provide any financial support to us. The letter of undertakings may not be implemented as we expect due to the vagueness of its terms. Other than the letter of undertakings, we have not entered into any agreement with China Telecommunications Corporation to provide for potential allocation of business opportunities between China Telecommunications Corporation and us outside our service regions.

We depend on China Telecommunications Corporation and its other subsidiaries to provide certain services and facilities for which we currently have limited alternative sources of supply.

In addition to being our controlling shareholder, China Telecommunications Corporation, by itself and through its other subsidiaries, also provides us with services and facilities necessary for our business activities, including, but not limited to:

•	use of international gateway facilities;

•	provision of services in areas outside our service regions necessary to enable us to provide end-to-end services to our customers;

•	use of nationwide inter-provincial optic fibers; and

•	lease of properties.

The interests of China Telecommunications Corporation and its other subsidiaries as providers of these services and facilities may conflict with our interests. We currently have limited alternative sources of supply for these services. Therefore, we have limited leverage in negotiating with China Telecommunications Corporation and its other subsidiaries over the terms for the provision of these services.

Since our services require interconnection with networks of other operators, disruption in interconnections with those networks could have a material adverse effect on our business and results of operations.

Under the relevant telecommunications regulations, telecommunications operators are required to interconnect with networks of other operators. We have entered into interconnection arrangements with other telecommunications operators. Any disruption of our interconnection with the networks of those operators could have a material adverse effect on our business and results of operations. In particular, as a result of the restructuring of China’s wireline telecommunications sector, most wireline telecommunications assets except for the nationwide inter-provincial optic fibers, including the last-mile access network, formerly owned by China Telecommunications Corporation in ten northern provinces in China were allocated to China Netcom Group. As we and China Telecommunications Corporation have limited local access facilities in those ten provinces, we will need to interconnect, indirectly through China Telecommunications Corporation, with China Netcom Group in order to provide end-to-end services to our customers with operations in the ten northern provinces. Any interruption in our interconnection with China Netcom Group could have a material adverse effect on our business and results of operations.

If we are not able to respond successfully to technological or industry developments, our business may be adversely affected.

The telecommunications market is characterized by rapid advancements in technology, evolving industry standards and changes in customer needs. We cannot assure you that we will be successful in responding to these developments. In addition, new services or technologies may render our existing services or technologies less competitive. In the event we do take measures to respond to technological

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developments and industry standard changes, the integration of new technology or industry standards or the upgrading of our networks may require substantial time, effort and capital investment. We cannot assure you that we will succeed in integrating these new technologies and industry standards or adapting our network system in a timely and cost-effective manner, or at all. Our inability to respond successfully to technological or industry developments may adversely affect our business, results of operations and competitiveness.

We face a number of risks relating to our Internet-related businesses.

We currently provide a range of Internet-related services, including dial-up and broadband Internet access and Internet-related applications. We face a number of risks in providing these services.

Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. There is no assurance that the security measures we have implemented will not be circumvented or otherwise fail to protect the integrity of our network. Unauthorized access could jeopardize the security of confidential information stored in our customers’ computer systems. Eliminating computer viruses and other security problems may also require interruptions, delays or suspension of our services, cause us to incur costs and divert management attention.

In addition, because we provide connections to the Internet and host websites for our customers and develop Internet content and applications, we may be perceived as being associated with the content carried over our network or displayed on websites that we host. We cannot and do not screen all of this content and we may face litigation claims due to a perceived association with this content. These types of claims have been brought against other providers of online services in the past and can be costly to defend regardless of the merits of the lawsuit and may damage our reputation.

If the new applications adopted by us do not perform as expected, or if we are unable to deliver commercially viable services based on these applications, our revenue and profitability may not grow as we expect.

We are pursuing a number of new growth opportunities in the broader telecommunications industry, including advanced data and broadband information and application services. These opportunities relate to new services for which there are no established markets in China. Our ability to deploy and deliver these new services depends, in many instances, on the development of new applications, which may not be developed successfully or may not perform as we expect.

In addition, the success of our broadband Internet services is substantially dependent on the availability of content, applications and devices provided by third-party developers. If we are unable to deliver commercially viable new services, our revenue and profitability will not grow as we expect and our competitiveness may be adversely affected.

Risks Relating to the Proposed Acquisition

We May Not Successfully Acquire the Target Group

We will only be able to acquire the Target Companies if the conditions set forth in the Acquisition Agreement are satisfied or waived. In particular, we may proceed with the Acquisition only if we satisfy certain condition precedents including obtaining the approvals of the relevant PRC government and regulatory authorities and our Independent Shareholders. However, there is no assurance that we will satisfy such condition precedents. We also have the right not to proceed with the Acquisition if there is any material adverse change in the financial conditions, results of operation, business or prospects of the Target

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Companies. If we are not able to or choose not to acquire the Target Companies, the information regarding the Target Companies and the pro forma information in this circular giving effect to the Acquisition would not be relevant. If we complete the New Issue but not the Acquisition, our net income per share and per ADS will also be significantly diluted. If we do not proceed with the Acquisition, we will have to seek other opportunities to make a similar Acquisition. We cannot assure you that we will be able to identify suitable target companies or opportunities in a timely manner or at all.

The actual results of operations, performance or achievements of the Target Group may differ materially from the prospective financial information of the Target Group

The prospective financial information for the Target Group included in this circular represents our estimate, based on our current knowledge and available information, of the Target Group’s results of operations for the year ending December 31, 2004. The prospective financial information was based upon a number of assumptions and estimates that are inherently subject to significant business, economic, political and competitive uncertainties and contingencies. Many of those uncertainties and contingencies are beyond our control. In particular, we have assumed that the Target Group will be successfully integrated into our existing business. In addition, the prospective financial information was also based upon assumptions with respect to the Target Group’s future business decisions that may change from time to time and upon information available to us only at the time of Acquisition. As a result, the actual results of operations, performance or achievements of the Target Group may differ materially from the prospective financial information.

We have prepared the prospective financial information in accordance with local market practice in Hong Kong but not in compliance with the published guidelines of the American Institute of Certified Public Accountants that contain more detailed requirements. The Hong Kong Listing Rules specifically relating to financial projections only require us to disclose the principal assumptions on which we base our financial projections.

Risks Relating to the Telecommunications Industry in China

Extensive government regulation of the telecommunications industry may limit our flexibility in responding to market conditions, competition or changes in our cost structure.

Our businesses are subject to extensive government regulation. The Ministry of Information Industry, which is the primary telecommunications industry regulator under China’s State Council, regulates, among other things:

•	industry policies and regulations;

•	licensing;

•	tariffs;

•	competition;

•	telecommunications resource allocation;

•	service standards;

•	technical standards;

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•	interconnection and settlement arrangements; and

•	universal service obligations.

Other Chinese governmental authorities also take part in regulating tariff policies, capital investment and foreign investment in the telecommunications industry. Major capital investments, including telecommunications network development projects, are subject to the approval of relevant Chinese government authorities. The regulatory framework within which we operate may constrain our ability to implement our business strategies and limit our flexibility to respond to market conditions or to changes in our cost structure.

Our revenues may be adversely affected by reductions in tariffs mandated by the Chinese government.

Tariffs are the prices we charge our customers for our telecommunications services. We are subject to extensive government regulations on tariffs, especially those relating to our basic telecommunications services. Currently, the relevant provincial communications administrations and provincial price bureaus determine the monthly fee and usage fee tariffs for our wireline local telephone services, based on a guidance tariff range set by the Ministry of Information Industry in consultation with the State Development and Reform Commission. The Ministry of Information Industry and the State Development and Reform Commission jointly set tariffs for all domestic and international, Hong Kong, Macau and Taiwan long distance services using public switched telephone networks, leased lines and data services. We derive a substantial portion of our revenues from services that are subject to tariffs determined by the Chinese government. In the past, our revenues have been adversely affected by reductions in tariffs mandated by the Chinese government. In September 2002, the Ministry of Information Industry indicated in writing that it does not intend to initiate any adjustment to tariffs for wireline local telephone services during the next three to five years. We believe therefore that the risk of adjustment of such tariffs in such period has been substantially reduced. However, we cannot predict with accuracy or assure you on the timing, likelihood or likely magnitude of tariff adjustments generally or the extent or potential impact on our business of future tariff adjustments. We cannot assure you that our business or results of operations will not be adversely affected by any government-mandated tariff adjustments in the future.

Future changes to the regulations and policies governing the telecommunications industry in China may have a material adverse effect on our business and operations.

Possible future changes to regulations and policies of the Chinese government governing the telecommunications industry could adversely affect our business and operations. For example, to provide a uniform regulatory framework for the orderly development of the telecommunications industry, the Chinese government is currently preparing a draft telecommunications law. If and when the telecommunications law is adopted by the Standing Committee of the National People’s Congress, it is expected to provide a new regulatory framework for telecommunications regulation in China. The contents of the draft telecommunications law have not yet been made public. We cannot be certain how this law will affect our business and operations and whether it will contain provisions more stringent than the current telecommunications regulations.

As part of the comprehensive plan to restructure China Telecommunications Corporation, as approved by China’s State Council in November 2001, the Chinese government stated its intention to further adjust and improve its regulatory oversight of the telecommunications industry, including gradual further deregulation of telecommunications tariffs. We cannot assure you that future regulatory changes, such as those concerning tariff setting, interconnection and competition, will not have a material adverse effect on our business and operations.

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The Chinese government may require us, along with other providers in China, to provide universal services with specified obligations, and we may not be compensated adequately for providing such services.

Under the Telecommunications Regulations promulgated by the State Council, telecommunications service providers in China are required to fulfill universal service obligations in accordance with relevant regulations to be promulgated by the Chinese government, and the Ministry of Information Industry has the authority to delineate the scope of universal service obligations. The Ministry of Information Industry may also select universal service providers through a tendering process. The Ministry of Information Industry, together with government finance and pricing authorities, is also responsible for formulating administrative rules relating to the establishment of a universal service fund and compensation schemes for universal services.

We may not be able to realize adequate return on investments for expanding networks to, and providing telecommunications services in, those economically less developed areas due to potentially higher capital expenditure requirements, lower usage by customers and lack of flexibility in setting our tariffs. As a result, our financial condition and results of operations could be adversely affected.

Risks Relating to the People’s Republic of China

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

China’s economic, political and social conditions, as well as government policies, could affect our business.

Substantially all of our businesses, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including:

•	government involvement;

•	level of development;

•	growth rate;

•	control of foreign exchange; and

•	allocation of resources.

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises

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significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot predict the purpose and effect of future economic policies of the PRC government or the impact of such economic policies on our business and operations.

Government control of currency conversion may adversely affect our operations and financial results.

We receive substantially all of our revenues in Renminbi, which currently is not a freely convertible currency. A portion of these revenues must be converted into other currencies to meet our foreign currency obligations. These foreign currency-denominated obligations include:

•	payment of interest and principal on foreign currency-denominated debt;

•	payment for equipment and materials purchased offshore; and

•	payment of dividends declared, if any, in respect of H Shares.

Under China’s existing foreign exchange regulations, we will be able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, the Chinese government may take measures at its discretion in the future to restrict access to foreign currencies for both current account transactions and capital account transactions if foreign currencies become scarce in China. We may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADRs, if the Chinese government restricts access to foreign currencies for current account transactions.

Foreign exchange transactions under our capital account, including foreign currency-denominated borrowings from foreign banks, issuance of foreign currency-denominated debt securities, if any, and principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange to meet our payment obligations under the debt securities, if any, or to obtain foreign exchange for capital expenditures.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

We receive substantially all of our revenues, and our financial statements are presented, in Renminbi. The value of the Renminbi fluctuates and is subject to changes in China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Fluctuations in exchange rates may adversely affect the value, translated or converted into United States dollars or Hong Kong dollars, of our net assets, earnings and any declared dividends payable on our H shares in foreign currency terms. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi, in which our obligations are denominated. In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations. We cannot assure you that any future movements in the exchange rate of Renminbi against the United Sates dollar or other foreign currencies will not adversely affect our results of operations and financial condition.

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The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

We are organized under the laws of the PRC and are governed by our articles of association. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

The direct enforcement by our shareholders of any rights of shareholders in respect of violations of corporate governance procedures may be limited. In this regard, our articles of association provide that most disputes between holders of H shares and our company, directors, supervisors, officers or holders of domestic shares, arising out of our articles of association or the PRC Company Law and related regulations concerning the affairs of our company, are to be resolved through arbitration by arbitration tribunal in Hong Kong or China, rather than by a court of law. Awards that are made by Chinese arbitral authorities recognized under the Arbitration Ordinance of Hong Kong can be enforced in Hong Kong. Hong Kong arbitration awards are also enforceable in China. However, to our knowledge, no action has been brought in China by any holder of H shares to enforce an arbitral award, and we are uncertain as to the outcome of any action brought in China to enforce an arbitral award made in favor of holders of H shares.

To our knowledge, there has not been any published report of judicial enforcement in China by holders of H shares of their rights under articles of association or the PRC Company Law.

Unlike in the United States, under applicable laws of China, shareholders do not have the right to sue the directors, supervisors, officers or other shareholders on behalf of the corporation to enforce a claim against such party or parties that the corporation has failed to enforce itself. Our shareholders may have to rely on other means to enforce directly their rights, such as through administrative proceedings. Chinese laws and regulations applicable to overseas listed companies do not distinguish among minority, affiliated and unaffiliated shareholders in terms of their rights and protections. In addition, our minority shareholders may not have the same protections afforded to them by companies incorporated under the laws of the United States.

Although we will be subject to the Hong Kong Listing Rules and the Hong Kong Codes on Takeovers and Mergers and Share Repurchases, or the Codes, the holders of H shares will not be able to bring actions on the basis of violations of the Hong Kong Listing Rules or the Codes, and must rely on the Stock Exchange and The Securities and Futures Commission of Hong Kong to enforce the Hong Kong Listing Rules or the Codes, as the case may be.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

We are a company incorporated under the laws of the PRC, and substantially all of our assets and our subsidiaries are located in China. In addition, most of our directors and officers reside within China, and substantially all of the assets of our directors and officers are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon most of our directors or officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan or most other Western countries. Our Hong Kong counsel has also advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United

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States. As a result, recognition and enforcement in China of judgments of a court in the United States and any of the other jurisdictions mentioned above in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Holders of H shares may be subject to PRC taxation.

Under the PRC’s current tax laws, regulations and rulings, dividends paid by us to holders of our H shares outside the PRC are currently exempted from PRC income tax. In addition, gains realized by individuals or enterprises upon the sale or other disposition of our H shares are currently exempted from PRC capital gains tax. If the exemptions are withdrawn in the future, holders of our H shares may be required to pay withholding tax on dividends, which is currently imposed at the rate of 20%, or income tax, which may be imposed upon individuals at the rate of 20%, and holders of our H shares may be required to pay PRC capital gains tax upon the sale or other disposition of our H shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE LISTED GROUP

You should read the following discussion and analysis in conjunction with “Appendix IV – Financial Information of the Listed Group”. Since China Telecommunications Corporation controlled the telecommunications operations and the related assets transferred to us prior to our restructuring and continues to control us after our restructuring, the financial data of the telecommunications operations transferred to us presented in this section and in our audited financial statements for periods prior to our incorporation have been combined in a manner similar to a pooling-of-interests. The assets and liabilities of the entities being combined are carried forward at their recorded historical amounts, and the book value of the assets and liabilities and the revenue and expenses of each of these entities for the periods prior to our incorporation are added together to prepare our financial statements. On December 31, 2003, we acquired the entire equity interests in Anhui Telecom Company Limited, Fujian Telecom Company Limited, Jiangxi Telecom Company Limited, Guangxi Telecom Company Limited, Chongqing Telecom Company Limited and Sichuan Telecom Company Limited from China Telecommunications Corporation. As we and these acquired companies were under the common control of China Telecommunications Corporation, our acquisition of the acquired companies has been treated as a “combination of entities under common control”, which was accounted for in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities of the acquired companies have been accounted for at historical amounts and our financial statements for periods prior to the acquisition have been restated to include the financial position and results of operations of the acquired companies on a combined basis. Unless otherwise indicated in this section, our financial data for periods prior to the acquisition are presented based on those restated amounts. The income statement data for the years ended December 31, 2001 and 2002 include the results of certain assets retained by China Telecommunications Corporation in connection with our restructuring in 2001 and the acquisition in 2003. The results of such assets are not reflected in our income statement for periods beginning after December 31, 2002. The balance sheet data as of December 31, 2001 include data related to the assets retained by China Telecommunications Corporation. These assets are not reflected in our balance sheet as of and after December 31, 2002.

Overview

We are the leading provider of wireline telephone, Internet and managed data and leased line services in ten regions in China. Our service regions consist of Shanghai municipality, Guangdong province, Jiangsu province, Zhejiang province, Anhui province, Fujian province, Jiangxi province, Guangxi Zhuang autonomous region, Chongqing municipality and Sichuan province.

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Financial Overview

Our operating revenue increased while our operating expenses grew at a rate below our revenue growth rate. The table below sets forth a breakdown of our operating revenue in terms of amount and as a percentage of our total operating revenue for the periods indicated:

	Year Ended December 31,

	2001		2002		2003

	Amount	Percentage of Operating Revenue	Amount	Percentage of Operating Revenue	Amount	Percentage of Operating Revenue

	(RMB in millions, except percentage data)

Operating Revenue:
Wireline telephone services:(1)
Local:
Installation fees	1,264	1.3%	1,575	1.4%	1,831	1.5%
Monthly fees	15,300	15.2	18,998	17.4	20,429	17.3
Local usage fees	32,502	32.3	34,433	31.4	35,761	30.2

Sub-total	49,066	48.8	55,006	50.2	58,021	49.0

Domestic long distance(2)	20,625	20.5	20,123	18.4	19,888	16.8
International, Hong Kong, Macau and Taiwan long distance(2)	3,785	3.8	3,694	3.4	3,770	3.2
Interconnection(3)	5,316	5.3	5,921	5.4	6,444	5.4
Upfront connection fees	8,896	8.9	8,554	7.8	7,885	6.7

Sub-total	87,688	87.3	93,298	85.2	96,008	81.1

Internet and managed data services:
Internet(4)	2,800	2.8	4,914	4.5	8,160	6.9
Managed data(5)	2,052	2.0	2,431	2.2	2,540	2.1

Sub-total	4,852	4.8	7,345	6.7	10,700	9.0

Leased line services	4,040	4.0	4,214	3.8	3,915	3.3
Other services(6)	3,917	3.9	4,707	4.3	7,828	6.6

Total operating revenue	100,497	100.0%	109,564	100.0%	118,451	100.0%

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(1)	Includes revenue from our registered subscribers, public telephones and prepaid calling card services. Revenue from prepaid calling card services is recognized as the services are provided to our customers.

(2)	Includes revenue from our VoIP long distance services.

(3)	Includes charges to domestic and foreign telecommunications operators for delivery of calls connecting to our wireline telecommunications networks.

(4)	Includes revenue from dial-up and broadband Internet access services.

(5)	Includes revenue from DDN, frame relay and ATM services.

(6)	Includes primarily revenue from the provision of value-added telecommunications services, sale, repair and maintenance of certain customer-end equipment and lease of telecommunications network facilities.

Our total operating revenue is mainly affected by the number of our subscribers, the level of usage of our services and the levels and structure of our tariffs. Our total operating revenue increased from RMB109,564 million in 2002 to RMB118,451 million, or 8.1%, in 2003 primarily due to the growth in our local telephone service revenue, Internet service revenue and revenue from other services. Revenue from other services primarily includes revenue from provision of value-added telecommunications services, sale, repair and maintenance of certain customer-end equipment and lease of telecommunications network facilities. Revenue from our managed data and interconnection services increased steadily, while revenue from our long distance services and leased line services decreased.

Revenue from our local telephone services increased by 5.5% from RMB55,006 million in 2002 to RMB58,021 million in 2003, primarily as a result of the increase in our subscribers and the total usage. The number of our telephone access lines in service increased from 96.8 million as of December 31, 2002 to 118.1 million as of December 31, 2003. The wireline penetration rate in our service region was 22.8% as of December 31, 2003. We expect increases in the penetration rate will continue to drive the growth of our revenue from local telephone services.

Revenue from our domestic long distance services decreased by 1.2% in 2003, primarily due to a decrease in the actual average price caused by the increase in the proportion of VoIP calls. Revenue from our international, Hong Kong, Macau and Taiwan long distance services increased 2.1% in 2003, as a result of increased usage.

Revenue from Internet services increased rapidly by 66.1% from 2002 to 2003 primarily due to the broadband subscribers growth. Revenue from managed data services increased by 4.5% due to the usage growth. Revenue from our Internet services accounted for 6.9% of our total operating revenue in 2003, compared to 4.5% in 2002. We expect the percentage of revenue contribution from our Internet services to continue to increase as our subscribers and the total usage continue to grow.

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The following table sets forth a breakdown of our operating expenses in terms of amount and as a percentage of our total operating revenue for the periods indicated:

	Year Ended December 31,

	2001		2002		2003

	Amount	Percentage of Operating Revenue	Amount	Percentage of Operating Revenue	Amount	Percentage of Operating Revenue

	(RMB in millions, except percentage data)
Operating Expenses:
Depreciation and amortization	30,175	30.0%	33,005	30.1%	32,921	27.8%
Network operations and support(1)	25,569	25.5	24,139	22.0	22,759	19.2
Selling, general and administrative(1)	9,880	9.8	10,235	9.4	12,176	10.3
Personnel	10,392	10.3	13,315	12.2	15,251	12.9
Interconnection charges and other expenses	1,865	1.9	2,873	2.6	2,896	2.4

Total operating expenses	77,881	77.5%	83,567	76.3%	86,003	72.6%

(1)	Excluding related personnel expenses.

Our total operating expenses increased by 2.9%, from RMB83,567 million in 2002 to RMB86,003 million in 2003. Our network operations and support expenses decreased by 5.7% in 2003. Our depreciation and amortization expenses remained stable in 2003. Our selling, general and administrative expenses and our personnel expenses increased, while our interconnection and other operating expenses remained at similar levels to those in 2002. As a percentage of total operating revenue, total operating expenses decreased to 72.6% in 2003 from 76.3% in 2002.

The following table sets forth our total operating revenue, operating expenses, operating income and net income in terms of amount and as a percentage of our total operating revenue, and cash flows from operating activities for the periods indicated:

	Year Ended December 31,

	2001		2002		2003

	Amount	Percentage of Operating Revenue	Amount	Percentage of Operating Revenue	Amount	Percentage of Operating Revenue

	(RMB in millions, except percentage data)

Operating revenue	100,497	100.0%	109,564	100.0%	118,451	100.0%
Operating expenses	77,881	77.5%	83,567	76.3%	86,003	72.6%

Operating income	22,616	22.5%	25,997	23.7%	32,448	27.4%
Net income	9,986	9.9%	9,773	8.9%	24,686	20.8%
Cash flows from operating activities	46,648	—	52,158	—	46,884	—

Our operating income increased by 24.8%, from RMB25,997 million in 2002 to RMB32,448 million in 2003, primarily as a result of the increase in our operating revenue and a lower corresponding rate of increase in our operating expenses.

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Overview of Our Services

Our operating revenue depends largely on customer base, usage volume, which have grown significantly for most of our services in recent years, as well as the level and structure of our tariffs. The following table shows our selected operating data as of the dates and for the periods indicated.

	As of or for the year ended December 31,

	2001	2002	2003

Local Telephone:
Access lines in service (in millions)	80.8	96.8	118.1
Wireline penetration rate	15.6%	18.6%	22.8%
Total pulses (in billions)(1)	323.8	346.4	346.9
Domestic Long Distance:
Total outgoing call minutes carried (in billions)	42.7	46.8	53.8
International, Hong Kong, Macau and Taiwan Long Distance:
Total outgoing call minutes carried (in billions)	1.6	1.5	1.6
Dial-up Internet Access:
Number of subscribers (in millions)	14.0	17.6	16.3
Dial-up on-line usage (minutes in billions)	64.7	57.1	38.5
Broadband Access:
Number of DSL subscribers (in thousands)	336.6	1,426.1	4,146.8
Number of FTTx+LAN subscribers (in thousands)	138.2	429.9	1,461.4
Number of other broadband access subscribers (in thousands)	8.4	18.1	22.2
Managed Data (bandwidth leased in thousands):
DDN (x64Kbps)	222.4	278.3	366.1
Frame relay (x128Kbps)	27.7	39.8	76.8
ATM (x2Mbps)	8.0	15.9	16.9
Leased Digital Circuits:
Total bandwidth (x2Mbps) (bandwidth leased in thousands)	113.6	122.7	128.6
Value-added Services:
Penetration rate of caller ID service	28.3%	41.5%	53.7%
Usage of telephone information service (minutes in billions)	5.3	6.3	13.4

(1)	Minutes reported were converted from pulses through a statistical sampling of actual calling pattern.

The number of our local access lines in service and usage of our local voice services in terms of pulses, increased 22.0% and 7.2% in 2003, respectively. We experienced rapid growth in Internet access subscribers and usage. Subscribers for our broadband access services grew significantly from 1.87 million as of December 31, 2002 to 5.63 million as of December 31, 2003.

We believe there is significant potential for further growth in China’s telecommunications market, due to the growth of China’s economy and per capita GDP and the broader adoption of information technology and advanced communications services in China. The wireline penetration rate in our service regions is relatively low compared to those in more developed markets in Asia and elsewhere. This presents significant potential for further expansion of our wireline customer base.

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Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations contained elsewhere in this circular are based on our audited financial statements which have been prepared in accordance with IFRS. Our reported financial condition and results of operations are sensitive to accounting methods, assumptions and estimates that underlie the preparation of our financial statements. We base our assumptions and estimates on historical experience and on various other assumptions that we believe to be reasonable and which form the basis for making judgments about matters that are not readily apparent from other sources. On an on-going basis, our management evaluates its estimates. Actual results may differ from those estimates as facts, circumstances and conditions change.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our financial statements. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Accounting for Long-lived Assets

Depreciation. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, after taking into account their estimated residual value. We review the estimated useful lives of the assets regularly in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives are based on our historical experience with similar assets and taking into account anticipated technological changes. The depreciation expense for future periods is adjusted if there are significant changes from previous estimates.

Impairment. The carrying amounts of long-lived assets, including property, plant and equipment, are reviewed periodically in order to assess whether the recoverable amounts have declined below the carrying amounts. These assets are tested for impairment whenever events or changes in circumstances indicate that their recorded carrying amounts may not be recoverable. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The amount of impairment loss is the difference between the carrying amounts of the assets and their recoverable amounts. The recoverable amount is the greater of the net selling price and the value in use. In determining the value in use, expected future cash flows generated by the assets are discounted to their present value, which requires significant judgment in terms of projection of cash flows for future years and the assumption on the pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the periods presented, no impairment losses were recognized in our audited income statements.

Revaluation. As required by the relevant PRC rules and regulations, our property, plant and equipment were revalued as of December 31, 2001, and the property, plant and equipment of companies that we acquired in 2003 were revalued as of December 31, 2002. Subsequent to that revaluation, property, plant and equipment are carried at the revalued amount, being the fair value as at the date of the revaluation, less subsequent accumulated depreciation and impairment losses. Revaluations are performed with sufficient regularity to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the balance sheet date. The results of subsequent revaluations may have an impact on our future results to the extent the fair values of our property, plant and equipment change significantly.

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Revenue Recognition for Upfront Connection and Installation Fees

We defer the recognition of upfront customer connection and installation fees and amortize them over the expected customer relationship period of ten years. The related direct incremental customer acquisition costs (including direct costs of installation) are also deferred and amortized over the same expected customer relationship period. We estimate the expected customer relationship period based on our historical customer retention experience and factoring in the expected level of future competition, the risk of technological or functional obsolescence to our services, technological innovation, and the expected changes in the regulatory and social environment. If our estimate of the expected customer relationship period changes as a result of increased competition, changes in telecommunications technology or other factors, the amount and timing of recognition of our deferred revenue may change for future periods.

Provision for Doubtful Debts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make the required payments. We base our estimates on the aging of our accounts receivable balance, customer credit-worthiness, and historical write-off experience. If the financial condition of our customers were to deteriorate, actual write-offs might be higher than expected.

Operating Results

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Operating Revenue

Our operating revenue grew by RMB8,887 million, or 8.1%, from RMB109,564 million in 2002 to RMB118,451 million in 2003. This increase primarily reflected increases in revenue from local telephone services, Internet services and other services.

Local Telephone Services. Revenue from our local wireline telephone services increased by 5.5%, from RMB55,006 million in 2002 to RMB58,021 million in 2003. This increase was primarily due to subscriber growth and usage increase, attributable to the economic development in our service areas. Revenue from local telephone services accounted for 49.0% of our total operating revenue in 2003, compared to 50.2% in 2002. As of December 31, 2003, the total number of our local telephone access lines increased by 21.3 million, or 22.0%, from 96.8 million in 2002 to 118.1 million in 2003.

•	Installation Fees. Installation fees received from customers are deferred and amortized over the expected customer relationship period of 10 years. Revenue from the amortized amount of upfront installation fees increased by 16.3%, from RMB1,575 million in 2002 to RMB1,831 million in 2003. The increase was primarily due to the continuous increase in the number of our access lines in service in recent years.

•	Monthly Fees. Monthly fee revenue increased by 7.5%, from RMB18,998 million in 2002 to RMB20,429 million in 2003, primarily due to an increase in the average number of our access lines in service.

•	Local Usage Fees. Our local usage includes local voice usage and dial-up Internet usage. Revenue from local usage fees increased by 3.9%, from RMB34,433 million in 2002 to RMB35,761 million in 2003. While usage of dial-up Internet services, with lower fee than those

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for voice services, declined 26.6% from 2002, which we believe is a result of customer migration to our broadband services, voice usage grew 7.2% to 294.2 billion pulses in 2003 from 274.5 billion pulses in 2002.

Domestic Long Distance Services. Domestic long distance revenue decreased by 1.2%, from RMB20,123 million in 2002 to RMB19,888 million in 2003. While total usage of our domestic long distance services increased, the increased usage reflected mainly increase in usage of our substantially lower-priced VoIP services. The total transmission volume for our domestic long distance services increased from 2002 by 15.0%, to 53.8 billion minutes in 2003. The decrease in domestic long distance revenue was due to a decrease in actual price caused by the increase in the proportion of VoIP calls.

International, Hong Kong, Macau and Taiwan Long Distance Services. Revenue from international, Hong Kong, Macau and Taiwan long distance services increased by 2.1%, from RMB3,694 million in 2002 to RMB3,770 million in 2003. Total usage of international, Hong Kong, Macau and Taiwan long distance services (including calls originated from wireline and mobile subscribers) increased by 8.4%, from 1.5 billion minutes in 2002 to 1.6 billion minutes in 2003.

Interconnection Services. Revenue from interconnection fees increased by 8.8%, from RMB5,921 million in 2002 to RMB6,444 million in 2003. This increase was primarily due to an increase in interconnection volume. In 2003, our net interconnection income (interconnection revenue deducted by interconnection expenses) was RMB3,596 million, representing an increase of 16.3% compared to 2002.

Upfront Connection Fees. Upfront connection fees represent the amortized amount of the upfront fees received from the initial activation of our wireline services. These upfront fees are deferred and amortized over 10 years. Effective on July 1, 2001, we ceased charging upfront connection fees to new subscribers. Consequently, the amortized amount continued to decrease by 7.8%, from RMB8,554 million in 2002 to RMB7,885 million in 2003.

Internet Services. Internet access services revenue increased by 66.1%, or RMB3,246 million, from RMB4,914 million in 2002 to RMB8,160 million in 2003. Revenue from our Internet services as a percentage of our total operating revenue also increased from 4.5% in 2002 to 6.9% in 2003. This increase was primarily due to the significant increase in broadband revenue caused by the rapid expansion of our broadband subscriber base. The number of our broadband subscribers increased from 1.87 million as of December 31, 2002 to 5.63 million as of December 31, 2003. We believe that revenue from our broadband Internet services will remain a major driver for our revenue growth.

Managed Data Services. Revenue from managed data services increased by 4.5%, from RMB2,431 million in 2002 to RMB2,540 million in 2003. The increase was primarily due to the usage growth, which was offset by the effect of pricing packages we implemented in order to increase loyalty of our customers. The total leased bandwidth of our DDN services was 366.1 thousand x 64Kbps as of December 31, 2003, representing an increase of 31.6% from that as of December 31, 2002. The total leased bandwidth of our ATM services was 16.9 thousand x 2Mbps as of December 31, 2003, representing an increase of 6.6% from that as of December 31, 2002, and the total leased bandwidth of our frame relay services was 76.8 thousand x 128Kbps as of December 31, 2003, representing an increase of 93.0% from that as of December 31, 2002. The increase in our leased bandwidth of managed data services was a result of the continuous economic growth and an increase in demand for managed data services in our service regions.

Leased Line Services. Revenue from leased line services decreased by 7.1%, from RMB4,214 million in 2002 to RMB3,915 million in 2003. The decrease in revenue was mainly due to a decrease in price of our leased line services caused by a change in our customer mix. As of December 31, 2003, we leased out a total of 128.6 thousand x 2Mbps equivalent digital circuits, an increase of 4.8% from 2002.

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Demand for our leased line services from large enterprise customers continued to increase, although offset by the reduced volume of usage of other telecommunications operators since they increased usage of their own networks.

Other Services. Revenue from other services increased by 66.3%, from RMB4,707 million in 2002 to RMB7,828 million in 2003, primarily due to an increase in revenue from our value-added telecommunications services and revenue from the sale, repair and maintenance of customer-end equipment. Revenue derived from these services accounted for 6.6% of our total operating revenue in 2003, as compared to 4.3% in 2002.

Operating Expenses

Total operating expenses increased by 2.9%, from RMB83,567 million in 2002 to RMB86,003 million in 2003, which is lower than the growth rate of our revenue in 2003. Our network operations and support expenses decreased and our depreciation and amortization expenses remained stable in 2003. Our selling, general and administrative expenses and our personnel expenses increased, while our interconnection and other operating expenses remained at similar levels to those in 2002.

Depreciation and Amortization. Our depreciation and amortization expenses decreased slightly by 0.3%, from RMB33,005 million in 2002 to RMB32,921 million in 2003, mainly due to our tightened control over capital expenditures. The depreciation and amortization expenses as a percentage of our operating revenue decreased from 30.1% in 2002 to 27.8% in 2003.

Network Operations and Support. Excluding personnel related costs of RMB9,124 million in 2003 and RMB8,089 million in 2002, our network operations and support expenses decreased by 5.7%, from RMB24,139 million in 2002 to RMB22,759 million in 2003. This decrease was mainly due to a 21.8% decrease in our maintenance expenses, from RMB12,714 million in 2002 to RMB9,946 million in 2003, as we further centralized network maintenance and resource allocation and improved network utilization.

Selling, General and Administrative. Excluding personnel related costs of RMB6,127 million in 2003 and RMB5,226 million in 2002, our selling, general and administrative expenses increased to RMB12,176 million in 2003 from RMB10,235 million in 2002. Selling and marketing expenses increased by 71.9%, from RMB4,235 million in 2002 to RMB7,280 million in 2003 due to expansion of our subscriber base. General and administrative expenses decreased by 18.4%, from RMB6,000 million in 2002 to RMB4,896 million in 2003 due to our strict expenditure control.

Personnel Expenses. Personnel expenses increased by 14.5%, from RMB13,315 million in 2002 to RMB15,251 million in 2003. This increase was primarily due to an increase in the employee compensation pursuant to our merit-based compensation system in order to retain and motivate competent personnel, and to bring our compensation in line with the prevailing market standards.

Interconnection Charges and Other Expenses. Interconnection and other expenses remained stable at RMB2,896 million in 2003, compared to RMB2,873 million in 2002.

Net Finance Costs

Our cash flows from operating activities enabled us to repay a large amount of bank loans in 2003. By leveraging our high credit ratings from domestic banks in China and our financial risk control, we have swapped some of our long-term loans with short-term loans, which have lower interest rates. This contributes to the decrease in our finance costs. In addition, our gross interest expense in 2003 decreased by RMB311 million from 2002 as a result of the repayment of bank loans and the utilization of short-term

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loans, and our net interest expense also decreased from RMB2,005 million in 2002 to RMB1,713 million in 2003. We had a net foreign exchange loss of RMB377 million in 2003, compared to a net foreign exchange loss of RMB313 million in 2002.

Income Tax

Our statutory income tax rate is 33%. In 2003, our income tax expense was RMB5,933 million, representing an effective tax rate of 19.3%. The difference between the statutory tax rate and our effective tax rate was primarily due to the preferential income tax rate of 15% applied to some of our branches and subsidiaries located in special economic zones in China and the exclusion of the upfront connection fees from taxable revenue.

Net Income

Our net income reached RMB24,686 million, with net margin of 20.8%.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Operating Revenue

Our operating revenue grew by RMB9,067 million, or 9.0%, from RMB100,497 million in 2001 to RMB109,564 million in 2002. This increase primarily reflected increases in revenue from local telephone services, Internet and managed data services, and interconnection and leased line services.

Local Telephone Services. Revenue from our local wireline telephone services increased by 12.1%, from RMB49,066 million in 2001 to RMB55,006 million in 2002. This increase was primarily due to increases in monthly fee revenue and local usage fee revenue, resulting from the expansion of our subscriber base. Revenue from local telephone services accounted for 50.2% of our total operating revenue in 2002, compared to 48.8% in 2001. The number of access lines in service in our service regions increased by 19.7%, from 80.8 million as of December 31, 2001 to 96.8 million as of December 31, 2002.

•	Installation Fees. Installation fees received from customers are deferred and amortized over the expected customer relationship period of 10 years. Revenue from the amortized amount of upfront installation fees increased by 24.6%, from RMB1,264 million in 2001 to RMB1,575 million in 2002. The increase was primarily due to the rapid increase in the number of our access lines in service in recent years.

•	Monthly Fees. Monthly fee revenue increased by 24.2%, from RMB15,300 million in 2001 to RMB18,998 million in 2002, primarily due to an increase in the average number of our access lines in service.

•	Local Usage Fees. Revenue from local usage fees increased by 5.9%, from RMB32,502 million in 2001 to RMB34,433 million in 2002. The increase was primarily due to an increase in local telephone usage volume, including dial-up Internet usage, which increased by 7.0%, from 323.8 billion pulses in 2001 to 346.4 billion pulses in 2002.

Domestic Long Distance Services. Domestic long distance revenue decreased by 2.4%, from RMB20,625 million in 2001 to RMB20,123 million in 2002. While total usage of our domestic long distance services increased, the increased usage reflected mainly increase in usage of our substantially

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lower-priced VoIP services. Total usage of domestic long distance services (including calls originated from wireline and mobile subscribers) increased by 9.6%, from 42.7 billion minutes in 2001 to 46.8 billion minutes in 2002.

International, Hong Kong, Macau and Taiwan Long Distance Services. Revenue from international, Hong Kong, Macau and Taiwan long distance services decreased by 2.4%, from RMB3,785 million in 2001 to RMB3,694 million in 2002. This revenue decrease was primarily due to a decrease in the usage of our international, Hong Kong, Macau and Taiwan long distance services as a result of increased competition. Total usage of international, Hong Kong, Macau and Taiwan long distance services (including calls originated from wireline and mobile subscribers) decreased by 4.4%, from 1.56 billion minutes in 2001 to 1.49 billion minutes in 2002.

Interconnection Services. Revenue from interconnection fees increased by 11.4%, from RMB5,316 million in 2001 to RMB5,921 million in 2002. This increase primarily reflected the settlement revenue we began to receive from China Telecom Group and international operators under our interconnection agreement with China Telecom Group and our arrangement with China Telecom Group for apportionment of international settlement, which amounted to RMB1,954 million in 2002. Such agreement and arrangement became effective on January 1, 2002. This increase was partially offset by a decrease in interconnection revenue from other operators of RMB1,349 million.

Upfront Connection Fees. Upfront connection fees represent the amortized amount of the upfront fees received for the initial activation of wireline services. These upfront fees are deferred and recognized over 10 years. Effective on July 1, 2001, we ceased charging upfront connection fees to new subscribers. Consequently, the amortized amount decreased by 3.8%, from RMB8,896 million in 2001 to RMB8,554 million in 2002.

Internet Services. Internet access services revenue increased by 75.5%, or RMB2,114 million, from RMB2,800 million in 2001 to RMB4,914 million in 2002. While usage of dial-up Internet services decreased, strong growth in broadband subscription fueled the increase in Internet access services revenue. Our broadband subscribers increased from 0.48 million as of December 31, 2001 to 1.87 million as of December 31, 2002, or 288.0%.

Managed Data Services. Revenue from managed data services increased by 18.5%, from RMB2,052 million in 2001 to RMB2,431 million in 2002, driven primarily by the growth in the usage of our managed data services. The total leased bandwidth of our DDN services was 278.3 thousand x 64Kbps as of December 31, 2002, representing an increase of 25.1% from that as of December 31, 2001. The total leased bandwidth of our ATM services was 15.9 thousand x 2Mbps as of December 31, 2002, representing an increase of 98.8% from that as of December 31, 2001, and the total leased bandwidth of our frame relay services was 39.8 thousand x 128Kbps as of December 31, 2002, representing an increase of 43.7% from that as of December 31, 2001.

Leased Line Services. Revenue from leased line services increased by 4.3%, from RMB4,040 million in 2001 to RMB4,214 million in 2002. This increase was fuelled by an 8.0% increase in bandwidth of digital circuits leased, which amounted to 122.7 thousand x 2Mbps as of December 31, 2002.

Other Services. Revenue from other services increased by 20.2%, from RMB3,917 million in 2001 to RMB4,707 million in 2002, primarily due to the rapid growth in our value-added telecommunications services and revenue from the sale, repair and maintenance of customer-end equipment. Revenue derived from these services accounted for 4.3% of our total operating revenue in 2002, compared to 3.9% in 2001.

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Operating Expenses

Total operating expenses increased by 7.3%, from RMB77,881 million in 2001 to RMB83,567 million in 2002. This increase was mainly due to increases in personnel and interconnection expenses as a result of the increase in employee compensation pursuant to our merit-based compensation system, and the settlement payment we began to make to China Telecommunications Corporation and other international operators.

Depreciation and Amortization. Our depreciation and amortization expenses increased by 9.4%, from RMB30,175 million in 2001 to RMB33,005 million in 2002, mainly due to increases in capital expenditures in recent years. In 2002, we tightened control over capital expenditures. As a result, the depreciation and amortization expenses increased by 9% in 2002, which was lower than the 13.4% increase in 2001.

Network Operations and Support. Excluding personnel related costs of RMB8,089 million in 2002 and RMB6,321 million in 2001, our network operations and support expenses decreased by 5.6%, from RMB25,569 million in 2001 to RMB24,139 million in 2002. This decrease was mainly due to a 15.0% decrease in our maintenance expenses, from RMB14,963 million in 2001 to RMB12,714 million in 2002, as a result of our efforts to further centralize network maintenance and resource allocation and improved network utilization.

Selling, General and Administrative. Excluding personnel related costs of RMB5,226 million in 2002 and RMB4,071 million in 2001, our selling, general and administrative expenses increased to RMB10,235 million in 2002 from RMB9,880 million in 2001. Selling and marketing expenses increased by 5.5%, from RMB4,016 million in 2001 to RMB4,235 million in 2002. General and administrative expenses increased by 2.3%, from RMB5,864 million in 2001 to RMB6,000 million in 2002.

Personnel Expenses. Personnel expense increased by 28.1%, from RMB10,392 million in 2001 to RMB13,315 million in 2002. This increase was primarily due to an increase in the employee compensation pursuant to our merit-based compensation system in order to retain and motivate competent personnel, and to bring our compensation in line with the prevailing market standards.

Interconnection Charges and Other Expenses. Interconnection and other expenses increased by 54.0%, from RMB1,865 million in 2001 to RMB2,873 million in 2002. This increase was primarily due to the settlement payment we began to make to China Telecommunications Corporation and international operators under our interconnection agreement with China Telecommunications Corporation and our arrangement with China Telecommunications Corporation for apportionment of international settlement, which amounted to RMB2,160 million in 2002. Such agreement and arrangement became effective on January 1, 2002. This increase was partially offset by a decrease in domestic interconnection expenses payable to other operators of RMB1,129 million.

Net Finance Costs

We had net finance costs of RMB2,144 million in 2002, compared to net finance costs of RMB876 million in 2001, primarily due to a net foreign exchange loss of RMB313 million in 2002, compared to a net foreign gain of RMB472 million in 2001. In addition, while our gross interest expense in 2002 decreased by RMB56 million from 2001 as a result of the repayment of bank loans, net interest expense increased from RMB1,661 million in 2001 to RMB2,005 million in 2002. This increase was primarily due to a reduction in the amount of capitalized interest of RMB400 million following a decrease in our capital expenditures.

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Income Tax

Our statutory income tax rate is 33%. In 2002, we recorded an income tax benefit of RMB582 million, primarily due to an asset revaluation deficit of RMB14,690 million in connection with the reorganization of Anhui Telecom Company Limited, Fujian Telecom Company Limited, Jiangxi Telecom Company Limited, Guangxi Telecom Company Limited, Chongqing Telecom Company Limited and Sichuan Telecom Company Limited.

Net Income

Net income decreased from RMB9,986 million in 2001 to RMB9,773 million in 2002.

B.	Liquidity and Capital Resources

Cash Flows and Working Capital

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,

	2001	2002	2003

	(RMB in millions)

Cash flows from operating activities	46,648	52,158	46,884
Net cash used in investing activities	(55,844)	(47,060)	(40,781)
Net cash (used in)/from financing activities	(1,465)	5,890	(14,669)

(Decrease)/increase in cash and cash equivalents	(10,661)	10,988	(8,566)

Cash and cash equivalents decreased by 45.8%, from RMB18,685 million as of December 31, 2002 to RMB10,119 million as of December 31, 2003. Our net cash outflow was RMB8,566 million in 2003, as opposed to a net cash inflow of RMB10,988 million in 2002, primarily due to, on the one hand, the net proceeds of RMB10,659 million raised from our initial public offering in 2002 and, on the other hand, our cash payment of RMB11,000 million in 2003 as part of the acquisition consideration for the telecommunications assets from China Telecommunications Corporation.

Our principal source of liquidity is cash generated from operating activities, which reached RMB46,884 million in 2003, a decrease of RMB5,274 million from RMB52,158 million in 2002. This decrease was primarily due to our cash payment of RMB6,461 million for income tax in 2003, as compared to RMB666 million in 2002.

Net cash used in investing activities decreased by 13.3%, from RMB47,060 million in 2002 to RMB40,781 million in 2003 due to a further decrease in capital expenditures.

Net cash used in financing activities was RMB14,669 million in 2003, compared with a net cash inflow of RMB5,890 million in 2002. This change was primarily due to, on the one hand, the net proceeds raised from our initial public offering in 2002 and, on the other hand, our cash payment in 2003 as part of the acquisition consideration for the telecommunications assets from China Telecommunications Corporation. In addition, we repaid certain amount of our bank loans in 2003. Our net repayment of bank loans increased from RMB1,096 million in 2002 to RMB2,722 million in 2003.

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We declared and distributed dividends of RMB673 million to our Shareholders in 2003. In respect of the companies we acquired in 2003, the net amount of cash distributed by these companies to China Telecommunications Corporation (defined as cash distributions minus cash contributions) was RMB136 million in 2003 and RMB3,134 million in 2002.

Our working capital (defined as current assets minus current liabilities) was a deficit of RMB71,162 million as of December 31, 2003, compared to a deficit of RMB65,848 million as of December 31, 2002. The increase in our working capital deficit was primarily due to our cash payment of RMB11,000 million as part of the acquisition consideration for the telecommunications assets from China Telecommunications Corporation.

We estimate that our current cash and cash equivalents, together with our existing credit facilities from domestic commercial banks, cash flows from operating activities, as well as funds available from short-term and long-term bank borrowings, will be sufficient to satisfy our future working capital requirements and capital expenditures at least through 2004. If we decide to proceed with the acquisition of certain telecommunications assets from the Parent as described in this circular, we plan to fund the acquisition through an equity issuance. We have not made a decision on the offering structure of any new issuance and allotment.

Indebtedness

Our indebtedness as of the dates indicated was as follows:

	Year Ended December 31,

	2001	2002	2003

	(RMB in millions)

Short-term debt	33,914	40,336	40,097
Current portion of long-term debt	8,716	5,674	6,434
Long-term debt, excluding current portion	21,782	17,594	49,665

Total debt	64,412	63,604	96,196

We finance a significant portion of our business operations with short-term loans obtained from commercial banks in China. Short-term loans constituted approximately 23.2% of our total liabilities as of December 31, 2003. We have established and maintained high credit ratings with our principal domestic commercial lenders, which have facilitated our ability to obtain credit on favorable terms to meet our financing requirements. As of December 31, 2003, we had available credit facilities of RMB17,829 million from which we can draw upon. The weighted average interest rate of our short-term debt was 4.6% as of December 31, 2003, representing a decrease of 10 basis-points from that as of December 31, 2002.

Our total debt increased by RMB32,592 million from RMB63,604 million as of December 31, 2002 to RMB96,196 million as of December 31, 2003, primarily due to the deferred consideration of RMB35,000 million payable to China Telecommunications Corporation as part of our acquisition consideration for the telecommunications assets in Anhui Province, Fujian Province, Jiangxi Province, Guangxi Zhuang Autonomous Region, Chongqing Municipality and Sichuan Province. We may prepay all or, from time to time, a part of the deferred consideration at any time within a ten-year period without penalty. We will pay interest to China Telecommunications Corporation at semi-annual intervals on the actual amount of the deferred consideration remaining outstanding at an annual rate of 5.184% for the first five years after December 31, 2003. This rate will be adjusted on the fifth anniversary of the completion of the acquisition

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on December 31, 2003 based on the then current Renminbi lending rate of the Chinese commercial banks for loans with tenure of more than five years. Consequently, our debt-to-asset ratio (total debt divided by total assets) increased from 20.9% in 2002 to 31.5% in 2003, which we believe is a reasonable level.

Excluding the deferred consideration of RMB35,000 million for the acquisition consideration, our long-term debt (including current portion) decreased from RMB23,268 million as of December 31, 2002 to RMB21,099 million as of December 31, 2003, while our short-term debt decreased from RMB40,336 million as of December 31, 2002, to RMB40,097 million as of December 31, 2003.

Of our total debt as of December 31, 2003, 94.4%, 3.0%, 2.1% and 0.5% were denominated in Renminbi, Japanese yen, U.S. dollars and Euro, respectively. We do not currently hedge our foreign currencies exposure.

Our short-term and long-term debt do not contain any financial covenants which materially restrict our operations. We do not have any financial instruments held for trading purposes, and as of December 31, 2003, we did not hold any derivative instruments which are designated and qualified as hedging instruments.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations as of December 31, 2003:

	Payable in

	Total	2004	2005	2006	2007	Thereafter

	(RMB in millions)

Contractual Obligations:
Short-term debt	40,097	40,097	—	—	—	—
Long-term debt	56,099	6,434	5,386	5,590	1,060	37,629
Operating lease commitments	1,192	500	200	117	113	262
Capital commitments	6,204	6,204	—	—	—	—

Total contractual obligations	103,592	53,235	5,586	5,707	1,173	37,891

Capital Expenditures

The following table sets forth our historical and planned capital expenditure requirements for the periods indicated. Actual future capital expenditures for the periods after December 31, 2003 may differ from the amounts indicated below.

	Year Ended December 31,

	2000	2001	2002	2003	2004 (Planned)	2005 (Planned)

	(RMB in millions)

Total capital expenditures	55,115	58,815	45,014	42,819	42,000	41,600

The total amount of our capital expenditures decreased by 4.9%, from RMB45,014 million in 2002 to RMB42,819 million in 2003. The decrease was primarily due to improved utilization of network resources.

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In 2003, we continued to implement our prudent policy on capital expenditures and further optimized the allocation of our capital expenditures. We focused on investments on our access networks in order to respond to the rapid subscriber growth. We also increased our investment on our Internet networks. We have efficiently utilized the capabilities of our existing networks and tightened control over our investments. We have also reduced the acquisition cost of equipment through our centralized purchasing program.

Capital Resources

We expect to fund our capital expenditure needs through a combination of cash generated from operating activities, short-term and long-term bank loans and other debt and equity financing. We believe we will have sufficient capital resources to satisfy our capital expenditure requirements for the foreseeable future.

Off-Balance Sheet Arrangements

As of December 31, 2003, we do not have any outstanding derivative financial instruments, off-balance sheet arrangements or guarantees.

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APPENDIX VIII	GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT

This circular includes particulars given in compliance with the Hong Kong Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

2.	DISCLOSURE OF INTERESTS

As of the Latest Practicable Date:

(i)	none of the Directors or chief executive of the Company had any interest in any shares, underlying shares or debentures of the Company or any of its associated corporations (with the meaning of Part XV of the Securities and Futures Ordinance (“SFO”)) which are (1) required to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which he is taken or deemed to have under such provisions of SFO), (2) required, pursuant to section 352 of the SFO, to be entered in the register referred to therein, or (3) required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies to be notified to the Company and the Stock Exchange;

(ii)	the Company has not granted its Directors, chief executives or their respective spouses or children below 18 any rights to subscribe for its equity securities or debt securities;

(iii)	none of the Directors was materially interested in any contract or arrangement entered into by any member of the Listed Group since December 31, 2003, being the date to which the latest published audited financial statements of the Company were made up or subsisting at the date of the circular, and which was significant in relation to the business of the Listed Group taken as a whole;

(iv)	none of the Directors or any professional advisers named in paragraph 9 of this Appendix had since December 31, 2003, being the date to which the latest published audited financial statements of the Company were made up, any direct or indirect interest in any assets which have been acquired or disposed of by or leased to any member of the Listed Group, or are proposed to be acquired or disposed of by or leased to any member of the Listed Group.

3.	DIRECTORS’ AND SUPERVISORS’ INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES

As at December 31, 2003, none of the Directors and Supervisors of the Company had any interests or short positions in the shares, underlying shares of equity derivatives or debentures of the Company or its associated corporations (within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)) (the “SFO”) as recorded in the register required to be kept under section 352 of the SFO or as other wise notified to the Company and The Stock Exchange of Hong Kong Limited pursuant to the Model Code for Securities Transactions by Directors of Listed Companies.

As at December 31, 2003, the Company has not granted its Directors or Supervisors, or their respective spouses or children below the age of 18 any rights to subscribe for the shares or debentures of the Company or any of its associated corporations and none of them has ever exercised any such right to subscribe for the shares or debentures.

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4.	SUBSTANTIAL SHAREHOLDERS

As at the Latest Practicable Date, the interests or short positions of substantial shareholders who are entitled to exercise or control the exercise of 10% or more of the voting power at any of the Company’s general meetings and other persons who are required to disclose their interests pursuant to Part XV of the SFO (including those who are entitled to exercise or control the exercise of 5% or more of the voting power at any of the Company’s general meetings, but excluding the Directors and Supervisors) in the shares and underlying shares of equity derivatives of the Company as recorded in the register required to be kept under Section 336 of the SFO are as follows:

(1) (a) Interests in ordinary shares of the Company

Name of Shareholder	Number and type of shares held	% of the total issued share capital of that type	Capacity

China Telecommunications Corporation	58,809,120,182 domestic shares	87.01%	Principal

Guangdong Rising Assets Management Co., Ltd.	5,658,608,387 domestic shares	8.37%	Principal

The Capital Group Companies, Inc.	634,473,400 H Shares	7.90%	Investment manager

Huawei Tech. Investment Co., Limited	697,234,000 H Shares	8.69%	Beneficial owner

J.P. Morgan Chase & Co.	559,597,215 H Shares	6.97%	Beneficial owner; investment manager; others (shares available for lending)

(b)	Interests in underlying shares of the Company

In the register required to be kept under Section 336 of the SFO, no long positions of substantial shareholders or other persons who are required to disclose their interests pursuant to Part XV of the SFO were recorded to hold any interests in the underlying shares of equity derivatives of the Company.

(2)	Short position in shares and underlying shares of the Company

In the register required to be kept under Section 336 of the SFO, China Telecommunications Corporation held short positions in 977,004,913 domestic shares which amounted to 1.45% of the total issued domestic shares. This short position is created as part of a reform plan approved by the State Council on the administration of rural telecommunications services, in which China Telecommunications Corporation agreed to transfer 977,004,913 shares of the Company to Fujian Electronic Information (Group) Co., Ltd. Such transfer will only be made after the satisfaction of certain conditions precedent. The transfer will not be carried out before September 10, 2005.

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Save as stated above, as at December 31 2003, in the register required to be kept under Section 336 of the SFO, no other persons were recorded to hold any long or short positions in the shares or underlying shares of the equity derivatives of the Company.

5.	LITIGATION

No member of the Target Group or the Listed Group is engaged in any litigation or arbitration of material importance and there is no litigation or claim of material importance known to the Directors to be pending or threatened by or against any member of the Target Group or the Listed Group.

6.	SERVICE CONTRACTS

Save as Director Shi Wanpeng, each existing Director has entered into a service contract with the Company for a term of three years. The term for Director Shi Wanpeng is approximately for two years.

Under the service contracts, the Directors are subject to removal by the Shareholders in general meeting and termination by either party giving not less than three months’ written notice to the other party.

Save as the service contracts mentioned above, for the year ended December 31, 2003, the Directors did not have any material interests, whether directly or indirectly, in any contracts of significance entered into by the Company, any of its holding companies or subsidiaries or subsidiaries of the Company’s holding company.

None of the Directors had entered into any service contract with the Company or any member of the Listed Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

7.	PROCEDURES FOR DEMANDING A POLL BY SHAREHOLDERS

Pursuant to the articles of association of the Company, a general voting shall be made at the shareholders meeting by a show of hands. However, (i) chairman of the meeting, (ii) at least two shareholders or proxies of such shareholders with voting rights, and (iii) one or more shareholders including proxy or proxies of such shareholders accounting individually or jointly 10% or more of the Company shares with voting right(s), shall have the right to request for a voting by poll before or after a voting by show of hands.

Issues concerning election of the chairman or suspension of a meeting shall be voted by poll. Other issues shall be voted by poll at the time to be decided by the chairman, and the meeting can go on with discussion of other matters. The result of such voting shall also be regarded as the resolution adopted at the meeting. A person who has made a request for voting by poll can withdraw it.

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8.	MATERIAL CONTRACTS

The following contracts (including contracts not entered into in the ordinary course of business) have been entered into by members of the Listed Group/Target Group within the two years immediately preceding the date of this circular, and are or may be material:

(a)	the reorganization agreement (in Chinese) dated September 10, 2002 between China Telecommunications Corporation and the Company, pursuant to which China Telecommunications Corporation transferred to the Company some of its assets, rights and liabilities in connection with certain telecommunications businesses;

(b)	the non-competition agreement dated September 10, 2002 entered into between the Company and the Parent regarding the regulation of competition issues between the Company and the Parent;

(c)	the letter of undertakings dated September 10, 2002 entered into between the Company and the Parent regarding certain undertakings given to the Company by the Parent referred to in the section headed “Relationship with the China Telecommunications Corporation” of this circular;

(d)	the trademark licence agreement dated September 10, 2002 entered into between the Company and the Parent regarding the licensing of logo and certain trademarks referred to in the section headed “Business – Connected Transactions” on pages 95 to 96 of the Company’s Prospectus;

(e)	the supplemental trademark licence agreement dated October 26, 2003 entered into between the Company and the Parent referred to in the section headed “Connected Transactions” of the circular issued on October 27, 2003;

(f)	the supplemental trademark licence agreement dated April 13, 2004 entered into between the Company and the Parent referred to in the section headed “Prospective Connected Transactions” of this circular;

(g)	the community services agreements entered into in October 2002 between the subsidiaries of the Company and each of the four corresponding provincial subsisting companies in Shanghai municipality, Guangdong province, Jiangsu province and Zhejiang province (the “four provincial subsisting companies”) regarding the provision of certain community services referred to in the section headed “Connected Transactions” on pages 103 to 104 of the Company’s Prospectus;

(h)	the supplemental agreements dated October 26, 2003 relating to extension of terms of the community services agreements entered into in October 2002 between the subsidiaries of the Company and each of the four provincial subsisting companies;

(i)	the community services agreements entered into on October 26, 2003 between the subsidiaries of the Company and each of the six corresponding provincial subsisting companies in Anhui province, Fujian province, Jiangxi province, Guangxi Zhuang autonomous region, Chongqing municipality and Sichuan province (the “six provincial subsisting companies) regarding the provision of certain community services;

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(j)	the supplemental agreements entered into in April 2004 relating to the extension of terms of the supplemental community services agreements entered into in October 2003 between the subsidiaries of the Company and each of the four provincial subsisting companies and the community services agreements entered into in October 2003 between the subsidiaries of the Company and each of the six provincial subsisting companies;

(k)	the community services agreements entered into in April 2004 between the corresponding Provincial Subsisting Companies and the Target Companies regarding the provision of certain community services referred to in the section headed “Prospective Connected Transactions” of this circular;

(l)	the Hong Kong underwriting agreement dated October 24, 2002 entered into between the Company, the Sponsors and the Hong Kong Underwriters;

(m)	the Hong Kong underwriting agreement dated November 5, 2002 entered into between the Company, the Sponsors and the Hong Kong Underwriters referred to in the Section headed “Underwriting – Underwriting Arrangements and Expenses” on page 164 of the Company’s Prospectus;

(n)	the acquisition agreement dated October 26, 2003 entered into between the Company and the Parent regarding the acquisition relating to the entire equity interests in the six provincial telecom companies in Anhui province, Fujian province, Jiangxi province, Guangxi Zhuang autonomous region, Chongqing municipality and Sichuan province and certain telecommunications assets of the Parent; and

(o)	the acquisition agreement dated April 13, 2004 entered into between the Company and the Parent regarding the Acquisition referred to in the section headed “Letter from the Chairman – Acquisition” of this circular.

9.	MATERIAL ADVERSE CHANGE

The Directors are not aware of any material adverse change in the financial or trading position of the Listed Group since December 31, 2003, being the date of the latest published audited financial statements of the Company.

10.	CONSENTS

CICC, Morgan Stanley, UBS, JPMorgan, KPMG and Chesterton have given and have not withdrawn their respective written consents to the issue of this circular with the inclusion of their reports and letters (if any), as the case may be, and references to their names in the form and context in which they respectively appear.

As at the Latest Practicable Date, none of CICC, Morgan Stanley, UBS, JPMorgan, KPMG and Chesterton had any shareholding in any member of the Listed Group and none of them has any right, whether legally enforceable or not, to subscribe for or nominate persons to subscribe for securities of any member of the Listed Group.

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11.	QUALIFICATIONS OF EXPERTS

The following are the qualifications of the professional advisers who have given opinions or advice contained in this circular:

Names	Qualifications

CICC	licensed by the Securities and Futures Commission for Types 1, 4 and 6 regulated activities under the Securities and Futures Ordinance

Morgan Stanley	licensed by the Securities and Futures Commission for Types 1, 4, 6 and 7 regulated activities under the Securities and Futures Ordinance

UBS	licensed by the Securities and Futures Commission for Types 1, 4, 6 and 9 regulated activities under the Securities and Futures Ordinance

JPMorgan (independent financial adviser)	licensed by the Securities and Futures Commission for Types 1, 4 and 6 and 7 regulated activities under the Securities and Futures Ordinance

KPMG	Certified Public Accountants

Chesterton	Chartered surveyor

12.	SENIOR MANAGEMENT JOINING THE COMPANY AFTER THE ACQUISITION

The following table sets out the name, age and business address of each of the members of the senior management joining the Company after completion of the Acquisition:

Name(s)	Age(s)	Business address(es)

Mr. Liao Renbin	44	158 Changqing Road Wuhan City Hubei
Mr. Wen Huiguo	50	359 Wu Yi Da Dao Changsha City Hunan
Ms. Wang Tan	53	52 Ping Hai Dong Road Haikou City Hainan
Mr. Liao Kang	41	225 Wen Chang Bei Road Guiyang City Guizhou
Mr. Wu Yongquan	58	136 Beijing Road Kunming City Yunnan

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Name(s)	Age(s)	Business address(es)

Mr. Zhou Shifu	58	56 Hightech Development Area Road Xi’an City Shaanxi
Mr. En Guangli	56	405 Ping Liang Road Chengguan District Lanzhou City Gansu
Mr. Yang Jianqing	43	93 Changjiang Road Xining City Qinghai
Mr. Ma Linfeng	48	4 Lu Bei Yinchuan High-tech Development Area Jinfeng District Yinchuan City Ningxia
Mr. Gao Tongqing	40	30 Huanghe Road Urumqi City Xinjiang

The following are the brief biographical details in respect of the senior management joining the Company after the completion of the Acquisition:

Mr. Liao Renbin, 44, is Chairman of Board of Directors and President of Hubei Telecom. Mr. Liao is a Senior Engineer. In 1981, he graduated from Hubei College of Posts and Telecommunications with a degree in carrier communication, in 1988 from Beijing Institute of Posts and Telecommunications with a degree in radio communications (taught by correspondence) and in 1999 from Huazhong University of Science and Technology with a degree in communication and information system. Prior to joining China Telecom Group, Mr. Liao served as Deputy Director General of Hubei PTA. In 2000, he served as Deputy General Manager of China Telecom Group Hubei Corporation, and in 2003 he served as General Manager of China Telecom Group Hubei Corporation. Mr. Liao has 15 years of operational and managerial experience in the telecommunications industry in China.

Mr. Wen Huiguo, 50, is Chairman of Board of Directors and President of Hunan Telecom. Mr. Wen is a Senior Engineer. He graduated from Beijing Institute of Posts and Telecommunications with a degree in carrier communication in 1978. Prior to joining China Telecom Group, Mr. Wen served as Deputy Director General of Yunnan PTA and Deputy Director General of Hunan PTA. In 2000, he served as General Manager of China Telecom Group Hunan Corporation. Mr. Wen has 21 years of operational and managerial experience in the telecommunications industry in China.

Ms. Wang Tan, 53, is Chairman of Board of Directors and President of Hainan Telecom. Ms. Wang is a Senior Economist. In 1985, she graduated from Changchun Institute of Posts and Telecommunications with a degree in communications engineering management and in 2001 from Huazhong University of Science and Technology with a degree in microelectronics and solid electronics. Prior to joining China

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Telecom Group, Ms. Wang served as Deputy Director General of Hainan PTA and Director General of Hainan PTA. In 2000, she served as General Manager of China Telecom Group Hainan Corporation. Ms. Wang has 20 years of operational and managerial experience in the telecommunications industry in China.

Mr. Liao Kang, 41, is Chairman of Board of Directors and President of Guizhou Telecom. Mr. Liao is a Senior Engineer. He graduated from Changchun Institute of Posts and Telecommunications with a degree in wire communications in 1983. Prior to joining China Telecom Group, Mr. Liao served as Deputy Director of Lanzhou Municipal Telecommunications Bureau of Gansu PTA and Director of Lanzhou Municipal Telecommunications Bureau of Gansu PTA. In 2001, he served as Deputy General Manager of China Telecom Group Gansu Corporation, and in 2003 he served as General Manager of China Telecom Group Guizhou Corporation. Mr. Liao has 13 years of operational and managerial experience in the telecommunications industry in China.

Mr. Wu Yongquan, 58, is Chairman of Board of Directors and President of Yunnan Telecom. He is a Senior Economist. He graduated from Yunnan College of Posts and Telecommunications with a degree in the all-way communications in 1964. Prior to joining China Telecom Group, Mr. Wu served as Deputy Director General of Yunnan PTA, and Director General of Yunnan PTA. In 2000, he served as General Manager of China Telecom Group Yunnan Corporation. Mr. Wu has 23 years of operational and managerial experience in the telecommunications industry in China.

Mr. Zhou Shifu, 58, is Chairman of Board of Directors and President of Shaanxi Telecom. Mr. Zhou is a Professor-level Senior Engineer. He graduated from Shanghai Jiaotong University with a degree in radio communications in 1970. Prior to joining China Telecom Group, Mr. Zhou served as Deputy Director General of Shaanxi PTA and Director General of Shaanxi PTA. In 2000, he served as General Manager of China Telecom Group Shaanxi Corporation. Mr. Zhou has 21 years of operational and managerial experience in the telecommunications industry in China.

Mr. En Guangli, 56, is Chairman of Board of Directors and President of Gansu Telecom. Mr. En is a Senior Economist. In 1985, he graduated from Beijing Institute of Posts and Telecommunications with a degree in economic management and in 1994 from the Central Party School of China Communist Party with a degree in economic management (taught by correspondence). Prior to joining China Telecom Group, Mr. En served as Deputy Director General of Gansu PTA and Director General of Gansu PTA. In 2000, he served as General Manager of China Telecom Group Gansu Corporation. Mr. En has 18 years of operational and managerial experience in the telecommunications industry in China.

Mr. Yang Jianqing, 43, is Chairman of Board of Directors and President of Qinghai Telecom. Mr. Yang is a Senior Engineer. He graduated from Beijing Institute of Posts and Telecommunications with a degree in carrier communication in 1982. Prior to joining China Telecom Group, Mr. Yang served as Director of Telecommunications Operation Department of Qinghai PTA and Director of Xining Municipal Telecommunications Bureau of Qinghai PTA. In 2001, he served as Deputy General Manager of China Telecom Group Qinghai Corporation, and in 2003 he served as General Manager of China Telecom Group Qinghai Corporation. Mr. Yang has 15 years of operational and managerial experience in the telecommunications industry in China.

Mr. Ma Linfeng, 48, is Chairman of Board of Directors and President of Ningxia Telecom. Mr. Ma is a Senior Engineer. In 1983, he graduated from Beijing Institute of Posts and Telecommunications with a degree in microwave communication and in 2001 from Ningxia Hui Autonomous Region’s Party School of China Communist Party with a degree in economic management. Prior to joining China Telecom Group, Mr. Ma served as Deputy Director General of Ningxia Hui Autonomous Region PTA. In 2000, he served as Deputy General Manager of China Telecom Group Ningxia Corporation, and in 2003 he served as General Manager of China Telecom Group Ningxia Corporation. Mr. Ma has 14 years of operational and managerial experience in the telecommunications industry in China.

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Mr. Gao Tongqing, 40, is Chairman of Board of Directors and President of Xinjiang Telecom. Mr. Gao is a Senior Engineer. In 1985, he graduated from Changchun Institute of Posts and Telecommunications with a degree in communications engineering, and in 1999 from Dalian University of Technology with a degree in management engineering and science. Prior to joining China Telecom Group, Mr. Gao served as Deputy Director General of Xinjiang Uygur Autonomous Region PTA. In 2000, he served as Deputy General Manager of China Telecom Group Xinjiang Corporation. In 2001, he served as General Manager of China Telecom Group Xinjiang Corporation. Mr. Gao has 12 years of operational and managerial experience in the telecommunications industry in China.

13.	MISCELLANEOUS

(a)	The Company Secretary is Li Ping, MBA.

(b)	The registered office and head office of the Company is 31 Jinrong Street, Xicheng District, Beijing 100032, PRC

14.	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at Simmons & Simmons, 35th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong during normal business hours on any business day from the date of this circular until April 27, 2004:

(a)	the Acquisition Agreement;

(b)	the memorandum and articles of association of the Company;

(c)	the material contracts referred to under the paragraph headed “Material Contracts” in this Appendix;

(d)	the connected transactions agreements referred to in the section headed “Connected Transactions” in the “Letter from the Chairman” of this circular;

(e)	the letters of consent referred to in paragraph 10 of this Appendix;

(f)	the accountants’ report from KPMG on the financial information of the Target Group dated April 13, 2004, the text of which is set out in Appendix III to this circular;

(g)	the report from KPMG on the pro forma financial information of the Combined Group dated April 13, 2004, the text of which is set out in Appendix V to this circular;

(h)	the letters relating to the profit forecast of the Target Group, the texts of which are set out in Appendix VI to this circular;

(i)	the letter from JPMorgan dated April 13, 2004, the text of which is set out on pages 39 to 59 of this circular;

(j)	the service contracts disclosed pursuant to paragraph 6 of this Appendix; and

(k)	the audited financial statements of the Listed Group for each of the two financial years immediately preceding the issue of this circular.

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NOTICE OF THE EXTRAORDINARY GENERAL MEETING

China Telecom Corporation Limited

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the members of China Telecom Corporation Limited (the “Company”) will be held at 10:00 a.m. on Wednesday, June 9, 2004 at Beijing Nan Yue Yuan Hotel, 186 Zheng Wang Fen, Feng Tai District, Beijing, PRC for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolutions:

ORDINARY RESOLUTIONS

1.	“THAT the conditional sale and purchase agreement dated April 13, 2004 (the “Acquisition Agreement”) between the Company and China Telecommunications Corporation, a copy of which has been initialled by the chairman of this meeting (the “Chairman”), pursuant to which, inter alia, China Telecommunications Corporation has agreed to sell, and the Company has agreed to purchase, the entire equity interests in each of the Target Companies at a purchase price of RMB27,800 million comprising:

(a)	an initial cash consideration of RMB8,340 million payable in cash at completion of the Acquisition; and

(b)	a deferred consideration of RMB19,460 million to be paid on or before the date falling ten years from completion of the Acquisition is hereby generally and unconditionally approved and the directors of the Company are hereby authorized to do all such further acts and things and execute such further documents and take all such steps which in their opinion as may be necessary, desirable or expedient to implement and/or give effect to the terms of the Acquisition Agreement.”

2.	“THAT subject to the passing of Ordinary Resolution No. 1 set out in the notice convening the Extraordinary General Meeting to which this Resolution is proposed, the prospective connected transactions set out in sections 9.1(B) (in relation to the interconnection agreement), 9.2(A), 9.2(E) and 9.2(F) as described in the paragraph headed “Prospective Connected Transactions” under the section “Letter from the Chairman” of the circular of the Company dated April 13, 2004, which the Company expects to occur on a regular and continuous basis in the ordinary and usual course of business of the Company, its subsidiaries and the Target Group, as the case may be, together with the Combined Group’s relevant aggregate annual values for the engineering agreements, community services agreements and ancillary telecommunications services agreements and the absence of an aggregate annual value for the interconnection agreement, are hereby approved and the directors of the Company are hereby authorized to do all such further acts and things and execute such further documents and take all such steps which in their opinion may be necessary, desirable or expedient to implement and/or give effect to the terms of such Prospective Connected Transactions.”

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SPECIAL RESOLUTIONS

3.	“THAT (i) subject to the passing of Ordinary Resolution No. 1 set out in the notice convening the Extraordinary General Meeting of which this Resolution is proposed, it is hereby approved that the Service Areas of the Company stipulated in Article 13 of the articles of association of the Company is amended from “ten provinces (autonomous regions, municipalities directly under the central government), namely Shanghai, Guangdong, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Guangxi, Chongqing and Sichuan” to “twenty provinces (autonomous regions, municipalities directly under the central government), namely Shanghai, Guangdong, Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Guangxi, Chongqing, Sichuan, Hubei, Hunan, Hainan, Guizhou, Yunnan, Shaanxi, Gansu, Qinghai, Ningxia and Xinjiang”, to reflect the change in the Service Areas of the Company as a result of the Acquisition referred to in the Ordinary Resolution No. 1 set out above, and the directors of Company are hereby authorized to take all actions which in their opinion are necessary or desirable to complete the procedures for the approval and/or registration or filing of the aforementioned amendments to the articles of association of the Company.

4.	“THAT” the articles of association of the Company be and are hereby amended to comply with the newly amended Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (“Listing Rules”) as follows:

(a)	by restating Article 6 as follows:

“In accordance with the provisions of the Company Law, the Special Regulations and the Mandatory Provisions for Articles of Association of Companies Listing Overseas (the “Mandatory Provisions”) and other PRC laws and administrative regulations, the Company convened its general meeting on June 9, 2004 to further amend the Articles of Association of the Company lastly amended in a general meeting of the Shareholders on June 20, 2003 and adopt these Articles of Association (the “Articles of Association” or “these Articles of Association”)”;

(b)	by adding the following paragraph to the end of Article 65:

“Where any member, under the Listing Rules, is required to abstain from voting on any particular resolution or is restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted.”; and

(c)	by replacing the second paragraph of Article 95 with the following paragraph:

“The minimal length of the period during which written notice to the Company of the intention to propose a person for election as a director, and during which written notice to the Company by such person of his willingness to be elected may be given, will be at least 7 days. Such period will commence no earlier than the day after the despatch of the notice of the meeting appointed for such election and end no later than 7 days prior to the date of such meeting.”

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and the directors of the Company are hereby authorized to take all actions which in their opinion are necessary or desirable to complete the procedures for the approval and/or registration or filing of the aforementioned amendment to the articles of association of the Company.

By Order of the Board Li Ping Company Secretary

Hong Kong, April 13, 2004.

Notes:

1.	Capitalised terms used in this Notice shall have the same meanings ascribed to such terms in the Company’s circular to shareholders dated April 13, 2004.

2.	Buyers who submit the share transfer application forms to the Company’s share registrar before 4:00 p.m. on May 7, 2004 (Friday) and then registered as Shareholders on the register of members of the Company are entitled to attend the extraordinary general meeting. The register of members of the Company will be closed from May 8, 2004 to June 9, 2004 (both days inclusive).

3.	Each shareholder entitled to attend and vote at the extraordinary general meeting may appoint one or more proxies to attend and vote on his behalf at the extraordinary general meeting. A proxy need not be a shareholder. Each shareholder who wishes to appoint one or more proxies should first review the shareholders’ circular of the Company, which is expected to be despatched to shareholders on or before Friday, April 16, 2004.

4.	To be valid, the form of proxy together with the power of attorney or other authorization document (if any) signed by the authorized person or notarially certified power of attorney must be delivered to the Office of the Board for holders of domestic shares and to the Computershare Hong Kong Investor Services Limited for holders of H shares not less than 24 hours before the designated time for the holding of the extraordinary general meeting. Completion and return of a form of proxy will not preclude a shareholder from attending in person and voting at the extraordinary general meeting if he so wishes.

The address of the share registrar for the Company’s H Shares is as follows:

Computershare Hong Kong Investor Services Limited Rooms 1901–1905 19th Floor, Hopewell Centre 183 Queens Road East, Wanchai, Hong Kong

5.	A proxy of a shareholder may vote by hand or vote on a poll, but a proxy of a shareholder who has appointed more than one proxy may only vote on a poll.

6.	The registration procedure for attending the extraordinary general meeting is as follows:

(a)	shareholders attending the extraordinary general meeting in person or by proxy are required to present their identity certification. If the attending shareholder is a corporation, its legal representative or person authorized by the board or other decision making authority is required to present a copy of the relevant resolution of the board or other decision making authority approving it is the legal or duly authorized representative in order to attend the extraordinary general meeting on behalf of such corporation; and

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(b)	shareholders intending to attend the extraordinary general meeting “in person or by proxy” are required to return the attendance slip via hand delivery, mail or fax to the Secretariat on or before Wednesday, May 19, 2004.

7.	The extraordinary general meeting is expected to last for half a day and shareholders (in person or by proxy) attending the extraordinary general meeting shall be responsible for their own transportation and accommodation expenses.

8.	The address of the Office of the Board is as follows:

31 Jinrong Street Xicheng District, Beijing 100032 PRC

Contact person: Li Ping Telephone: (8610) 6642 8166 Fax: (8610) 6601 0728

9.	As at the date of this notice, the Directors of the Company are Zhou Deqiang as the chairman and chief executive officer, Chang Xiaobing as the president and chief operating officer, Wu Andi as the executive vice president and chief financial officer, Zhang Jiping as the executive vice president, Huang Wenlin as the executive vice president, Li Ping as the executive vice president and company secretary, Wei Leiping as the executive vice president, Cheng Xiyuan and Feng Xiong as the executive directors; Zhang Youcai, Vincent Lo Hong Sui and Shi Wanpeng as the independent non-executive directors.